Exhibit 2.1

EXECUTION VERSION

SHARE PURCHASE AGREEMENT
by and between
TELEFÓNICA S.A.
and
LIBERTY LATIN AMERICA LTD.
dated
July 30, 2020

|

TABLE OF CONTENTS

|

|||

|||

EXHIBITS

Exhibit A	Purchase Price
Exhibit B	Carveout Covenants
Exhibit C.1	Principles Applicable to the Pre-Closing Statement and Post-Closing Statement
Exhibit C.2	Form of Pre-Closing and Post-Closing Statement
Exhibit C.3	Illustrative Calculation Cash
Exhibit C.4	Illustrative Calculation Indebtedness
Exhibit C.5	Illustrative Calculation Net Working Capital
Exhibit D	Telxius Agreements
Exhibit E	Certificate of Tax Residence
Exhibit F	Form of Transition Services Agreement
Exhibit G	Form of Reverse Transition Services Agreement

|||

SHARE PURCHASE AGREEMENT
This SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of July 30, 2020, is entered into by and between TELEFÓNICA S.A., a corporation duly organized, existing and established in accordance with the Laws of the Kingdom of Spain (“Seller”), and LIBERTY LATIN AMERICA LTD., a Bermuda company limited by shares (“Purchaser”). Each of Seller and Purchaser is referred to herein as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, (i) Seller owns in the aggregate, directly or indirectly, all of the issued and outstanding shares of Telefónica de Costa Rica TC, S.A., a Costa Rican sociedad anónima (the “Company”, and all of the issued and outstanding shares of the Company, the “Shares”) and (ii) the Company owns in the aggregate, directly or indirectly, all of the outstanding shares of Telefónica Gestion de Infraestructuras y Sistemas Costa Rica, S.A., a Costa Rican sociedad anónima (the “Company Subsidiary”);
WHEREAS, the Company, together with the Company Subsidiary (the “Group Companies”, and each, a “Group Company”), are engaged in the mobile telecommunications business in Costa Rica (the “Business”);
WHEREAS, Seller desires to sell (or cause to be sold) to Purchaser, and Purchaser desires to purchase from Seller, all of the Shares, upon the terms and subject to the conditions set forth herein;
WHEREAS, Purchaser has determined that the Business is complementary to, and contains significant synergies with, Purchaser’s current operations in Costa Rica (the “Purchaser Costa Rica Business”);
WHEREAS, Purchaser has determined that integrating the Group Companies’ assets and going concern with the Purchaser Costa Rica Business will be in Purchaser’s and its Affiliates’ best interest; and
WHEREAS, in order to integrate the operations and assets of the Group Companies and the Purchaser Costa Rica Business, Purchaser intends (as timely as reasonably possible and subject to the necessary regulatory approvals) to merge or otherwise complete a business combination involving the Group Companies and the Purchaser Costa Rica Business, and by doing so consolidate Purchaser’s control over the Purchaser Costa Rica Business and the Business and assets of the Group Companies.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

|

ARTICLE 1
Definitions
Section 1.1.    Definitions. When used in this Agreement, the following terms shall have the respective meanings set forth below:
“Accounting Firm” has the meaning set forth in Section 2.7(b).
“Accounting Principles” means IFRS as in effect on the date of this Agreement applied using the same accounting principles, methods, policies, practices, procedures, classifications and estimation methodologies used by the Group Companies in preparing the Group Companies’ financial statements as of and for the twelve (12) months ended December 31, 2019.
“Action” means any claim, action, suit, proceeding, investigation, arbitral action or criminal prosecution by or before any Governmental Authority.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such first Person. For the purpose of this definition, “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power or right, to direct or cause the direction of management and policies of a Person through the ownership of voting securities or interests, by contract, or otherwise. Unless otherwise specified herein, none of the Group Companies shall be deemed to be an affiliate of Seller.
“Agreement” has the meaning set forth in the Preamble.
“Altamira Contract” means the Framework Agreement, entered into between Seller and Ericsson España, S.A., for the provision of the Altamira platform and related services, as amended or supplemented.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act of 2010 and all other applicable anti-corruption laws.
“Applicable Contracts” means the Atento Contracts, the Altamira Contract and the Existing Supplier Contracts.
“Applicable Exchange Rate” has the meaning set forth in Section 9.15(b).
“Applicable Reporting Company” has the meaning set forth in Section 5.13(a).
“Atento Contracts” means the agreements signed between a Group Company and Atento S.A. or any of its Affiliates for the provision of services set forth therein.
“Audited Financial Statements” means the audited consolidated statements of financial position, statements of profit or loss and other comprehensive income,

|

statements of changes in equity, cash flows statements, and notes for the Group Companies as of and for the fiscal years ended December 31, 2019 and December 31, 2018.
“Awarding Administration” means the President of the Republic of Costa Rica and the Minister of the Ministry of Science, Telecommunication and Technology of Costa Rica or any Governmental Authority successor thereto.
“Balance Sheet Date” means December 31, 2019.
“Benchmark Period” means the twelve (12) month period prior to the Closing Date.
“Blocking Regulation” has the meaning set forth in Section 4.6(c).
“Business” has the meaning set forth in the Recitals.
“Business Day” means any day that is not a Saturday, Sunday or any other day on which commercial banks in New York, New York, Madrid, Spain or San José, Costa Rica are required or authorized to be closed.
“Business Employee” means any individual who, as of any relevant time is or was employed by a Group Company, including any such individual who is on disability leave or other authorized leave of absence as of immediately prior to the Closing.
“Business Guarantees” means the guarantees, letters of credit, letters of comfort, bonds (including both bid and performance bonds), sureties and other credit support or assurances provided by Seller or any of Seller’s Affiliates (that are not a Group Company) in favor of third parties in support of any obligation of the Business, (x) that are listed in Section 5.11 of the Disclosure Schedule or (y) in respect of any contracts to which any Group Company is a party and for which the period of performance has not expired or terminated or final payment has not been received.
“Business Records” means all material files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, ledgers, journals, technical documentation (e.g., design specifications, functional requirements, operating instructions, logic manuals, flow charts), user documentation (e.g., installation guides, user manuals, training materials, release notes, working papers), Tax Returns and other Tax work papers and files, in each case, limited to stand alone or pro forma Tax Returns and other Tax work papers and files of the Group Companies.
“CAM Group” means Guatemala Cellular Holdings, B.V., Claro Guatemala S.A. (f/k/a Telefónica Móviles Guatemala, S.A.), Telefónica Móviles El Salvador, S.A. de C.V., Telefonía Celular de Nicaragua, S.A., Telefónica de Costa Rica T.C., S.A., Telefónica Móviles Panamá, S.A., Telefónica Centroamérica, S.A. and their respective Subsidiaries.

|

“Carveout Covenants” means the covenants and agreements of the Parties attached hereto as Exhibit B (including the Schedules thereto), which are incorporated herein by reference.
“Cash” has the meaning set forth in Exhibit C.1.
“Claim Notice” has the meaning set forth in Section 7.5(a).
“Closing” means the purchase and sale of the Shares in accordance with Section 2.3.
“Closing Cash” means the consolidated amount of Cash of the Group Companies calculated as of the Month End Date.
“Closing Date” has the meaning set forth in Section 2.3.
“Closing Indebtedness” means the consolidated amount of Indebtedness of the Group Companies calculated as of the Month End Date.
“Closing Net Working Capital” means the consolidated amount of Net Working Capital of the Group Companies calculated as of the Month End Date.
“Closing Regulatory Approvals” has the meaning set forth in Section 6.1(a).
“Closing Statement” has the meaning set forth in Section 2.7(e).
“Collective Bargaining Agreement” means any written or oral agreement or memorandum of understanding with any labor union, labor organization or authorized employee representative to which a Group Company is a party or subject or which covers any Business Employee.
“Company” has the meaning set forth in the Recitals.
“Company Organizational Documents” has the meaning set forth in Section 3.3(c)(i).
“Company Plan” means any Employee Benefit Plan that is sponsored, maintained or entered into by any Group Company.
“Company Transaction Expenses” means, except as otherwise expressly set forth in this Agreement, the aggregate amount of all fees, costs and expenses (whether or not yet invoiced), incurred by, or on behalf of, or to be paid by, any Group Company in connection with the sale process for the Company or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreement contemplated hereby or the performance or consummation of the transactions contemplated hereby, in each case, to the extent unpaid as of the Closing, including (a) fees and expenses of counsel, advisors, consultants, investment bankers, accountants and auditors and experts

|

engaged by, or on behalf of, any Group Company in connection with the transactions contemplated by this Agreement, (b) any assignment, change in control or similar fees payable as a result of the execution of this Agreement or the other Transaction Agreements or the consummation of the transactions contemplated hereby or thereby, (c) all costs payable to a third party contemplated by Section 1.3 of the Carveout Covenants, (d) all costs, fees, reimbursement obligations and expenses incurred as a result of (or that would be incurred as a result of) the termination of any Related Party Contract as contemplated hereby, (e) all change in control, retention, transaction or similar bonuses payable by any Group Company as a result of or in connection with the transactions contemplated hereby (including all amounts payable under the Contracts or arrangements set forth on Section 3.19(e) of the Disclosure Schedule, but only to the extent any Group Company is responsible for the payments of such amounts after the Closing) (other than any retention bonuses payable at the request of Purchaser for purposes of retaining Business Employees after Closing or as expressly contemplated in the Carveout Covenants), (f) all amounts payable by any Group Company pursuant to any equity or equity-based compensation plans or agreements, (g) the employer portion of any employment, payroll or similar Taxes attributable to the amounts set forth in clauses (e), (f) and to the extent applicable, (b); and (h) any other amount expressly identified herein as a Company Transaction Expense.
“Confidentiality Agreement” has the meaning set forth in Section 5.2(b).
“Consent” means any consent, approval, authorization, waiver, license, grant, agreement, exemption or order of, or registration, declaration or filing with, any Person.
“Contract” means any legally binding commitment, agreement, arrangement or contract, whether written or oral (including all amendments, waivers, renewals, extensions and modifications thereto).
“Corporate Insurance Programs” has the meaning set forth in Section 5.14(a)(i).
“Covered Taxes” means (i) any Taxes of a Person (other than any Group Company) for which the Group Companies are liable as a result of being or having been before the Closing a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Group Companies to a Taxing Authority is determined or taken into account with reference to the activities of any other Person or a party; (ii) any Taxes of the Group Companies with respect to any PreClosing Tax Period; (iii) any Taxes of a Person (other than any Group Company or Purchaser or any of its Affiliates) imposed on or payable by a Group Company as a transferee or successor (whether by merger, conversion, liquidation or otherwise) with respect to any Pre-Closing Tax Period but only provided that such qualification as transferee or successor derives from a transaction (whether merger, conversion, liquidation or otherwise) consummated during any Pre-Closing Tax Period (iv) any Taxes imposed on Purchaser or its Affiliates (including, after the Closing, the Group Companies) as a result of any failure by Seller to perform or comply with their

|

obligations under Section 5.10, (v) any Transfer Taxes for which Seller is responsible under Section 5.10(c); or (vi) any Seller Transaction Taxes.
“COVID-19” means the coronavirus disease 2019 (COVID-19) classified as a pandemic by the World Health Organization on March 11, 2020.
“COVID-19 Measures” means any quarantine, shelter in place, stay at home, social distancing, shut down, closure or sequester order or any other Law, directive, policy, guideline or recommendation, in each case by a Governmental Authority in connection with or in response to COVID-19.
“Customer” means each Prepaid Customer and Postpaid Customer.
“D&O Indemnitees” has the meaning set forth in Section 5.15(a).
“Damages” means all losses, damages, judgments, fines, penalties, costs and expenses (including reasonable costs of investigation, defense or settlement, court costs and reasonable fees and expenses of attorneys and other professionals), claims, awards, assessments, charges, Taxes or other liabilities whatsoever, whether contractual, tortious, statutory or otherwise, suffered, sustained, paid or incurred by a Person, including in connection with any Action, whether involving a claim brought by a Governmental Authority, a Third Party Claim, or a claim solely between the Parties hereto; provided that except to the extent awarded in respect of a Third Party Claim, Damages shall not include any (1) indirect, punitive, exemplary or similar damages or (2) special, incidental or consequential damages or diminution in value (in each case, other than to the extent reasonably foreseeable).
“Deductible” has the meaning set forth in Section 7.4(a)(i).
“Disclosure Schedule” means the written disclosure schedules delivered by Seller to Purchaser concurrently with the execution and delivery of this Agreement dated as of the date hereof.
“Dispute” has the meaning set forth in Section 2.7(b).
“Dispute Period” has the meaning set forth in Section 2.7(b).
“El Salvador Business” means the mobile telecommunications business of Telefónica Móviles El Salvador, S.A. de C.V. and its Subsidiaries in El Salvador that is intended to be sold to America Movil, S.A.B. de C.V.
“Employee Benefit Plan” means each (i) “employee benefit plan” or other agreement or plan, contract, program, fund, policy or arrangement of any kind that provides for compensation or benefits, (ii) additional severance payments, salary continuation, welfare benefit, bonus, incentive, stock option, retirement, pension, profit sharing, retention, change in control, or deferred compensation plan, contract, program, fund, policy or arrangement of any kind and (iii) employment, consulting, severance,

|

termination protection or similar plan, Contract, program, fund, arrangement or policy, in each case whether or not written, that is (A) sponsored, maintained, administered, contributed to or entered into by Seller or any of its Affiliates (including the Group Companies) for the current or future benefit of any current or former Service Provider or (B) for which any Group Company has any direct or indirect liability; provided, however, that in no event shall an Employee Benefit Plan include any arrangement maintained by a Governmental Authority to which any Group Company is required to contribute under applicable Law.
“End Date” has the meaning set forth in Section 8.1(b).
“Enterprise Value” means the amount in Dollars set forth in Exhibit A.
“Environmental Law” means any Law related to the protection or cleanup of the environment or natural resources.
“Estimated Cash” has the meaning set forth in Section 2.4(a).
“Estimated Indebtedness” has the meaning set forth in Section 2.4(a).
“Estimated Net Working Capital” has the meaning set forth in Section 2.4(a).
“Estimated Pre-Closing Leakage” has the meaning set forth in Section 2.4(a).
“Estimated Purchase Price” shall be calculated as follows:
(i)    the Enterprise Value; plus
(ii)    the amount by which Estimated Net Working Capital exceeds the Target Net Working Capital Upper Limit; minus
(iii)    the amount by which Estimated Net Working Capital is less than the Target Net Working Capital Lower Limit; plus
(iv)    the Estimated Cash; minus
(v)    the Estimated Indebtedness; minus
(vi)    the Estimated Pre-Closing Leakage;
provided that, for the avoidance of doubt, if the Estimated Net Working Capital is equal to or less than the Target Net Working Capital Upper Limit but greater than or equal to the Target Net Working Capital Lower Limit, then the amount in each of clause (ii) and clause (iii) above shall be $0.
    “Exchange Act” has the meaning set forth in Section 5.13(a).
    “Exchange Act Reports” has the meaning set forth in Section 5.13(a).

|

    “Existing Services Contracts” means any written intercompany services agreements between the Company and Affiliates of Seller in existence prior to the Closing, but excluding the Telxius Agreements.
“Existing Supplier Contracts” means all agreements entered into, prior to the Closing Date, by the Group Companies with suppliers for the provision of goods or services as extracted by Group Companies or Seller from the Telefonica Group procurement platform (Adquira) on or about the Closing Date and included on a list provided to Purchaser.
“Existing RTSAs” has the meaning set forth in Section 1.4(a) of Exhibit B.

“Existing TSAs” has the meaning set forth in Section 1.4(a) of Exhibit B.
“Filing” has the meaning set forth in Section 5.19(c).
“Financing” has the meaning set forth in Section 5.21(a).
“Financial Statements” means the Audited Financial Statements and the Unaudited Financial Statements.
“Financing Sources” means any entity that provides any financing to Purchaser in connection with the transactions contemplated hereby.
“Financing Source Related Parties” means, the Financing Sources and their respective Affiliates, and such Financing Source’s and their respective Affiliates’ employees, officers, directors, agents, advisors, controlling persons and representatives.
“Final Purchase Price” has the meaning set forth in Section 2.7(e).
“Fraud” means any intentional and knowing misrepresentation of material facts with intent to deceive, as determined pursuant to a common law fraud claim brought under the Laws of the State of New York.
“General Enforceability Exceptions” has the meaning set forth in Section 3.2.
“Government Official” means any public or elected official or officer, employee (regardless of rank), or person acting on behalf of a national, regional, provincial, or local government, including a department, agency, instrumentality, state-owned or statecontrolled company, public international organization (such as the United Nations or World Bank), or political party, party official or any candidate for political office.  Officers, employees (regardless of rank), or persons acting on behalf of an entity that is financed in large measure through public appropriations, is widely perceived to be performing government functions, or has its key officers and directors appointed by a government should also be considered “Government Officials.”

|

“Governmental Authority” means any national, federal, state, local, regional or foreign government; international authority (including, in each case, any central bank or fiscal, tax or monetary authority); governmental agency, authority, division, or department; the government of any prefecture, state, province, country, municipality or other political subdivision thereof; and any governmental body, authority, board or commission, or any instrumentality or officer acting in an official capacity of any of the foregoing, including any court, arbitral tribunal or committee exercising any executive, legislative, judicial, regulatory or administrative functions of government.
“Governmental Filings” has the meaning set forth in Section 4.4.
“Guatemala Business” means the mobile telecommunications business of Claro Guatemala S.A. (f/k/a Telefónica Móviles Guatemala, S.A.) and its Subsidiaries in Guatemala that was sold to Sercotel, S.A. de C.V.
“Group Company” or “Group Companies” has the meaning set forth in the Recitals.
“IFRS” means the standards and interpretations as issued by the International Accounting Standards Board.
“Illustrative Calculations” means Illustrative Indebtedness, Illustrative Cash and Illustrative Working Capital.
“Illustrative Cash” means the illustrative calculation of Cash attached hereto as Exhibit C.3.
“Illustrative Indebtedness” means the illustrative calculation of Indebtedness attached hereto as Exhibit C.4.
“Illustrative Working Capital” means the illustrative calculation of Net Working Capital attached hereto as Exhibit C.5.
“Indebtedness” has the meaning set forth in Exhibit C.1.
“Indemnification Threshold” has the meaning set forth in Section 7.4(a)(i).
“Indemnified Party” has the meaning set forth in Section 7.5(a).
“Indemnifying Party” has the meaning set forth in Section 7.5(a).
“Intellectual Property” means, collectively, all intellectual property rights and other similar proprietary rights, whether registered or unregistered, protected, created or arising under the Laws of any jurisdiction or under any international convention, including such rights in and to the following (i) patents and patent applications, including continuations, divisions, continuations-in-part, reissues, reexaminations, substitutions, renewals and extensions of any of the foregoing, (ii) trademarks, service names, brand

|

names, logos and domain names (“Trademarks”) (iii) copyrights and any other intellectual property rights in works of authorship, and all registrations, applications, renewals, extensions and reversions of any of the foregoing, (iv) trade secrets, and any other intellectual property rights in confidential information, and any other non-public information or data that is protectable under the Laws of any jurisdiction by the right to limit the disclosure thereof by any Person (“Trade Secrets”), (v) any intellectual property rights in other proprietary information (including concepts, ideas, designs, processes, procedures, techniques, technical or engineering information, specifications, operating and maintenance manuals, drawings, methods, know-how, technical data and databases, discoveries, inventions, research and development improvements, business or financial methods), (vi) intellectual property rights in social media accounts and (vii) intellectual property rights in software.
“IT Assets” means any and all computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, in each case, (i) owned by any Group Company or (ii) licensed or leased to any Group Company.
“Knowledge of Seller” (or any formulation herein expressly referencing “knowledge” of Seller) means, as to a particular matter, the knowledge of those individuals set forth in Section 1.1(a) of the Disclosure Schedule, after reasonable inquiry by such individuals.
“Law” means any statute, law, ordinance, regulation, rule, code or other requirement of a Governmental Authority or any Order, as interpreted by the relevant Governmental Authorities.
“Leakage” has the meaning set forth in Section 2.9(b).
“Leased Property” has the meaning set forth in Section 3.17(b)Section 5.15.
“Lien” means any mortgage, lien, pledge, charge, hypothecation, claim, encroachment, easement, real property title defect, adverse claim, option, right of first refusal, security interest or encumbrance of any kind. For the avoidance of doubt, the license or other grant of rights with respect to Intellectual Property, in and of itself, shall not be deemed to be a Lien.
“Material Adverse Effect” means any change, event, circumstance, development, state of facts, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the financial condition, business, properties, liabilities, assets or results of operations of the Group Companies, taken as a whole, excluding, any effect to the extent resulting from: (a) general economic or political conditions or conditions in the financial, credit or securities markets (including changes in interest or currency exchange rates) in the jurisdictions in which the Group Companies operate; (b) any acts of God, natural disasters, epidemic, pandemic, or disease outbreak (including COVID-19 or the

|

COVID-19 Measures), terrorism, hostilities, sabotage, war or any escalation or worsening of acts of terrorism, hostilities or war in the jurisdictions in which the Group Companies operate; (c) any event, development, effect, fact or change generally affecting any of the industries or markets in which the Group Companies operate, including cyclical fluctuations and trends; (d) any enactment of, change in, or change in interpretation of, applicable Law or in IFRS or applicable accounting standards; (e) the negotiation, execution, announcement, pendency or performance of this Agreement or the consummation of the transactions contemplated hereby, including by reason of the identity of Purchaser or any communication by Purchaser regarding the plans or intentions of Purchaser with respect to the conduct of the business of any Group Company, and including the impact of any of the foregoing on any relationships, contractual or otherwise, with customers, suppliers, distributors, collaboration partners, financing sources, employees, labor unions, works councils or regulators; (f) any action taken pursuant to, or required by, the express terms of this Agreement or at the direction of Purchaser; (g) any failure by any Group Company to meet any projections, estimates or forecasts (financial, operational or otherwise) for any period, or any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to Seller (it being understood that the facts or occurrences giving rise or contributing to such failure, to the extent not otherwise excluded by another clause of this definition, may be taken into account in determining whether there has been a Material Adverse Effect); or (h) any reduction in the price of services or products offered by any Group Company in response to the reduction in price of comparable services or products offered by a competitor; provided that any effect arising out of or resulting from any change or event referred to in clauses (a), (b), (c) or (d) above may constitute a Material Adverse Effect to the extent that such change or event has a materially disproportionate impact on the Group Companies, taken as a whole, compared to other companies that operate in the industries in which the Group Companies operate, or (ii) the ability of Seller to perform its respective obligations under this Agreement or the other Transaction Agreements, or that would prevent, materially impede or delay the consummation by Seller of the transactions contemplated hereby or thereby, except for any effect resulting from or arising out of COVID-19 or the COVID-19 Measures (other than to the extent any effect resulting from or arising out of COVID-19 or the COVID-19 Measures has a materially disproportionate impact on the Group Companies compared to other companies that operate in the industries in which the Group Companies operate).
“Material Contract” has the meaning set forth in Section 3.16.
“MICC RTSAs” means (i) that certain Reverse Transition Services Agreement, dated May 16, 2019, by and between Seller and the Nicaragua Business and (ii) that certain Reverse Transition Services Agreement, dated August 29, 2019, by and between Seller and the Panama Business.
“MICC TSAs” means (i) that certain Transition Services Agreement, dated May 16, 2019, by and between Seller and the Nicaragua Business and (ii) that certain

|

Transition Services Agreement, dated August 29, 2019, by and between Seller and the Panama Business.
“Mini-Basket” has the meaning set forth in Section 7.4(a)(i).
“Month End Date” means 11:59 P.M. Eastern time of the last day of the month ending immediately prior to Closing.
“Net Working Capital” has the meaning set forth in Exhibit C.1.
“Nicaragua Business” means the mobile telecommunications business of Telefonía Celular de Nicaragua, S.A. in Nicaragua that was sold to Millicom International Cellular S.A. or one of its Affiliates.
“Ongoing NOLs Set-off Requests” means the amended Tax Returns with respect to years 2017, 2018 and 2019 filed by the Company to request the set-off of net operating losses generated by the Company from years prior to 2017 and which have not yet been resolved or settled as of the date hereof or the Closing Date.
“Ongoing Tax Contest” means a Tax Contest commenced prior to the date hereof and which has not yet been resolved or settled as of the date hereof or the Closing Date.
“Order” means any order, writ, judgment, injunction, decree or award entered by or with any Governmental Authority.
“Ordinary Course of Business” means the ordinary course of business of the Group Companies consistent with past practice.
“Other CAM Group Businesses” means the Guatemala Business, the El Salvador Business, the Nicaragua Business and the Panama Business.
“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by any Group Company.
“Owned Property” has the meaning set forth in Section 3.17.
“Panama Business” means the mobile telecommunications business Telefónica Móviles Panama, S.A. in Panama that was sold to Millicom International Cellular S.A. or one of its Affiliates.
“Parachute Amount” has the meaning set forth in Section 3.20(c).
“Party” and “Parties” has the meaning set forth in the Preamble.
“Permits” has the meaning set forth in Section 3.14.

|

“Permitted Jurisdiction” means Costa Rica and Spain.
“Permitted Leakage” has the meaning set forth in Section 2.9(c).
“Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser, (ii) statutory liens for any Taxes, assessments or other governmental charges not yet due and payable or which may thereafter be paid without penalty or the amount or validity of which is being contested in good faith by appropriate proceedings and in each case, for which adequate reserves have been established in accordance with IFRS, (iii) mechanics’, carriers’, workers’, repairmen’s and similar Liens arising or incurred in the Ordinary Course of Business, (iv) zoning, entitlement and other land use and environmental regulations, (v) liens securing debt as disclosed in the Audited Financial Statements that will be released at Closing and (vi) title of a lessor under a capital or operating lease, to the extent, with respect to clauses (i), (iii) and (iv), that such Liens are not material in amount or effect on the business of any Group Company.
“Person” means any individual, corporation, partnership, limited liability company, unlimited liability company, limited liability partnership, joint venture, person, trust, association, organization or any other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.
“Post-Closing Regulatory Actions” has the meaning set forth in Section 5.8(b).
“Post-Closing Statement” has the meaning set forth in Section 2.7(a).
“Postpaid Customer” means an activated mobile customer with less than ninety (90) days past due taking into account the expiration date of the oldest service in the portfolio.
“Post-Closing Tax Period” means a Tax period other than a Pre-Closing Tax Period, including the portion of the Straddle Tax period beginning after the Closing Date.
“Pre-Closing Leakage” means the amount of any Leakage that is not Permitted Leakage from and excluding the Month End Date to the Closing.
“Pre-Closing Statement” has the meaning set forth in Section 2.4(a).
“Pre-Closing Tax Period” means the Tax period (or portion thereof) ending on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such Tax period ending on and including the Closing Date.
“Pre-Closing Taxes” means any Taxes of any Group Company accrued or accruing during a Pre-Closing Tax Period.
“Premium Cap” has the meaning set forth in Section 5.14(b)(ii)(B).

|

“Prepaid Customer” means an activated mobile customer that accumulates at least five Dollars ($5) recharge, or equivalent in local currency, and has less than ninety (90) days from the last billable event of incoming or outgoing traffic, regardless of their origin (kits or sim).
“Privacy Laws” has the meaning set forth in Section 3.23(k).
“Purchase Price” shall be calculated as follows:
(i)    the Enterprise Value; plus
(ii)    the amount by which Closing Net Working Capital exceeds the Target Net Working Capital Upper Limit; minus
(iii)    the amount by which Closing Net Working Capital is less than the Target Net Working Capital Lower Limit; plus
(iv)    Closing Cash; minus
(v)    Closing Indebtedness; minus
(vi)    the Pre-Closing Leakage;
provided that, (x) for the avoidance of doubt, if the Closing Net Working Capital is equal to or less than the Target Net Working Capital Upper Limit, but greater than or equal to the Target Net Working Capital Lower Limit, then the amount in each of clause (ii) and clause (iii) above shall be $0 and (y) for purposes of calculating Closing Cash, Closing Indebtedness and Closing Net Working Capital, the determination of Cash, Indebtedness and Net Working Capital as of the Closing Date shall be calculated as if no Pre-Closing Leakage had occurred.
“Purchase Price Disbursement Schedule” has the meaning set forth in Section 2.4(b).
“Purchaser” has the meaning set forth in the Preamble.
“Purchaser Adjustment Amount” has the meaning set forth in Section 2.7(f).
“Purchaser Costa Rica Business” has the meaning set forth in the Recitals.
“Purchaser Fundamental Representations” means the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3 and Section 4.9.
“Purchaser Governmental Filings” has the meaning set forth in Section 4.4.
“Purchaser Indemnitees” has the meaning set forth in Section 7.2.

|

“Purchaser Material Adverse Effect” means a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or the other Transaction Agreements, or that would prevent, materially impede or delay the consummation by Purchaser of the transactions contemplated hereby or thereby, except for any effect resulting from or arising out of COVID-19 or the COVID-19 Measures.
“Purchaser Return” has the meaning set forth in Section 5.10(a)(i).
“Purchaser Withholding Tax” has the meaning set forth in Section 2.8.
“Real Property Lease” has the meaning set forth in Section 3.17(b).
“Registered Intellectual Property Rights” means (i) patents and patent applications, (ii) registered Trademarks and applications therefor (excluding the Seller Marks), and (iii) copyright registrations, in each case owned by any Group Company.
“Registration Statement & Prospectus” has the meaning set forth in Section 5.13(a).
“Regulatory Approval” has the meaning set forth in Section 5.4(b).
“Regulatory Authority” means the Ministerio de Ciencia, Tecnología y Telecomunicaciones, the Comisión para Promover la Competencia and the Superintendencia de Telecomunicaciones.
“Related Parties” means, with respect to a Person, such Person and any of its former, current and future Affiliates, and each of their respective former, current and future direct or indirect directors, officers, “principals,” general or limited partners, employees, stockholders, other equityholders, members, managers, agents, assignees, Affiliates, controlling Persons or Representatives; provided that in the case of the Group Companies, the term “Related Party” shall include any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and Rule 16a-1 of the Exchange Act) of any current or former director, officer or employee of Seller or the Group Companies.
“Related Party Contract” means any Contract between any one or more Group Companies, on the one hand, and any one or more Related Parties, on the other hand.
“Remedial Action” means (i) promptly complying with or modifying any request for information by any applicable Governmental Authority, (ii) offering, negotiating, committing to and effecting, by agreement, consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any assets of any Group Company, or of Purchaser or its Affiliates, and any other restrictions on the activities of Purchaser, its Affiliates and any Group Company in Costa Rica and (iii) contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other order, decree or ruling, that would adversely affect the ability of Purchaser to

|

consummate the transactions contemplated hereby and taking any and all actions to prevent the entry, enactment or promulgation thereof.
“Repaid Indebtedness” means the Indebtedness of the Group Companies set forth on Section 1.1(b) of the Disclosure Schedule.
“Representative” means, with respect to any Person, its officers, directors, employees, financial advisors, attorneys, accountants, actuaries, consultants and other agents, advisors and representatives acting on behalf of such Person.
“Resigning Directors” has the meaning set forth in Section 2.5(e).
“Reverse Transition Services Agreement” means that certain reverse transition services agreement, substantially in the form attached hereto as Exhibit G and in accordance with the framework described in Exhibit B, pursuant to which Seller will purchase from Purchaser or one of its designated Affiliates certain transitional services as designated therein.
“Review Period” has the meaning set forth in Section 2.7(b).
“SEC” has the meaning set forth in Section 5.13(a).
“Seller” has the meaning set forth in the Preamble.
“Seller Adjustment Amount” has the meaning set forth in Section 2.7(f).
“Seller Brand Guidelines” has the meaning set forth in Section 5.12(c).
“Seller Fundamental Representations” means the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3(a)(i), Section 3.3(c)(i), Section 3.5, Section 3.6, Section 3.7 and Section 3.8.
“Seller Governmental Filings” has the meaning set forth in Section 3.4.
“Seller Indemnitees” has the meaning set forth in Section 7.3.
“Seller Marks” means any Trademarks, including registered and unregistered Trademarks, owned by the Seller. or any of its Affiliates and used in the Business prior to the Closing Date.
“Seller Plan” means any Employee Benefit Plan that is not a Company Plan.
“Seller Tax Contest” has the meaning set forth in Section 7.6(a).
“Seller Tax Payment” has the meaning set forth in Section 7.6(a).

|

“Seller Transaction Taxes” means any Taxes on income or capital gains, or any Withholding Taxes, but excluding any Purchaser Withholding Taxes, that relate to, or arise as a result of, the transfer of the Shares contemplated by this Agreement.
“Seller’s D&O Insurance” has the meaning set forth in Section 5.14(b)(i).
“Service Provider” means any individual who is a Business Employee or a director or individual independent contractor of any Group Company.
“Shares” has the meaning set forth in the Recitals.
“Solvent” has the meaning set forth in Section 4.8.
“Spain – Costa Rica Treaty” means the double tax treaty to avoid double taxation between the Republic of Costa Rica and Spain (Convenio entre el Reino de España y la República de Costa Rica para evitar la doble imposición y prevenir la evasión fiscal en materia de impuestos sobre la renta y sobre el patrimonio).
“Specified Litigation” means the Action more fully described on Section 1.1(c) of the Disclosure Schedule.
“Statement of Objections” has the meaning set forth in Section 2.7(b).
“Straddle Period” means with respect to the Group Companies, any taxable period that begins on or before and ends after the Closing Date.
“Subsidiary” means, with respect to any specified Person any: (a) corporation, more than 50% of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person; and (b) partnership, joint venture, association, or other entity in which such Person, directly or indirectly, owns more than 50% of the equity economic interest thereof or has the power to elect or direct the election of more than 50% of the members of the governing body of such partnership, joint venture, association or other entity.
“Supplemental Request” has the meaning set forth in Section 5.1(b)(xiv).
“Survival Expiration Date” has the meaning set forth in Section 7.1.
“Target Net Working Capital” amounts to CRO $ 16,052,125,000, which for the purposes of the Pre-Closing Statement and Post-Closing Statement will be converted into Dollars at the Applicable Exchange Rate.
“Target Net Working Capital Lower Limit” means the Target Net Working Capital minus $500,000.
“Target Net Working Capital Upper Limit” means the Target Net Working Capital plus $500,000.

|

“Tax Amnesty ” has the meaning set forth in Section 5.10(h).
“Tax Benefit” has the meaning set forth in Section 7.7(c).
“Tax Contest” means any audit, court or administrative proceeding, request, action, suit, investigation or other dispute or similar claim (i) by a Governmental Authority with respect to any Tax matter that affects any Group Company or any Seller Transaction Taxes or (ii) vis-à-vis any other Person (other than a Group Company) with respect to any Tax imposed on or payable by a Group Company as a transferee or successor (whether by merger, conversion, liquidation or otherwise).
“Tax Liability” means a liability in respect of Taxes.
“Tax Return” means any return, declaration, election, report, claim for refund or information return, certificate, bill, statement or other written information required to be filed with any Taxing Authority relating to Taxes, including any supplement, schedule or attachment thereto, and including any amendment thereof.
“Tax Sharing Agreement” means any Tax sharing, allocation, indemnification, reimbursement, receivables or similar agreement or other Contract that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit (other than a Contract entered into in the Ordinary Course of Business and that is neither (i) primarily related to Taxes nor (ii) a Contract that involves the sale of a material non-inventory asset or subsidiary).
“Tax Treaty” means the Spain – Costa Rica Treaty and any other double tax treaty to avoid double taxation entered into by Spain.
“Taxes” means any foreign, federal, state, county or local income, sales and use, excise, franchise, escheat real and personal property, gross receipt, capital gain, documentary, stamp, production, business and occupation, social security, disability, employment, payroll, severance, or withholding or tax of any kind whatsoever or any fee or assessment in the nature of a tax imposed by any Taxing Authority, including any interest, addition to tax or penalties related thereto (including any liability of any Group Company (i) for the payment of any amount as a result of being party to any Tax Sharing Agreement and (ii) any Taxes of any Person (other than a Group Company) imposed on or payable by a Group Company as a transferee or successor (whether by merger, conversion, liquidation or otherwise)).
“Taxing Authority” shall mean any Governmental Authority exercising any authority to impose, regulate or administer the imposition of Taxes.
“Telxius Agreements” means the Contracts (including the Transaction Documents “Documentos de Transacción”) entered into between or among any Group Company, Telxius Telecoms, S.A., or any of its or their Subsidiaries identified on Exhibit D.

|

“Third Party Claim” has the meaning set forth in Section 7.5(a).
“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property” in this Section 1.1.
“Trademark License” has the meaning set forth in Section 5.12(b).
“Trademarks” has the meaning set forth in the definition of “Intellectual Property” in this Section 1.1.
“Transaction Agreements” means this Agreement, the Transition Services Agreement and the Reverse Transition Services Agreement.
“Transfer Taxes” means any sales, use, excise, stock transfer, real property transfer, transfer, stamp, registration, documentary, recording or similar Tax imposed by any Taxing Authority, including any interest, addition to tax or penalties related thereto, incurred in connection with the transactions contemplated hereby. For the avoidance of doubt, “Transfer Taxes” shall include any stamp tax (timbre fiscal) required to be paid pursuant to the Costa Rican Tax Code in connection with, or as a consequence of, this Agreement.
“Transition Services Agreement” means that certain transition services agreement, substantially in the form attached hereto as Exhibit F and in accordance with the framework described in Exhibit B, pursuant to which Purchaser will purchase from Seller or one of its designated Affiliates certain transitional services as designated therein.
“Transitionary License Period” has the meaning set forth in Section 5.12(b).
“Unaudited Financial Statements” means the unaudited consolidated statements of financial position, statements of profit or loss and other comprehensive income, statements of changes in equity, cash flows statements, and notes for the Group Companies as of and for the six (6) month period ended June 30, 2020.
“VAT” means any value-added Tax, goods and services Tax or other similar Tax.
“VDR” means the sub-folder entitled “12.0-Costa Rica” in the virtual data room accessible by the Parties and maintained by Intralinks, Inc.
“Withholding Tax” has the meaning set forth in Section 2.8.
ARTICLE 2
Purchase and Sale; Closing
Section 2.1.    Purchase and Sale. (a) On the terms and subject to the conditions set forth in this Agreement, Seller and Purchaser hereby agree that, upon the terms and subject to the satisfaction or waiver, to the extent not prohibited by applicable Law, of the conditions of this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and

|

deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, all of Seller’s right and title to, and interest in, the Shares, free and clear of all Liens, except for (i) restrictions on transfer established by the governing documents of the Company or (ii) any restriction on transfer of securities pursuant to applicable securities Laws.
(b)    In consideration for the sale, conveyance, assignment, transfer and delivery of the Shares by Seller to Purchaser, upon the terms and subject to the conditions set forth in this Agreement, Purchaser shall pay an aggregate amount in cash equal to the Purchase Price to Seller.
Section 2.2.    Purchase Price.
(a)    Subject to Section 2.3 and the adjustments set forth in Section 2.7 and in full consideration for the purchase of the Shares from Seller and in consideration of the other transactions contemplated hereunder, Purchaser shall, at the Closing, pay, or cause to be paid, in accordance with the terms of this Agreement, an amount in cash equal to the Estimated Purchase Price.
(b)    At the Closing, the Estimated Purchase Price shall be paid by, or on behalf of, Purchaser to, or for the benefit of, Seller in accordance with the Purchase Price Disbursement Schedule delivered pursuant to Section 2.4(b).
(c)    At the Closing, Purchaser shall: on behalf of the Group Companies, (i) cause the Repaid Indebtedness to be repaid in full to the Person or Persons entitled thereto pursuant to the pay-off letters delivered pursuant to Section 2.5(b) on behalf of the Group Companies, and (ii) pay the Company Transaction Expenses to the Persons entitled thereto pursuant to the instructions designated by such Persons prior to the Closing, in each case, as further specified in Section 2.6; in each case, net of any Withholding Taxes applicable to such Repaid Indebtedness or the Company Transaction Expenses, if any. In the event that any of Purchaser or the Group Companies is required to make a Withholding Tax in respect of any Repaid Indebtedness or Company Transaction Expenses, such Withholding Taxes shall be remitted to the relevant Taxing Authority by Purchaser or the Group Companies, as applicable, in accordance with applicable Law.
Section 2.3.    Closing. The Closing shall take place: (a) at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022-4834 (or remotely via the electronic exchange in PDF form of closing deliveries, except that such electronic exchange shall not originate from Costa Rica) at 10:00 A.M., Eastern time, within the fifteen (15) Business Days following the date on which the conditions required to be satisfied or waived (to the extent waiver is not prohibited by applicable Law) pursuant to Article 6 Section 6.1are either satisfied or waived (to the extent waiver is not prohibited by applicable Law) (other than any conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver in writing of such conditions at the Closing) and following three (3) Business Days after the delivery to Purchaser of the Pre-Closing Statement referred to in

|

Section 2.4(a); or (b) at such other place, time or date as Purchaser and Seller may agree upon in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”
Section 2.4.    Deliveries by Seller Prior to the Closing Date. No later than three (3) Business Days prior to the Closing Date, Seller shall cause the Group Companies to prepare and deliver to Purchaser:
(a)    (i) a statement (the “Pre-Closing Statement”) that sets forth: (A) the Group Companies’ good faith estimate (on an aggregated basis) of the amount of each of: (1) Net Working Capital (the “Estimated Net Working Capital”); (2) Cash (the “Estimated Cash”); and (3) Indebtedness (the “Estimated Indebtedness”), in each case estimated as of the Month End Date; (B) the estimated amount of any Leakage that is not Permitted Leakage prior to the Closing Date (the “Estimated Pre-Closing Leakage”) and, for informational purposes, any Permitted Leakage prior to the Closing Date and (C) the resulting calculation of the Estimated Purchase Price, as the case may be; and (ii) invoices or similar supporting documentation with respect to the Company Transaction Expenses. The Pre-Closing Statement, and the components thereof, shall be in the form attached hereto as Exhibit C.2, prepared in a manner consistent with Exhibit C.1 and the Illustrative Calculations, provided that in the event of a conflict between Exhibit C.1 and Exhibit C.2 or the Illustrative Calculations, Exhibit C.1 shall control and in the event of a conflict between Exhibit C.2 and the Illustrative Calculations, Exhibit C.2 shall control;
(b)    a schedule (the “Purchase Price Disbursement Schedule”) that sets forth: (i) the amount to be paid to Seller pursuant to Section 2.2(b) and the applicable account or accounts of Seller to which the funds should be wired on the Closing Date; (ii) the Person(s) to which the Repaid Indebtedness is required to be paid, the applicable amounts required to be paid to such Person(s) and the applicable accounts to which the funds should be wired on the Closing Date; and (iii) the Person(s) to which the Company Transaction Expenses are due, the applicable amounts due to such Person(s) and the applicable accounts to which the funds should be wired on the Closing Date; and
(c)    pay-off letters and evidence of Lien releases, in form and substance reasonably satisfactory to Purchaser to be executed at the Closing, including the names of each Person to which such Repaid Indebtedness is owed, the amounts owed to such Person and the bank account or bank accounts to which such amounts are to be paid.
Each of the foregoing pre-Closing deliverables shall be subject to Purchaser’s review prior to the Closing and Seller shall consider in good faith any comments thereto made by Purchaser; provided, however, that in no event shall Seller be required to accept Purchaser’s comments on any of the foregoing pre-Closing deliverables or Purchaser be entitled to delay the Closing if Seller does not accept such comments. In the case of the Pre-Closing Statement, Seller shall use its reasonable best efforts to deliver a preliminary draft of such statement to Purchaser seven (7) Business Days prior to the Closing Date.

|

Section 2.5.    Deliveries by Seller at the Closing. At the Closing, Seller shall deliver, or cause to be delivered to Purchaser:
(a)    a certificate, duly executed by an authorized officer of Seller, dated as of the Closing Date, certifying that the conditions set forth in Section 6.3(a) and 6.3(b) have been satisfied;
(b)    executed copies of the pay-off letters and evidence of Lien releases, which are to be effective upon the payment and discharge the Repaid Indebtedness pursuant to Section 2.2(c);
(c)    stock certificates evidencing the Shares free and clear of all Liens (other than transfer restrictions under applicable securities Laws), accompanied by appropriate instruments of transfer duly executed by Seller;
(d)    duly executed corporate resolutions of Seller authorizing and approving the execution, delivery and performance of the Transaction Agreements and the transactions contemplated hereby and thereby;
(e)    the certificate of Tax residence for the purposes of the Spain – Costa Rica Treaty in the form attached hereto as Exhibit E, as contemplated by Section 5.10(i), but only to the extent that the Purchaser is an entity incorporated or otherwise tax resident in Costa Rica
(f)    written resignations, effective as of the Closing, of each director of any Group Company who is not also an officer or employee of such Group Company (the “Resigning Directors”), effective as of the Closing Date;
(g)    a copy of the Transition Services Agreement substantially in the form attached hereto as Exhibit F, duly executed by Seller or one of its designated Affiliates; and
(h)    a copy of the Reverse Transition Services Agreement substantially in the form attached hereto as Exhibit G, duly executed by Seller or one of its designated Affiliates.
For the avoidance of doubt, the obligations set forth in this Section 2.5 shall be deemed satisfied if Seller shall have delivered electronic copies of the deliverables, except for those deliverables set forth in clause (a), which obligations shall be deemed satisfied if Seller shall have provided access to such original copies of such documents to Purchaser in the jurisdiction in which such documents reside.

|

Section 2.6.    Purchaser’s Deliveries at Closing. At the Closing, Purchaser shall deliver:
(a)    a certificate, duly executed by an authorized officer of Purchaser, dated as of the Closing Date, certifying that the conditions set forth in Section 6.2(a) and 6.2(b) have been satisfied;
(b)    to the Person(s) and the account(s), and in the amounts, specified in the Purchase Price Disbursement Schedule pursuant to Section 2.4(b), cash, by wire transfer of immediately available funds; in the amount necessary to satisfy in full, pursuant to Section 2.2(c), the Repaid Indebtedness set forth in the pay-off letters delivered pursuant to Section 2.5(b);
(c)    to the Person(s) and the account(s), and in the amounts, specified in the Purchase Price Disbursement Schedule pursuant to Section 2.4(b), cash, by wire transfer of immediately available funds, in the amount necessary to pay all outstanding Company Transaction Expenses;
(d)    to Seller and the account(s), and in the amounts, specified in the Purchase Price Disbursement Schedule pursuant to Section 2.4(b), cash, by wire transfer of immediately available funds, in an aggregate amount equal to the Estimated Purchase Price;
(e)    to each Resigning Director, a valid and binding written unconditional release by the Purchaser and the applicable Group Company of such Resigning Director from any liabilities for acts or omissions occurring at or prior to the Closing, except in respect of acts of Fraud;
(f)    to Seller, duly executed corporate resolutions of Purchaser authorizing and approving the execution, delivery and performance of the Transaction Agreements and the transactions contemplated hereby and thereby;
(g)    to Seller, a copy of the Transition Services Agreement substantially in the form attached hereto as Exhibit F, duly executed by Purchaser or one of its designated Affiliates; and
(h)    to Seller, a copy of the Reverse Transition Services Agreement substantially in the form attached hereto as Exhibit G, duly executed by Purchaser or one of its designated Affiliates.
For the avoidance of doubt, the obligations set forth in clauses (d) through (g) of this Section 2.6 shall be deemed satisfied if Purchaser shall have delivered electronic copies of the deliverables.
Section 2.7.    Post-Closing Adjustment. The Estimated Purchase Price shall be adjusted following the Closing as provided in this Section 2.7:

|

(a)    As promptly as practicable, but in any event within ninety (90) calendar days after the Closing Date, Purchaser shall prepare in good faith and deliver to Seller a statement that sets forth: (A) Purchaser’s good faith calculation of the amount of each of: (1)  Closing Net Working Capital; (2) Closing Cash; and (3) Closing Indebtedness, in each case as of the Month End Date; (B) Pre-Closing Leakage and (C) the resulting calculation of the Purchase Price (collectively, the “Post-Closing Statement”), including detailed supporting documentation used by Purchaser in the preparation of the Post-Closing Statement and each component of the Purchase Price. The Post-Closing Statement, and the components thereof, shall be in the form attached hereto as Exhibit C.2, prepared in a manner consistent with Exhibit C.1 and the Illustrative Calculations, provided that in the event of a conflict between Exhibit C.1 and Exhibit C.2 or the Illustrative Calculations, Exhibit C.1 shall control and in the event of a conflict between Exhibit C.2 and the Illustrative Calculations, Exhibit C.2 shall control. In the event Purchaser does not deliver the Post-Closing Statement within sixty (60) calendar days after the respective Closing Date, then the Pre-Closing Statement shall be final and binding on the Parties.
(b)    Following receipt of the Post-Closing Statement, Seller shall have ninety (90) calendar days (the “Review Period”) to review such Post-Closing Statement (including the determination of the Purchase Price). In connection with Seller’s review of the PostClosing Statement, Purchaser shall, and shall cause the Group Companies and their respective Affiliates and Representatives to (i) give, to Seller and its Representatives, reasonable and prompt access, during normal business hours and upon reasonable advance notice, to the relevant books and records of the Group Company (including work papers) and (ii) use commercially reasonable efforts to cause the personnel of Purchaser or the Group Companies or their respective accountants and Representatives to reasonably cooperate with Seller and its Representatives, including by providing access to such historical financial information relating to any of the Group Companies as Seller or its Representatives may reasonably request, in each case, in order to permit the timely and complete review or preparation of the Post-Closing Statement by Seller in accordance with this Section 2.7(b). If Seller has accepted such Post-Closing Statement in writing or has not given written notice to Purchaser setting forth any objection of Seller to such PostClosing Statement, of which such notice shall include specific adjustments that Seller proposes be made to the Post-Closing Statement (a “Statement of Objections”), prior to the expiration of the Review Period, then the Post-Closing Statement (including the determination of the Purchase Price) shall be final and binding upon the Parties. In the event that Seller delivers a Statement of Objections during the Review Period, each of Purchaser and Seller shall use its reasonable efforts to resolve such objections within thirty (30) calendar days (or such longer period as they may mutually agree) following the receipt by Purchaser of such Statement of Objections (the “Dispute Period”) (any objection that remains unresolved following the Dispute Period, a “Dispute”). After such Dispute Period, any item or matter that is not a Dispute shall become final and binding. If Purchaser and Seller are unable to resolve all objections during the Dispute Period, then any remaining Disputes, and only such remaining Disputes, shall be resolved by Grant Thornton (London office) or, if Grant

|

Thornton (London office) is not available for such engagement or at the time of such proposed engagement is no longer independent, such other internationally recognized independent certified public accounting firm reasonably agreed to by Purchaser and Seller or such other accounting firm agreed to by Purchaser and Seller (the “Accounting Firm”). If Purchaser and Seller cannot agree on an accounting firm within thirty (30) calendar days of determining that an Accounting Firm other than Grant Thornton (London office) must be appointed as contemplated by the preceding sentence, then Seller and/or Purchaser may submit a request to the International Chamber of Commerce (ICC) requesting appointment of an internationally recognized independent certified public accounting firm to serve as the Accounting Firm. The Accounting Firm shall be instructed to resolve any such remaining Disputes in accordance with the terms of this Agreement within sixty (60) calendar days after its appointment. The resolution of such Disputes by the Accounting Firm shall: (i) be set forth in writing; (ii) be within the range of values established for such amount as determined by reference to the value assigned to such amount by Seller in the Statement of Objections and by Purchaser in the Post-Closing Statement (to the extent such item was included therein, and in the event such item was not included therein, such amount assigned to such item shall be deemed to be zero); (iii) constitute an arbitral award; and (iv)  be conclusive and binding upon all of the parties upon which a judgment may be rendered by a court of competent jurisdiction. During the review by the Accounting Firm, Purchaser and Seller and their respective accountants shall each make available to the Accounting Firm interviews with such individuals, and such information, books and records and work papers as may be required by the Accounting Firm to fulfill its obligations pursuant to this Section 2.7(b); provided, however, that the accountants of each of Purchaser, Seller and the Group Companies shall not be obligated to make any work papers available to the Accounting Firm except in accordance with such accountants’ normal disclosure procedures and then only after the Accounting Firm has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants. Each of Purchaser and Seller agrees that it shall not have any right to, and shall not, institute any Action of any kind challenging such determination by the Accounting Firm, except that the foregoing shall not preclude an Action to enforce such determination or to challenge the Accounting Firm’s determination on the ground that such determination is inconsistent with the terms of this Agreement.
(c)    For the purpose of complying with the terms set forth in Section 2.7(b), Purchaser, on the one hand, and Seller, on the other hand, shall, and shall cause their respective Representatives to, and Purchaser shall cause the Group Companies and their Representatives to, cooperate with and make available to each other and their respective Representatives all relevant information, records, data and working papers, and shall permit reasonable access, during normal business hours and upon reasonable advance notice, to its facilities and personnel, as may be reasonably requested in connection with the preparation and review of the Post-Closing Statement and the resolution of any Disputes thereunder; provided that in no event shall any party be obligated to provide such access or information if it determines, in its reasonable judgment, that doing so may (i) violate applicable Law or an Order or (ii) waive the protection of the attorney-client or

|

other privilege; provided, however, that, in such instances, such non-disclosing party shall inform the other party of the general nature of the information being withheld and, upon the other party’s request and at its sole expense, reasonably cooperate with the nondisclosing party to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in the foregoing clauses (i) or (ii). If Purchaser, on the one hand, or Seller, on the other hand, breach their respective obligations under this Section 2.7(c), the dispute periods set forth in Section 2.7(b) shall automatically be extended until such breach is cured by the breaching Party.
(d)    Each of Purchaser and Seller shall (i) pay its own respective costs and expenses incurred in connection with this Section 2.7 and (ii) be responsible for the fees and expenses of the Accounting Firm on a pro rata basis based on the amount of the adjustment relative to the respective positions of Purchaser and Seller (which shall be determined by the Accounting Firm and set forth in the Accounting Firm’s resolution).
(e)    The Post-Closing Statement, as prepared and determined pursuant to Section 2.7(a) and Section 2.7(b), shall be deemed final and binding for all purposes upon the earliest of: (i) the failure of Seller to deliver a Statement of Objections to Purchaser prior to the expiration of the Review Period; (ii) the resolution of all Disputes pursuant to Section 2.7(b) by Seller and Purchaser; and (iii) the resolution of all Disputes pursuant to Section 2.7(b) by the Accounting Firm. For the purposes of this Agreement, the “Closing Statement” means the Post-Closing Statement, as finally determined (including by modification or adjustment) pursuant to the terms and conditions of this Section 2.7 and the “Final Purchase Price” means the Purchase Price as calculated based on Closing Net Working Capital, Closing Cash, Closing Indebtedness and Pre-Closing Leakage set forth in the Closing Statement.
(f)    If the Final Purchase Price exceeds the Estimated Purchase Price (such excess amount, the “Seller Adjustment Amount”), then Purchaser shall pay, or cause to be paid, the Seller Adjustment Amount by wire transfer of immediately available funds to Seller in accordance with the instructions provided by Seller. If the Estimated Purchase Price exceeds the Final Purchase Price (such excess amount, the “Purchaser Adjustment Amount”), then Seller shall pay, or cause to be paid, pursuant to Section 2.8, the Purchaser Adjustment Amount by wire transfer of immediately available funds to Purchaser in accordance with the instructions provided by Purchaser. Any payment pursuant to this Section 2.7 shall be made within two (2) Business Days after the Closing Statement and the Final Purchase Price have each been determined pursuant to Section 2.7(e). The Parties shall treat all payments made pursuant to this Section 2.7(f) as adjustments to the Purchase Price for Tax purposes to the maximum extent permitted by applicable Law.
Section 2.8.    Withholding Tax.
(a)    Subject to the compliance with the provisions of Section 5.10(i), any consideration payable or otherwise deliverable pursuant to this Agreement shall be made without a deduction of Tax or withholding on account of any Tax (a “Withholding

|

Tax”), unless such Withholding Tax is imposed by applicable Law. If a Withholding Tax is required to be deducted or withheld by or on behalf of the Purchaser, then Purchaser shall be entitled to deduct and withhold (or cause to be deducted or withheld) from any consideration payable or otherwise deliverable pursuant to this Agreement, such amounts as may be required to be deducted or withheld therefrom by reason of any such Withholding Tax. If a Withholding Tax is required to be deducted or withheld by or on behalf of the Purchaser on account of any Taxes imposed by any jurisdiction other than a Permitted Jurisdiction (any such withholding tax, “Purchaser Withholding Tax”), then the sum payable by the Purchaser to the Seller (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that the Seller receives a sum equal to the sum which it would have received had no such Purchaser Withholding Tax been required. To the extent any amounts are deducted or withheld under this Section 2.8, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid and the amount required to be deducted or withheld shall be remitted by the Purchaser in accordance with applicable Law.
(b)    The Parties shall reasonably cooperate to determine whether any such Withholding Tax applies to any payment (including for the avoidance of doubt, the application of any Tax Treaty), and if so, shall further cooperate to minimize applicable Withholding Taxes and to obtain any available refund or credit of withheld amounts; in accordance with the provisions of Section 5.10(i).
Section 2.9.    Locked Box.
(a)    Without prejudice to Section 5.1, from the Month End Date until the Closing, Seller shall not permit, and shall cause the Group Companies not to permit, any Leakage other than Permitted Leakage. Seller shall promptly notify Purchaser in writing if it becomes aware of any Leakage (other than Permitted Leakage) or any matter or circumstance that could give rise to any Leakage (other than Permitted Leakage) during the calendar month in which the Closing takes place, including an estimate of the amount, and reasonable details (insofar as they are known to Seller) of such Leakage or potential Leakage.
(b)    “Leakage” shall mean (i) any dividend or other distribution paid or made by a Group Company; (ii) any payment by a Group Company to any Person for the purchase, redemption or repayment of any equity, debt or other securities of a Group Company; (iii) any payment of any other nature made by the Group Company to or for the benefit of Seller or a Related Party of Seller other than in the Ordinary Course of Business; (iv) any transfer or surrender of assets, rights or other benefits by any Group Company to or for the benefit of Seller or a Related Party of Seller, (v) any Indebtedness incurred during the period from the Month End Date until the Closing that is not otherwise reflected in the Pre-Closing Statement (unless such Indebtedness is otherwise approved in writing by Purchaser), (vi) any Group Company assuming or incurring any liability or obligation for the benefit of Seller or a Related Party of Seller other than in the

|

Ordinary Course of Business pursuant to Related Party Contracts included on Section 3.24 of the Disclosure Schedule (or any other Related Party Contract approved in writing by Purchaser after the date hereof), (vii) the provision or guarantee or indemnity or the creation of any Lien (other than a Permitted Lien) by a Group Company for the benefit of Seller or a Related Party of Seller, (viii) any waiver, discount, deferral, release or discharge by any Group Company of (a) any amount, obligation or liability owed to it by Seller or a Related Party of Seller or (b) any claim (howsoever arising) against Seller or any Related Party of Seller, or (ix) any agreement, arrangement or other commitment by any Group Company to do or give effect to any of the matters referred to in (i) to (viii) above.
(c)    “Permitted Leakage” shall mean, solely for each of the following to the extent incurred in the month in which the Closing takes place or as properly accrued for in the Pre-Closing Statement or the Post-Closing Statement, (i) payments by a Group Company to third parties pursuant to contracts in the Ordinary Course of Business, (ii) payments of Taxes, licensing fees and other operating expenses, in each case in the Ordinary Course of Business; (iii) payments to employees of a Group Company for salaries and reimbursement of employment expenses, in each case in the Ordinary Course of Business; and (iv) solely prior to the Closing, any other payment, accrual, transfer of assets or assumption liability by a Group Company approved by the Purchaser in writing. For the avoidance of doubt, notwithstanding anything to the contrary set forth herein, “Permitted Leakage” shall not include payments made to third parties between Month End Date and Closing in respect of Indebtedness, including Company Transaction Expenses, to the extent not taken into account in the Pre-Closing Statement and the Post-Closing Statement, which instead shall be included as Leakage.
(d)    This Section 2.9 shall not apply if the Closing Date is the first day of a calendar month.
ARTICLE 3
Representations and Warranties Of Seller
Except as set forth in the Disclosure Schedule, Seller hereby represents and warrants to Purchaser that the statements contained in this Article 3 are true and correct as of the date hereof and as of the Closing Date except for such representations and warranties as are made only as of a specific date, which shall only be made as of such date:
Section 3.1.    Organization. Seller is a company duly incorporated, validly existing and in good standing under the Laws of the Kingdom of Spain.
Section 3.2.    Authorization; Enforceability. Seller has all requisite power and authority to execute, deliver, and perform its obligations under this Agreement and the other Transaction Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby (including all power and authority to sell, assign, transfer and convey the Shares as provided by this Agreement). The execution, delivery

|

and performance by Seller of this Agreement and the other Transaction Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Seller. This Agreement has been, and the other Transaction Agreements to which it is or will be a party is or shall be, duly and validly executed and delivered by Seller, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, shall, upon such execution and delivery hereof and thereof, be the legal, valid and binding obligations of Seller hereunder and thereunder, as applicable, enforceable against Seller in accordance with its terms, except as limited by: (a) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect; and (b) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity (collectively, the “General Enforceability Exceptions”)).
Section 3.3.    No Conflicts; Consents and Approvals.
(a)    Except as set forth in Section 3.3(a) of the Disclosure Schedule and except with respect to Related Party Contracts that will either be terminated as of the Closing or for which any change of control or similar restrictions will be waived in accordance with the Transition Services Agreement, neither the execution, delivery nor performance of this Agreement by Seller, or of the other Transaction Agreements to which it is a party, nor the consummation by Seller of the transactions contemplated hereby or thereby, shall: (i) conflict with, violate, result in a breach of, or result in the acceleration of any rights under or the creation in any party of the right to accelerate, any provisions of its organizational or governing documents; (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of a Lien upon any property or assets of Seller, pursuant to any material Contract to which Seller is a party, that would in any such event, have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or (iii) subject to the applicable requirements of any applicable antitrust Laws and receipt by Seller of the requisite approvals referred to in Section 3.4 of the Disclosure Schedule, violate any Law or Order applicable to Seller or its properties or assets.
(b)    The execution, delivery and performance by Seller of this Agreement, and of the other Transaction Agreements to which it is a party, and the consummation by Seller of the transactions contemplated hereby and thereby does not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Person, except for (i) the Closing Regulatory Approvals, and (ii) immaterial consents, approvals, authorizations or permits of, actions by, filings with or notifications to, any Person.
(c)    Except as set forth in Section 3.3(c) of the Disclosure Schedule and except with respect to Related Party Contracts that will either be terminated as of the Closing or for which any change of control or similar restrictions will be waived in

|

accordance with the Transition Services Agreement, neither the execution, delivery, nor performance of this Agreement, or of the other Transaction Agreements to which any Group Company is a party (as applicable), nor the consummation by the Group Companies of the transactions contemplated hereby or thereby, shall: (i) conflict with, violate, result in a breach of or result in the acceleration of any rights under or the creation in any party of the right to accelerate, any provisions of the certificate of incorporation or bylaws (or equivalent organizational or governing documents) of any of the Group Companies (collectively, the “Company Organizational Documents”); (ii) constitute or result in the material breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of a Lien upon any property or assets of the Group Companies pursuant to any Material Contract; or (iii) subject to receipt by Seller of the requisite approvals referred to in Section 3.3 of the Disclosure Schedule, violate any applicable Law or Order applicable to the Group Companies, except, with respect to clauses (ii) and (iii), for (A) the Closing Regulatory Approvals, and (B) immaterial consents, approvals, authorizations or permits of, actions by, filings with or notifications to, any Person.
Section 3.4.    Seller Governmental Filings. Except as set forth in Section 3.4 of the Disclosure Schedule, no filing or registration with, notification to, or authorization, consent or approval of any applicable Governmental Authority (collectively, the “Seller Governmental Filings”) is required in connection with (a) the execution, delivery and performance of this Agreement by Seller, or of the other Transaction Agreements to which it is a party, or (b) the consummation by Seller of the transactions contemplated hereby or thereby, except for (i) any Seller Governmental Filings that become applicable as a result of matters specifically related to Purchaser or its Affiliates or (ii) such other Governmental Filings the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.5.    Shares. Seller is, directly or indirectly, the sole record and beneficial owner of, and has good, valid and marketable title to, the Shares, free and clear of all Liens (other than transfer restrictions under applicable securities Laws). The Company has issued valid share certificates in accordance with applicable Law that reflect current capital stock ownership and capital structure in accordance with Section 3.8(a) of the Disclosure Schedule. Upon delivery of the Shares to Purchaser at the Closing, Purchaser shall acquire all of the Shares free and clear of any Liens (other than Liens under applicable securities Laws). The Shares constitute all of the equity interests in the Company.
Section 3.6.    Brokers. Except for Banco Santander, S.A. and Citigroup Global Capital Markets Limited (the fees of which are to be paid by Seller), no broker, finder, investment banker, agent or other similar Person is or shall be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or the Group Companies.

|

Section 3.7.    Organization and Good Standing; Qualification.
(a)    Each of the Group Companies is an entity, duly organized or formed, as applicable, validly existing and in good standing, or the applicable local Law equivalent (to the extent such entity is in a jurisdiction where such concept is recognized) under the Laws of its jurisdiction of incorporation or formation, as applicable. None of the Group Companies are in violation of any of the provisions of their respective Company Organizational Documents.
(b)    Each of the Group Companies has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is being currently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(c)    Each of the Group Companies is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification or licensure necessary, except where the failure to be so qualified or licensed to do business and in good standing would not reasonably be expected to be, individually or in the aggregate, a Material Adverse Effect.
(d)    The minutes and other similar records of each of the Group Companies, all of which have been made available to Purchaser, contain a true, complete and correct record, in all material aspects, of all actions taken at all meetings and for all consents of the meetings of the shareholders and the boards of each of the Group Companies. At Closing, all those books and records will be in the possession of the Company.
Section 3.8.    Capital Structure.
(a)    Section 3.8(a) of the Disclosure Schedule sets forth the name, jurisdiction of organization or incorporation, the number and class of authorized paid shares, partnership interests or other ownership interest, and the current ownership of outstanding shares, partnership interests or other ownership interests of each Group Company. No other shares of capital stock, partnership interest, ownership interests or other equity interests in any Group Company are authorized or outstanding.
(b)    (i) All of the issued and outstanding shares of capital stock (or other equity interests) of each Group Company have been duly authorized and validly issued in compliance with all applicable Law (or pursuant to valid exemptions therefrom) and none have been issued in violation of any preemptive rights, rights of first refusal or similar rights, (ii) except as set forth in Section 3.8(a) of the Disclosure Schedule, the Group Companies have no other shares of capital stock, partnership interests, ownership interests or other equity securities or phantom equity rights (including options, warrants, convertible or exchangeable securities, stock appreciation rights, restricted stock units or other similar interests) authorized, issued or outstanding, and there are no agreements,

|

options, warrants or other rights or arrangements existing or outstanding that provide for the sale or issuance of any of the foregoing by any Group Company, (iii) there are no shareholder agreements, proxies, voting trusts or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock (or other equity interests) of any Group Company, and (iv) there are no outstanding contractual obligations of any Group Company obligating Seller or any Group Company to repurchase, redeem or otherwise acquire any shares of capital stock of any Group Company.
(c)    All of the shares of the Company Subsidiary constitute all of the equity interests in the Company Subsidiary and are owned, directly or indirectly, of record and beneficially by the Company, free and clear of all Liens. The Company Subsidiary has issued valid share certificates in accordance with applicable Law that reflect current capital stock ownership and capital structure in accordance with Section 3.8(a) of the Disclosure Schedule.
Section 3.9.    Financial Statements. Section 3.9 of the Disclosure Schedule sets forth correct and complete copies of the Financial Statements, together with the report and opinion of the Group Company’s independent certified public accountant. Except as set forth in Section 3.9 of the Disclosure Schedule, the Financial Statements (including, as applicable, any related notes thereto) fairly present, in all material respects, the financial condition of the Group Companies as of the dates indicated therein and for the periods covered thereby, all in accordance with IFRS as in effect as of the date of such Financial Statements. Except as set forth in Section 3.9 of the Disclosure Schedule, the Audited Financial Statements have been prepared in accordance with IFRS as in effect as of the date of such Financial Statements, applied on a consistent basis throughout the periods covered thereby.
Section 3.10.    No Undisclosed Liabilities. Except as set forth in Section 3.10 of the Disclosure Schedule, the Group Companies do not have any liabilities or obligations of the nature required to be disclosed under IFRS, other than (1) liabilities provided for in the Audited Financial Statements (or disclosed in the notes thereto), (2) liabilities that have been incurred in the Ordinary Course of Business since the date of the Audited Financial Statements, and (3) other undisclosed liabilities that are not, or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.
Section 3.11.    Absence of Certain Developments.
(a)     Except for the transactions contemplated by this Agreement or the other Transaction Agreements, from the Balance Sheet Date through the date hereof, the Group Companies have operated in the Ordinary Course of Business and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

|

(b)    Except for the transactions contemplated by this Agreement, the other Transaction Agreements or as set forth in Section 3.11(b) of the Disclosure Schedule, from the Balance Sheet Date through the date hereof, the Group Companies have not taken any action that, if taken during the period from the date of this Agreement through the Closing without Purchaser’s prior written consent, would constitute a breach of Section 5.1.
Section 3.12.    Compliance with Laws and Orders. Except as set forth in Section 3.12 of the Disclosure Schedule, each Group Company is, and since January 1, 2019, has been, in material compliance with all Laws and Orders. Except as set forth in Section 3.12 of the Disclosure Schedule, since January 1, 2019, no Group Company has violated any Law, in any material respect, or received from any Governmental Authority any notification that asserts that any Group Company is not in material compliance with any such Law or Order. There is no Order of any Governmental Authority outstanding against any Group Company or any of its assets that is or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and the other Transaction Agreements.
Section 3.13.    Litigation.
(a)    Except as set forth in Section 3.13(a) of the Disclosure Schedule, there is no Action pending or, to the Knowledge of Seller, threatened, against Seller or any of its Affiliates (including the Group Companies) by or before (or, in the case of threatened Actions, that would be before) any Governmental Authority that, if determined adversely in accordance with the plaintiff’s demands, would reasonably be expected to, individually or in the aggregate, result in Damages to the Group Companies of greater than $200,000.
(b)    Except as set forth in Section 3.13(b) of the Disclosure Schedule, there is no Order outstanding against Seller or any of its Affiliates (including the Group Companies) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.14.    Permits. Except as set forth in Section 3.14 of the Disclosure Schedule, the Group Companies have all approvals, authorizations, consents, licenses, permits or certificates of Governmental Authorities that are required for the operation of their businesses as presently conducted (“Permits”), except where the failure to have such Permits would not reasonably be expected to, individually or in the aggregate, result in Damages to the Group Companies of greater than $500,000. Except as disclosed in Section 3.14 of Disclosure Schedule, the Group Companies have been, since January 1, 2019, in compliance in all material respects, with all such Permits, including having Permits up to date in payment of fees and renewed as required. Such Permits shall not be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement and the other Transaction Agreements, in

|

each case other than as would not reasonably be expected to, individually or in the aggregate, result in Damages to the Group Companies of greater than $500,000.
Section 3.15.    Insurance Coverage. Section 3.15 of the Disclosure Schedule sets forth a list of all material insurance policies and surety bonds owned or held by the Group Companies that cover the Group Companies, including material property and general commercial liability insurance policies, each of which is in full force and effect. Such policies and surety bonds (or such other policies and surety bonds that cover any Group Company) are of the type and provide coverage as is reasonable and appropriate considering the business of the Group Companies (including the Contracts to which each is bound), and the Group Companies are in compliance in all material respects thereunder, including with respect to the payment of premiums. Except as set forth in Section 3.15 of the Disclosure Schedule, there is no material claim pending with respect to any Group Company under any such insurance policy or surety bond (or such other policies and surety bonds that cover any Group Company) as to which coverage has been denied or disputed by the insurer. Except as disclosed in Section 3.15 of the Disclosure Schedule, the Group Companies do not have any material self-insurance programs. Seller has no Knowledge of (a) any threatened termination of, material premium increase with respect to or material alteration of coverage under any of such insurance policies or surety bonds (or such other policies and surety bonds that cover any Group Company) or (b) any facts, conditions, situations or set of circumstances (including the consummation of the transactions contemplated hereby) that could reasonably be expected to result in or be the basis for any of the foregoing. Insurance coverage under Seller’s corporate insurance policies that are maintained by Seller or its Affiliates (other than any Group Company) for the benefit of any Group Company will be terminated as of the Closing.
Section 3.16.    Material Contracts.
(a)    Section 3.16(a) of the Disclosure Schedule sets forth a correct and complete list of the following Contracts (other than any statements of work, purchase, project, change or similar orders issued pursuant to any such Contracts to the extent consistent with the terms and conditions, and not constituting an amendment, of the applicable Contract) to which any Group Company is party as of the date hereof (a Contract responsive to any of the following categories being hereinafter referred to as a “Material Contract”):
(i)    any Real Property Lease (where any Group Company is either the lessee or the lessor) providing for annual payments of $500,000 or more;
(ii)    any Contract or group of Contracts with the same counterparty relating to similar subject matter (including for the sale, license, lease or other purchase of goods or services) pursuant to which any of the Group Companies may be obligated to pay more than $500,000 or make aggregate payments of more than $500,000 in any calendar year;

|

(iii)    any Contract or group of Contracts with the same counterparty relating to similar subject matter (including for the sale, license, lease or other disposition of goods or services) pursuant to which any of the Group Companies may be entitled to receive more than $500,000 or aggregate payments of more than $500,000 in any calendar year;
(iv)    any Contract that limits or purports to limit the ability of any Group Company (or, after the Closing, that purports to so limit or restrict Purchaser or any of its Affiliates) to (A) sell any products or services of or to any other Person or in any geographic region, (B) compete in any line of business, (C) obtain products or services from any Person or (D) solicit any individuals for employment;
(v)    any Contract relating to the creation, incurrence, assumption or guarantee of any indebtedness for borrowed money in excess of $500,000 or involving aggregate payments of more than $500,000 in any calendar year;
(vi)    any Contract relating to any loan or other extension of credit made by any of the Group Companies in excess of $500,000 or involving aggregate payments of more than $500,000 in any calendar year;
(vii)    any Contract pursuant to which any Group Company grants any license, sublicense, right or authorization to use or covenant not to be sued under any material Owned Intellectual Property, other than non-exclusive licenses granted to third parties in the Ordinary Course of Business;
(viii)    any Contract pursuant to which any Group Company obtains any license, sublicense, right or authorization to use or covenant not to be sued under any Intellectual Property (other than any non-exclusive licenses for shrink-wrap, click-wrap or off-the-shelf software or other licenses of software that is commercially available to the public generally, with aggregate fees of less than $100,000 per year);
(ix)    any Contract (including letters of intent but excluding confidentiality and non-disclosure agreements that do not contain any restrictions other than customary confidentiality and non-disclosure obligations) that relates to the acquisition or disposition of any business, a material amount of stock or assets of any Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);
(x)    any stockholders, investors rights, registration rights or similar Contract;
(xi)    any Contract granting any Person an option or a right of first refusal or first offer or similar preferential right to purchase or acquire any Shares or any material assets of any Group Company;

|

(xii)    any partnership, joint venture or other similar agreement or arrangement that requires the sharing of profits;
(xiii)    any (A) employment or service Contract with any Service Provider whose base compensation is more than $200,000 per year or (B) Contract providing for retention, change in control or transaction bonuses or benefits;
(xiv)    any collective bargaining agreement or other arrangement with any union or similar employee representative;
(xv)    any Contract or group of Contracts with the same Governmental Authority relating to similar subject matter pursuant to which the Group Companies may be entitled to receive more than $500,000 or aggregate payments of more than $500,000 in any calendar year, from a Governmental Authority;
(xvi)    any Related Party Contract, other than any Contracts entered into in the Ordinary Course of Business on arms-length terms and for which such Contract’s value is less than $100,000; and
(xvii)    any Contract with any Person previously affiliated with Seller or the Group Companies pursuant to which the Group Companies receive from or provide to such Person any services or other operational support for the operations of the business of Seller or the Group Companies, or of such other Person, as applicable, including any transition services agreements or reverse transition services agreements or similar agreements or arrangements.
(b)    Seller has made available to Purchaser complete and true copies of each Material Contract (in written form) in effect as of the date hereof that are correct and complete in all material respects. Except as would not reasonably be expected to, individually or in the aggregate, result in Damages to the Group Companies of greater than $250,000, each Material Contract is in full force and effect and is a valid and binding agreement of the applicable Group Company enforceable by and against such Group Company in accordance with its terms, except as such enforceability may be limited by the General Enforceability Exceptions. No Group Company nor, to Knowledge of Seller, any other party to any Material Contract, is in material breach of or material default under, or has, since the Balance Sheet Date, provided or received any notice (whether written or, to Knowledge of Seller, oral) of any intention to terminate or not renew, any Material Contract, except for defaults or breaches that would not reasonably be expected to, individually or in the aggregate, result in Damages to the Group Companies of greater than $250,000.
Section 3.17.    Properties.

|

(a)    Section 3.17(a) of the Disclosure Schedule sets forth a correct and complete list of all real property (including all plants, buildings, structures, equipment and any other improvements located thereon and all rights appurtenant thereto) owned by the Group Companies as of the date hereof (the “Owned Property”).
(b)    Section 3.17(b) of the Disclosure Schedule sets forth a correct and complete list of all leases, subleases or licenses pursuant to which the Group Companies lease, sublease or license any real property as of the date hereof (each, a “Real Property Lease”, and such property, the “Leased Property”).
(c)    The applicable Group Company has good and marketable, indefeasible, title to all Owned Property, and a valid leasehold interest in all Leased Property. None of such Owned Property or Leased Property is subject to any Lien, other than Permitted Liens. Except for assets disposed of in the Ordinary Course of Business since the date of the Audited Financial Statements, the applicable Group Company has good and valid title to, or a valid leasehold interest in, all of the material tangible personal property shown to be owned or leased by it on the Audited Financial Statements, free and clear of any Lien, other than Permitted Liens.
(d)    With respect to each of the Contracts set forth (or required to be set forth) in Section 3.17(b) of the Disclosure Schedule, each such Contract is in good standing and is valid, binding and enforceable in accordance with its respective terms and there does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default, except for any such default or event which would not reasonably be expected to have, individually or in the aggregate, result in Damages to the Group Companies of greater than $200,000.
(e)    None of the Owned Property has any material defects, and each such Owned Property is in all material respects in good operating condition and repair and has been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), is adequate and suitable for its present and intended uses and, in the case of plants, buildings and other structures located thereon (including the roofs thereof), are structurally sound. To the Knowledge of Seller, the Owned and Leased Property currently has sufficient access to public roads (or valid easements over private streets or private property) and utilities, in each case, as and to the extent necessary to conduct the Business as currently conducted.
(f)    The Owned Property and Leased Property and the other property and assets owned or leased by the Group Companies, or which they otherwise have the right to use, constitute all of the property and assets used or held for use in connection with the Business of the Group Companies and are adequate to conduct such Business as currently conducted.
(g)    The Existing TSAs and the Existing RTSAs contain terms and provisions sufficient to ensure that Seller and its Affiliates can comply with their

|

obligations under the Transition Services Agreement. The services provided by the Transition Services Agreement are sufficient together with the assets of the Group Companies to permit Purchaser to conduct the Business as currently conducted. The Transition Services Agreement and the Reverse Transition Services Agreement are on terms no less favorable to Purchaser than the corresponding terms of the MICC TSAs and MICC RTSAs, respectively, are to the counterparties to Seller or its applicable Affiliates thereunder.
Section 3.18.    Anti-Corruption; Internal Controls.
(a)    The Group Companies, and to the Knowledge of Seller, each of their Representatives is, and has been since January 1, 2015, in material compliance with Anti-Corruption Laws.
(b)    Neither the Group Companies nor, to the Knowledge of Seller, any of their respective Representatives (i) has offered, promised, given or authorized the giving or will offer, promise, give or authorize the giving of money or anything else of value, whether directly or through another person or entity, to (A) any Government Official or (B) any other Person with the knowledge that all or any portion of the money or thing of value will be offered or given to a Government Official, in each of cases (A) and (B) for the purpose of influencing any action or decision of the Government Official in his or her official capacity, including a decision to fail to perform his or her official duties, or inducing the Government Official to use his or her influence with any Governmental Authority to affect or influence any official act; or (ii) has made or authorized any other person to make any payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful means of obtaining or retaining business.  For purposes of cases (A) and (B), a person shall be deemed to have “knowledge” with respect to conduct, circumstances or results if such person is aware of (1) the existence of or (2) a high probability of the existence of such conduct, circumstances or results.
(c)    The Group Companies currently maintain (i) books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Group Companies in all material respects, and (ii) internal accounting controls sufficient to provide reasonable assurances that all transactions and access to assets of the Group Companies are executed only in accordance with management’s general or specific authorization.
(d)    The Group Companies have in place and maintain policies, procedures and controls that are reasonably designed to promote and ensure compliance with AntiCorruption Laws in each jurisdiction in which the Group Companies do business.
(e)    No Governmental Authority is investigating or has in the past five (5) years conducted, initiated or, to the Knowledge of Seller, threatened any investigation of the Group Companies or any of their respective officers, directors or employees for alleged violation of Anti-Corruption Laws.

|

Section 3.19.    Employee Benefit Plans.
(a)    Section 3.19(a) of the Disclosure Schedule lists each Company Plan and each material Seller Plan. For each Company Plan and each material Seller Plan, Seller has furnished to Purchaser a copy of such plan (or a description, if such plan is not written) and all amendments thereto and any summary plan description or other summary provided to Business Employees generally.
(b)    No Employee Benefit Plan covers any current or former Service Providers who are (or who, while employed or engaged by a Group Company, were) located in the United States. Each Employee Benefit Plan has been maintained in compliance in all material respects with its terms and all applicable Law. With respect to each Employee Benefit Plan, no material Action is pending or, to the Knowledge of Seller, threatened. Except as set forth in Section 3.19(b) of the Disclosure Schedule, the Group Companies do not have any obligations to gross up, indemnify or otherwise reimburse any current or former Service Provider for any Tax incurred by such Service Provider.
(c)    All material contributions, premiums and payments that are due have been made for each Employee Benefit Plan within the time periods prescribed by the terms of such plan and applicable Law, and all material contributions, premiums and payments for any period ending on or before the Closing Date that are not due are properly accrued to the extent required to be accrued under applicable accounting principles. Each Employee Benefit Plan (i) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and (ii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles. From and after the Closing, Purchaser will receive the full benefit of any funds, accruals and reserves under the Company Plans.
(d)    No Group Company has any current or projected liability for, and no Employee Benefit Plan provides or promises, any post-employment or postretirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or selfinsured) to any current or former Service Provider (other than coverage mandated by applicable Law).
(e)    Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will (i) entitle any current or former Service Provider to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, in each case, payable by any Group Company, Seller or any of their respective Affiliates (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Employee Benefit Plan or (iii) limit or restrict the

|

right of any Group Company or, after the Closing, Purchaser, to merge, amend or terminate any Company Plan.
Section 3.20.    Employees and Labor.
(a)    Except as set forth in Section 3.20(a) of the Disclosure Schedule, the Group Companies are, and have been since January 1, 2018, in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to labor management relations, wages in cash or in kind and other fringe benefits, hours, overtime, terminations, employee and contractor classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes.
(b)    None of the Group Companies is a party to or subject to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement, and there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any Service Provider. None of the Group Companies has failed to comply in any material respect with the provisions of any Collective Bargaining Agreement, and there are no material grievances outstanding against any Group Company under any such agreement. There are no material unfair labor practice complaints pending or, to the Knowledge of Seller, threatened against any Group Company before any Governmental Authority or any current union representation questions involving Service Providers. There is no, and since January 1, 2018, there has not been any, labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Knowledge of Seller, threatened against or affecting any Group Company. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for Seller to enter into this Agreement or to consummate any of the transactions contemplated hereby.
(c)    Section 3.20(c) of the Disclosure Schedule lists the names, titles, annual compensation, principal benefits and any Parachute Amount payable to all current Business Employees of the Group Companies with an annual salary of $150,000 or more. For purposes of this section, “Parachute Amount” means, with respect to any individual, the amount of any retention, change in control or similar payment that such individual would become entitled to in connection with or as a result of the transactions contemplated by this Agreement.
(d)    Except as set forth in Section 3.20(d) of the Disclosure Schedule, no employee of any Group Company who are direct reports of the Chief Executive Officer (or equivalent position) of such Group Company has indicated in writing to Seller or the applicable Group Company that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one (1) year after the Closing.

|

Section 3.21.     Taxes.
(a)    All material Tax returns required to be filed under applicable Law by any Group Company have been timely filed, taking into account all available extensions, and all such Tax returns were true, complete and correct in all material respects. All Taxes of a Group Company with respect to a Pre-Closing Tax Period (whether or not reflected on a Tax return) have been timely paid except for those (i) that are being contested in good faith by appropriate proceedings (including Ongoing Tax Contests), (ii) that are set forth in Section 3.21(a) of the Disclosure Schedule or (iii) for which adequate reserves have been established in accordance with IFRS.
(b)    Except as set forth in Section 3.21(b) of the Disclosure Schedule, no material deficiencies for any Taxes have been proposed, asserted or assessed against any of the Group Companies that are still pending and no Taxing Authority has raised a material dispute or made a material claim in relation to any Tax Liability of the Group Company, other than a claim for a deficiency for Taxes that has been resolved and paid in full.
(c)    Except as set forth in Section 3.21(c) of the Disclosure Schedule, no audit or other examination of any Tax return of any of the Group Companies is presently in progress, nor has any Group Company been notified in writing of any request for such an audit or other examination.
(d)    Except as set forth in Section 3.21(d) of the Disclosure Schedule, no Group Company has waived any statute of limitations (and no request for any such waiver or consent is pending) with respect to Taxes and has not agreed to any extension of the period for assessment or collection of any Taxes or deficiencies against a Group Company.
(e)    No Group Company is a party to, or otherwise bound by (nor does any of the Group Companies have any obligation under) any Tax Sharing Agreement and is not responsible, through contract or applicable law, for any Tax Liability of any other Person.
(f)    All Taxes that any Group Company is (or was) required by applicable Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party have been duly withheld or collected, and have been timely paid over to the proper Taxing Authorities to the extent due and payable.
(g)    (g) of the Disclosure Schedule contains a list of all jurisdictions to which any Tax is properly payable by a Group Company by reason of (i) being tax resident in such jurisdiction or (ii) having a permanent establishment, an office or other fixed place of business or other taxable presence in such jurisdiction.

|

(h)    Except as set forth in Section 3.21(h) of the Disclosure Schedule, no Group Company will be required to include for a taxable period ending after the Closing Date any item of income in, or exclude any item of deduction from, taxable income for such period as a result of any: (i) change in method of accounting for a Pre-Closing Tax Period; (ii) closing agreement executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.
(i)    Except as set forth in Section 3.21(i) of the Disclosure Schedule, no Group Company owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.
(j)    In the preceding two (2) years, no Group Company has distributed the equity interests in a Subsidiary to the shareholders of such Group Company, nor have the equity interests in any Group Company been distributed by the shareholders of such Group Company to their shareholders, in each case, in a transaction that was intended to qualify as a tax-free spin-off for U.S. federal income tax purposes.
(k)    Neither Seller nor an Affiliate of Seller has reported, or will be required to report, any transaction deemed as a cross-border tax arrangement in respect of which any of the Group Companies has participated, or is currently participating, under EU Council Directive 2011/16, as amended by EU Council Directive 2018/822 (known as DAC6), as currently interpreted by Seller and its Affiliates.
Section 3.22.    Environmental Matters. Except as set forth in 0 of the Disclosure Schedule:
(a)    The Group Companies are in compliance with, in each case, in all material respects, all applicable Environmental Laws and have obtained all Permits required by applicable Environmental Laws to operate the business of the Group Companies as currently conducted;
(b)    There is no Action, notice, notification, citation, request for information pending or, to the Knowledge of Seller, threatened in writing against any Group Company pursuant to Environmental Law that, if determined adversely against any Group Company, would reasonably be expected to, individually or in the aggregate, result in Damages to the Group Companies greater than $200,000.
(c)    There has been no material environmental investigation, study, audit, test, review or other analysis conducted to the Knowledge of Seller in relation to the Business of the Group Companies or any property or facility owned, leased or operated by the Group Companies which has not been delivered to Purchaser prior to the date hereof.

|

Section 3.23.    Intellectual Property and Data Privacy/Security.
(a)    Section 3.23 of the Disclosure Schedule contains a true and complete list of all Registered Intellectual Property Rights owned by the Group Companies. The Group Companies are the sole and exclusive owners of all the Owned Intellectual Property, in each case, free and clear of any and all Liens, other than Permitted Liens. There exist no material restrictions on any Group Company’s disclosure, use, license or transfer of any of the Owned Intellectual Property.
(b)    The Group Companies own or have a valid and enforceable license to use any and all Intellectual Property used or held for use in, or otherwise necessary for, the conduct of the Business. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Owned Intellectual Property.
(c)    No Group Company, nor the use or other exploitation of any of the products or services of the Business, has infringed, misappropriated or otherwise violated since January 1, 2019, or is currently infringing, misappropriating or otherwise violating, any Intellectual Property of any Person in any material respect. There is no claim, action, suit, investigation or proceeding pending, or to the Knowledge of Seller, threatened in writing against any Group Company or any present or former officer, director or employee of any Group Company (i) challenging or seeking to deny or restrict, the validity, enforceability, registrability or ownership of any of the Owned Intellectual Property, (ii) alleging that the use of the Owned Intellectual Property or any services provided, processes used or products manufactured, used, imported or sold by the Group Companies conflicts with, infringes, misappropriates or otherwise violates any Intellectual Property of any Person or (iii) alleging that any Group Company has infringed, misappropriated or otherwise violated any Intellectual Property of any Person.
(d)    To the Knowledge of Seller, no Person has infringed, misappropriated or otherwise violated any material Owned Intellectual Property, and no Group Company has , in writing, asserted or threatened such a claim against any Person.
(e)    None of the Registered Intellectual Property Rights material to the operation of the Business has been adjudged invalid or unenforceable in whole or part, and, to the Knowledge of Seller, all such Registered Intellectual Property Rights are valid and enforceable.
(f)    The Group Companies have taken reasonable steps in accordance with normal industry practice to protect the confidentiality of all material Intellectual Property of the Group Companies the value of which to the Group Companies is contingent upon maintaining the confidentiality thereof and to the Knowledge of Seller, no such Intellectual Property has been the subject of any unauthorized disclosure other than to employees, representatives and agents of any Group Company all of whom are bound by obligations of confidentiality.

|

(g)    The Group Companies have appropriate procedures in place designed to provide that all material Intellectual Property conceived or developed by employees performing their duties for or on behalf of the Group Companies or the Business, and by any other Person performing material research and development for or on behalf of the Group Companies or the Business, must be and have been assigned to any Group Company. To the extent that any material Intellectual Property has been developed or created by any Person (including any current or former employee, officer, director, shareholder, independent contractor, representative, consultant, agent or supplier of any Group Company) for or on behalf of any Group Company, such Group Company has a written agreement with such Person pursuant to which such Person assigns to such Group Company any and all right, title and interest such Person may have in and to any and all such material Intellectual Property and, to the Knowledge of Seller, no such agreement has been breached or violated.
(h)    To the Knowledge of Seller, none of the material software included in the Owned Intellectual Property or otherwise distributed by any Group Company contains any software code that is licensed under any terms or conditions that require that any software be (i) made available or distributed in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (iv) redistributable at no charge.
(i)    There are no material viruses, worms, Trojan horses, bombs, backdoors, clocks, timers or similar harmful, malicious or hidden programs in any of the material software included in the Owned Intellectual Property.
(j)    The IT Assets operate and perform in all material respects as required by the Group Companies and have not malfunctioned or failed in any material respect since January 1, 2019. The Group Companies have taken commercially reasonable actions, consistent with current industry standards, to protect the integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. There has been no unauthorized use, access, modification or corruption of any IT Assets or any material information contained therein that has resulted in material monetary losses for any Group Company, in the loss of sensitive material information or that any Group Company has not been able to timely detect and fix.
(k)    The Group Companies are in compliance with all (i) Laws relating to privacy, data protection and the collection, transfer and use of personal information (“Privacy Laws”), (ii) contractual obligations of any Group Company with respect to the foregoing, and (iii) privacy policies of the Group Companies provided to customers with respect to the foregoing, in each case of clauses (i), (k)(ii) and (iii) in all material respects. No indemnification requests or claims are pending or threatened in writing against any Group Company alleging any violation of Privacy Laws.

|

Section 3.24.    Related Party Contracts. Except (i) as set forth in Section 3.24 of the Disclosure Schedule, (ii) for the Transaction Agreements and (iii) for any Contracts, transactions and services entered into in the Ordinary Course of Business on arms-length terms for which such Contract’s value is less than $100,000, no Related Party is a party to or otherwise involved, directly or indirectly, in any Contract, transaction or other business dealing with, provides any services to, is owed any money by or owes any money to any Group Company (other than in connection with employment, severance or other similar arrangements with directors, officers or employees of any Group Company) or directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any property, asset or right (whether tangible or intangible) that is used by any Group Company.
Section 3.25.    Customers. As of June 30, 2020, the total number of Customers were as set forth on Section 3.25 of the Disclosure Schedule. Each Contract with a Customer is on substantially the form of Customer Contract made available to Purchaser.
Section 3.26.    No Other Representations or Warranties. THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS ARTICLE 3 ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN RESPECT OF ITSELF OR ANY OTHER PERSON. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 3, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE BUSINESS OR WITH RESPECT TO SELLER, THE GROUP COMPANIES OR ANY OF ITS OR THEIR AFFILIATES OR ANY OF ITS OR THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, ANY PRO-FORMA FINANCIAL INFORMATION, FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS OF SELLER, THE GROUP COMPANIES OR ANY OF ITS OR THEIR AFFILIATES AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND, IN ANY EVENT, ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES MAY NOT BE RELIED UPON BY PURCHASER OR ANY OF ITS AFFILIATES AND REPRESENTATIVES.
ARTICLE 4
Representations and Warranties Of Purchaser
Purchaser represents and warrants to Seller that the statements contained in this Article 4 are true and correct as of the date hereof and as of the Closing Date except for such representations and warranties as are made only as of a specific date, which shall be only made as of such date:
Section 4.1.    Organization and Good Standing. Purchaser is an entity, duly organized or formed, as applicable, validly existing and in good standing (to the extent

|

Purchaser is in a jurisdiction where such concept is recognized) under the Laws of its jurisdiction of incorporation or formation, as applicable.
Section 4.2.    Authorization; Enforceability. Purchaser has all requisite corporate or other similar power and authority to execute, deliver, and perform its obligations under, this Agreement and the other Transaction Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and of the other Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or other similar action on the part of Purchaser, including any necessary approval or consent of its partners, members, stockholders or other equity owners. This Agreement has been, and the other Transaction Agreements to which it is a party shall be, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, shall, upon such execution and delivery hereof and thereof, be the legal, valid and binding obligations of Purchaser hereunder and thereunder, as applicable, enforceable against Purchaser in accordance with its terms, except as limited by the General Enforceability Exceptions.
Section 4.3.    No Conflicts; Consents and Approvals.
(a)    Neither the execution, delivery and performance of this Agreement by Purchaser, or of the other Transaction Agreements to which it is a party, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, shall: (i) conflict with, violate or result in a breach of, or result in the acceleration of any rights under or the creation in any party of the right to accelerate any provisions of the certificate of incorporation or bylaws (or equivalent organizational documents) of Purchaser; (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of a Lien upon any property or assets of Purchaser, pursuant to any Contract to which Purchaser is a party, that would in any such event, have or reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect; or (iii) violate any applicable Law or Order applicable to Purchaser or any of its properties or assets.
(b)    The execution, delivery and performance by Purchaser of this Agreement, and of the other Transaction Agreements to which it is a party, and the consummation by Purchaser of the transactions contemplated hereby and thereby does not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Person, except for (i) the Closing Regulatory Approvals and (ii) those consents, approvals, authorizations or permits of, actions by, filings with or notifications the failure of which to be made or obtained would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

|

Section 4.4.    Purchaser Governmental Filings. Except as set forth in Section 4.4 of the Disclosure Schedule or as required by any applicable corporate or securities laws or by any applicable stock exchange, no filing or registration with, notification to, or authorization, consent or approval of any Governmental Authority is required in connection with (a) the execution, delivery and performance of this Agreement by Purchaser or the other Transaction Agreements to which it is a party, (collectively, the “Purchaser Governmental Filings” and together with the Seller Governmental Filings, the “Governmental Filings”), or (b) the consummation by Purchaser of the transactions contemplated hereby or thereby, except for such other Governmental Filings the failure of which to be obtained or made would not reasonably be expected to have individually or in the aggregate, a Purchaser Material Adverse Effect.
Section 4.5.    Sufficiency of Funds. Purchaser has, or at Closing will have, sufficient funds available to enable Purchaser to consummate the transactions contemplated by this Agreement and the other Transaction Agreements to which it is a party, and to satisfy Purchaser’s obligations hereunder or thereunder, including payment of the Purchase Price and any other amounts payable by Purchaser hereunder, and all fees and expenses of Purchaser relating to the transactions contemplated by this Agreement and by the other Transaction Agreements to which it is a party. Availability to Purchaser of debt or other financing is not a condition precedent to consummation of the transactions contemplated hereby.
Section 4.6.    Origin of Funds.
(a)    Any monies to be used to satisfy Purchaser’s obligations hereunder, including payment of the Purchase Price and any other amounts payable by Purchaser hereunder, and all fees and expenses relating to the transactions contemplated by this Agreement and the other Transaction Agreements to which it is a party have not been or will not be derived from or related to any illegal activities, including but not limited to, money laundering activities or activities subject to any applicable Anti-corruption Laws.
(b)    Any monies to be used to satisfy Purchaser’s obligations hereunder, including payment of the Purchase Price and any other amounts payable by Purchaser hereunder, and all fees and expenses relating to the transactions contemplated by this Agreement and the other Transaction Agreements to which it is a party are not derived from, invested for the benefit of, or related in any way to a legal or natural person that is subject to any kind of economic or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by any of international or local authorities; among those authorities, the United Nations Security Council, the European Union, the Office of Foreign Asset Control, the U.S. Department of Commerce or the U.S. Department of State.
(c)    The representations in this Section 4.6(c) shall be deemed to be not granted by Purchaser or required by Seller, to the extent that those provisions would result in a violation of Council Regulation (EC) 2271/1996 (the “Blocking Regulation”)

|

and/or any law or regulation implementing the Blocking Regulation in any Member State of the European Union or the United Kingdom.
Section 4.7.    Litigation.
(a)    There is no Action pending or, to Purchaser’s knowledge, threatened against Purchaser or any of its Affiliates by or before (or, in the case of threatened Actions, that would be before) any Governmental Authority that if determined adversely and in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
(b)    There is no Order outstanding against Purchaser or any of its Affiliates that would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
Section 4.8.    Solvency. Purchaser is Solvent and immediately after giving effect to all of the transactions contemplated by this Agreement, including payment of the Purchase Price and any other amounts payable hereunder, and all fees and expenses relating to the transactions contemplated by this Agreement, Purchaser and its Subsidiaries shall be Solvent. For the purpose of this Section 4.8, the term “Solvent” when used with respect to any Person, means that, as of any date of determination: (a) the amount of the “fair saleable value” of the assets of such Person shall, as of such date, exceed: (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors; and (ii) the amount that shall be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured; (b) such Person shall not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date; and (c) such Person shall be able to pay its liabilities, including contingent and other liabilities, as they mature. For the purpose of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” mean that such Person shall be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due. Purchaser is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of Purchaser, its Subsidiaries or the Group Companies.
Section 4.9.    Brokers. Except for LionTree LLC and JPMorgan Chase & Co., no broker, finder or similar agent has been employed by, or on behalf of, Purchaser, and no Person with which Purchaser has had any dealings or communications is entitled to any brokerage commission or finder’s fee in connection with this Agreement or the transactions contemplated hereby.

|

Section 4.10.    Independent Investigation; No Reliance. In connection with Purchaser’s investment decision to proceed with the transactions contemplated by this Agreement, Purchaser and its Representatives have conducted an independent review, investigation and analysis (financial and otherwise) of the business, operations, technology, assets, liabilities, results of operations, financial condition and prospects of the Group Companies as desired by, and to the satisfaction of, Purchaser. Purchaser acknowledges and agrees that Seller and the Group Companies have provided Purchaser with access to the personnel, properties and books and records of the Group Companies for this purpose. Purchaser acknowledges and agrees that its purchase of the Shares and the consummation of the transactions contemplated hereby are done entirely on the basis of Purchaser’s own investigation, analysis, judgment and assessment of the present and potential value and earning power of the Group Companies, and that it is not relying on any representations, warranties, statements, discussions or any other communication other than those representations and warranties expressly set forth in Article 3 (as modified by the Disclosure Schedule). Purchaser acknowledges and agrees that none of Seller, the Group Companies, any of their respective Affiliates, employees, Representatives or any other Person has made or is making any representation or warranty whatsoever, express or implied, in connection with the transactions contemplated hereby, as to the Group Companies and their businesses and operations, or as to the accuracy or completeness of any information regarding the Group Companies and their businesses and operations beyond those expressly set forth in Article 3 (as modified by the Disclosure Schedule), and none of Seller, the Group Companies, or any of their respective Affiliates, employees, Representatives or any other Person shall have or be subject to any liability to Purchaser, its Affiliates, their respective Subsidiaries, stockholders, controlling persons or Representatives or any other Person resulting from the distribution to Purchaser or its Representatives or Purchaser’s use of any such information, any other confidential information memoranda or management presentations distributed by, or on behalf of, the Group Companies relating to their businesses and operations, any such information contained in the VDR or any other data room (including any electronic or “virtual” data room), or any information contained in any publication, document or other form provided or made available, or any omission thereof or therein, to Purchaser or any of its Representatives in connection with the purchase and sale of the Shares and the transactions contemplated hereby.
Section 4.11.    No Other Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 4, PURCHASER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO PURCHASER OR ANY OF ITS ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND, IN ANY EVENT, ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES MAY NOT BE RELIED UPON BY THE COMPANY OR SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES.

|

ARTICLE 5
COVENANTS
Section 5.1.    Conduct of the Group Companies’ Businesses Prior to the Closing.
(a)     Except: (i) for the matters set forth in Section 5.1(b) of the Disclosure Schedule; (ii) as required by any Contract (to which any of the Group Companies is a party or to which the Group Companies’ assets or properties are bound) in existence as of the date of this Agreement or under applicable Law or Order; (iii) as otherwise required by this Agreement; or (iv) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned); in each case, from and after the date hereof and prior to the Closing, or such earlier date as this Agreement may be terminated in accordance with its terms, Seller shall cause the Group Companies to (1) conduct their business in the Ordinary Course of Business, and (2) use commercially reasonable efforts to: (A) maintain and preserve the Group Companies’ present business organizations; (B) maintain in effect all of their respective material Permits; (C) maintain and preserve the Group Companies’ relationships and good will with customers, suppliers and others having material business dealings with the Group Companies; and (D) manage each Group Company’s working capital (including the timing of collection of accounts receivable and payment of accounts payable) in the Ordinary Course of Business; provided, however, that (x) no action or inaction by Seller or any of the Group Company with respect to any matters specifically addressed by any clause of Section 5.1(b) shall be deemed a breach of this Section 5.1(a) unless such action or inaction would constitute a breach of such clause of Section 5.1(b) and (y) Purchaser’s consent with respect to any action or matter pursuant to Section 5.1(b) shall be deemed to constitute consent for all purposes under this Agreement, including for purposes of this Section 5.1(a).
(b)    Without limiting the provisions of the foregoing Section 5.1(a), except: (i) for the matters set forth in Section 5.1(b) of the Disclosure Schedule; (ii) as required by any Contract (to which any of the Group Companies is a party or to which the Group Companies’ assets or properties are bound) in existence as of the date of this Agreement or under applicable Law; (iii) as otherwise required by this Agreement; or (iv) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), from the date hereof until the earlier of Closing, or the date on which this Agreement may be terminated in accordance with its terms, Seller shall not, and shall not permit the Group Companies to, take any of the following actions with respect to the Group Companies:
(i)    (A) split, combine, subdivide or reclassify any shares of capital stock or other equity interests, (B) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Shares of the Company or any shares of the Company Subsidiary, (C) set any record dates or payment dates for the payment of any dividends or distributions (whether payable in cash, stock, property or a combination thereof) after the Closing on any Shares or other capital

|

stock of the Company or (D) enter into any agreement with respect to the voting of its capital stock, equity securities or other ownership interests;
(ii)    create any Subsidiary of the Group Companies;
(iii)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Group Company, file a petition in bankruptcy under any provisions of federal or state bankruptcy Law on behalf of any Group Company or alter through merger, liquidation, reorganization or restructuring the corporate structure of any Group Company;
(iv)    amend any of the Company Organizational Documents;
(v)    except as otherwise required by an Employee Benefit Plan or as required by applicable Law, (A) enter into, adopt or amend any Employee Benefit Plan or Collective Bargaining Agreement, except, in the case of any Seller Plan, for such actions that (1) apply on the same basis to Business Employees as to other participants in such Seller Plan and (2) would not materially increase the costs to the Group Companies after the Closing; (B) increase the rate of compensation or benefits provided to any current or former Business Employee, except for increases in base compensation which are made in the Ordinary Course of Business of not more than 4% on an annual basis; (C) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former Service Provider; or (D) grant any severance, retention or termination pay to, or enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with, any current or former Business Employee, other than severance payments in the Ordinary Course of Business;
(vi)    hire any employees, transfer the employment of any employee of Seller to any Group Company or transfer the employment of any Business Employees to an Affiliate of Seller (other than in the Ordinary Course of Business to fill vacancies arising due to terminations of employment of Business Employees, to fill no more than twenty (20) newly created vacancies necessary to operate the Business in the Ordinary Course of Business or from time to time as contemplated in the Carveout Covenants);
(vii)    make any change in financial accounting methods, principles or practices, except as required by a change in IFRS or applicable Law;
(viii)    change its cash management practices or its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral

|

of revenue and acceptance of customer deposits, except in the Ordinary Course of Business or as required by a change in IFRS or applicable Law;
(ix)    except in the Ordinary Course of Business (A) accelerate, terminate, cancel, renew, amend, grant a waiver under or otherwise modify any Material Contract in any material respect, (B) enter into any Contract that would constitute a Material Contract if in effect as of the date hereof or (C) waive, release or assign any material rights, claims or benefits of any Group Company; provided, that, notwithstanding the foregoing, Seller shall not, and shall not permit the Group Companies to, enter into, amend, renew, extend, grant a waiver under or otherwise modify any direct-to-home content agreements without Purchaser’s prior written consent, unless such direct-to-home content agreement can be terminated by the Group Companies on or after April 1, 2021 without any penalty or continuing obligation or liability (contingent or otherwise) of the Group Companies thereunder;
(x)    (A) from the date hereof until December 31, 2020, make capital expenditures in an amount less than the amount required to be made such that the capital expenditures made in the twelve (12) months preceding December 31, 2020 is not less than $22,333,333.33 in the aggregate, and (B) for each of (x) the twelve month period from January 1, 2021 until December 31, 2021 and (y) the twelve month period from January 1, 2022 until December 31, 2022, make capital expenditures in an amount less than $27,000,000 in each such period in the aggregate; provided that if Closing occurs before December 31 of any calendar year, then Seller and the Group Companies shall only be required to make capital expenditures in such calendar year in an amount approximately equal to the pro rata amount of the capital expenditures required to be made in such calendar year only taking into account the months of such calendar year up to (and including) the month before Closing; provided further that any such expenditures shall be on commercially reasonable terms. For purposes of this Section 5.1(b)(x) “capital expenditures” means any expenditure relating to fixed assets in accordance with the Accounting Principles;
(xi)    sell, lease, sublease, mortgage, sell and leaseback or otherwise dispose of any Owned or Leased Property or any interests therein other than in the Ordinary Course of Business;
(xii)    sell, assign, lease, sublease, license, sublicense or otherwise transfer or dispose of, abandon or permit to lapse, fail to take any action necessary to maintain, enforce or protect, or create or incur any Lien on, in each case, any Owned Intellectual Property other than non-exclusive licenses or the abandonment of non-material Intellectual Property, in each case, in the Ordinary Course of Business;
(xiii)    purchase or acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business

|

combination), any corporation, partnership, other business organization or division thereof;
(xiv)    (A) make or change any material Tax election, (B) change any annual Tax accounting period, (C) adopt or change any material method of Tax accounting, (D) amend any income Tax Returns or other material Tax Returns, or file a claim for material Tax refund, other than filing an amended Tax Return or claim for refund substantially in the relevant form set forth in Section 5.1(b)(xiv) of the Disclosure Schedule; provided that, if Seller receives from the relevant Taxing Authority a request for any additional or follow-up document related to the aforementioned filing of an amended Tax Return or claim for Tax refund (a “Supplemental Request”), then (x) Seller shall request from such Taxing Authority an extension of time to respond to the Supplemental Request, if and to the extent permitted by applicable Law, (y) Seller shall, no later than five (5) Business Days before the deadline for responding to the Supplemental Request, provide to Purchaser a copy of such Supplemental Request and a draft of Seller’s proposed response to such Supplemental Request and (z) Purchaser, acting in good faith, shall, as soon as is reasonably practicable after receiving such documents from Seller (and, in any case, prior to the deadline (including any extensions) for responding to the Supplemental Request), provide a written notice to Seller indicating Purchaser’s consent (which consent shall not be unreasonably withheld, delayed or conditioned) to Seller providing the proposed response to the Supplemental Request to the relevant Taxing Authority, except that Purchaser shall not be required to provide such consent if Purchaser reasonably determines that such proposed response is likely to adversely affect any Group Company’s position, arguments, accounting or commercial practices in respect of any Taxes for any Post-Closing Tax Period, in which case, Purchaser shall explain the reasons for such adverse effect; provided that, if Purchaser fails to provide the aforementioned written notice prior to the deadline (including any extensions thereof) for responding to the Supplemental Request, Seller shall have the right to file Seller’s proposed response to the Supplemental Request without Purchaser’s express written consent; (E) enter into any material closing agreement, or settle any material Tax claim, audit or assessment, or (F) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;
(xv)    (A) incur any Indebtedness for borrowed money, except for: (1) Indebtedness incurred in the Ordinary Course of Business; (2) Indebtedness incurred under individual letters of credit in an amount not to exceed $15,000,000 in the aggregate, (3) prepayable Indebtedness in an amount not to exceed $15,000,000 in the aggregate or (4) Indebtedness incurred to finance the acquisition or renewal of spectrum that is prepayable at the option of the Group Companies; or (B) guarantee any Indebtedness for borrowed money of any Person that is not a Group Company;

|

(xvi)    settle, compromise, discharge or agree to settle any litigation, investigation, arbitration or proceeding other than those that involve only the payment by the Group Companies of Damages of less than $500,000 in the aggregate; provided that any such settlement, compromise or discharge shall not involve any non-monetary relief;
(xvii)    enter into, terminate, or modify, waive or amend, in each case, in any manner that is adverse to the Group Companies, any Related Party Contract, except in the Ordinary Course of Business; or
(xviii)    commit, resolve, agree to take or authorize any of the foregoing actions.
(c)    Other than Purchaser’s right to consent or withhold consent with respect to the foregoing matters (which consent shall not be unreasonably withheld, delayed or conditioned, and provided that the failure of Purchaser to respond to such request for consent within ten (10) Business Days thereafter shall be deemed to constitute consent, provided that with respect to any actions proposed to be taken by Seller or the Group Companies, as applicable, in good faith to respond to the actual or anticipated effects on the Group Companies of COVD-19 or the COVID-19 Measures that would require Purchaser’s consent, the time for Purchaser to respond to such request for consent shall be reduced to three (3) Business Days (it being understood that Purchaser’s consideration to provide such consent shall include consideration of COVID-19 and the COVID-19 Measures)), nothing contained in this Agreement shall give to Purchaser, directly or indirectly, any right to control or direct the operation any Group Company prior to the Closing.
(d)    Notwithstanding anything to the contrary in this Agreement, nothing contained in this Section 5.1 shall limit or restrict the ability of Seller or the Group Companies, as applicable, from taking any actions to the extent reasonably necessary to (i) protect the health and safety of the employees of the Group Companies, (ii) to respond to third-party supply or service disruptions caused by COVID-19 or the COVID-19 Measures or (iii) to respond to the actual or anticipated effects on the Group Companies of COVID-19 or the COVID-19 Measures, except for any actions that are disproportionate to comparable actions taken by similarly situated telecommunications companies in Central America, in each case of clauses (i), (ii) and (iii), only to the extent (x) such actions are taken in good faith, considering the best interests of the Group Companies and their current and future equityholders on a going forward basis, and (y) Seller has provided Purchaser with prior notice reasonable under the circumstances (including consideration of COVID-19 and the COVID-19 Measures) of its intent to take such actions, and has consulted with Purchaser and considered in good faith Purchaser’s views with respect to such actions; provided that any workforce reduction measures taken by Seller or the Group Companies shall require Purchaser’s prior written consent in accordance with this Section 5.1; provided further that to the extent Seller or the Group Companies take any actions pursuant to this Section 5.1(d) that caused or otherwise

|

resulted in deviations from the business of the Group Companies being conducted in the Ordinary Course of Business, Seller shall cause the Group Companies to resume conducting its business in the Ordinary Course of Business as soon as reasonably practicable.
Section 5.2.    Activity Reports; Confidentiality; Control and Supervision.
(a)    From the date hereof and prior to the Closing or such earlier date as this Agreement may be terminated in accordance with its terms and subject to compliance with applicable Law (including competition and antitrust Laws in Costa Rica) and this Section 5.2(a), Seller shall cause each of the Group Companies to give Purchaser and its Representatives reasonable activity reports at the reasonable, prior written request of Purchaser in connection with the transactions contemplated hereby.
(b)    All information provided or obtained in connection with the transactions contemplated by this Agreement shall be kept confidential by Purchaser and its Representatives, Subsidiaries and Affiliates in accordance with the Confidentiality Agreement, dated January 24, 2020, between the Purchaser or one of its Affiliates and Seller or one of its Affiliates (as so amended and supplemented the “Confidentiality Agreement”). In the event of a conflict or inconsistency between the terms of this Agreement and the Confidentiality Agreement, the terms of this Agreement shall govern.
(c)    Prior to disclosure of any Confidential Information (as defined in the Confidentiality Agreement) of Purchaser or any of its Subsidiaries or Affiliates in connection with any Actions relating to the Specified Litigation, Seller shall: (i) provide Purchaser and its Representatives with a reasonable opportunity to review such Confidential Information, (ii) consult with Purchaser regarding the disclosure of such Confidential Information, (iii) consider in good faith any comments, legal arguments or other viewpoints with respect to the proper designation of such Confidential Information under any operative protective order entered in the Specified Litigation; provided, however, that in no event shall Seller be required to accept Purchaser’s comments, legal arguments or other viewpoints or Purchaser be entitled to delay the Closing or disclosure of any Confidential Information in connection with any Actions relating to the Specified Litigation if Seller does not accept such comments, legal arguments or other viewpoints, (iv) request an extension, if necessary and reasonable, to enable Purchaser to object to the disclosure of such Confidential Information, and (v) make its Representatives reasonably available to Purchaser and its Representatives in connection with its obligations set forth in (i)-(iv). The Confidentiality Agreement shall expire upon the later of (a) two years after the date thereof, (b) on the Closing Date immediately following the Closing or (c) upon the termination of this Agreement in accordance with its terms. The obligations in this Section 5.2(c) shall not relieve Seller of its obligations under the Confidentiality Agreement.
(d)    Nothing contained in this Agreement shall give to Purchaser, directly or indirectly, any right to control or direct the operation of any Group Company prior to the Closing.

|

Section 5.3.    Consents. From and after the date hereof and prior to the Closing, subject to the Carveout Covenants, Seller shall, and Seller shall cause the Group Companies to, use reasonable best efforts to give all notices to, and obtain all Consents from all Persons required pursuant to any Material Contract, and Purchaser shall reasonably cooperate and be reasonably consulted in connection therewith; provided, however, that Seller shall not have any obligation to amend or modify any Contract or grant any concessions or pay any out-of-pocket amounts to any third party in connection with obtaining such third party Consent.
Section 5.4.    Regulatory Filings.
(a)    Under the terms and subject to the conditions of this Agreement, each of Purchaser and Seller shall (and shall cause their applicable Affiliates to) use its respective reasonable best efforts to take, agree to take, or cause to be taken, any and all actions and to do, or cause to be done, any and all things necessary, proper or advisable under any Law or otherwise, so as to, as promptly as practicable, consummate the transactions contemplated by this Agreement, and each such Party shall, and shall cause its respective Affiliates to, cooperate fully to that end. The failure by Seller to obtain any consent, waiver, confirmation, novation or approval with respect to any Contract shall not (i) constitute a failure to satisfy any condition set forth in Article 6 or (ii) relieve Purchaser from its obligation to consummate the transactions contemplated by this Agreement.
(b)    Subject to and without limiting the generality of Section 5.4(a), Purchaser and Seller shall use their reasonable best efforts to obtain any action, approval, authorization, clearance, order, Permit or waiver of all Governmental Authorities required to consummate the transactions contemplated in this Agreement, including but not limited to the Closing Regulatory Approvals (each a “Regulatory Approval”). In connection therewith, Purchaser and Seller shall jointly, subject to applicable Law, as promptly as possible and as required by applicable Law, but in any event no later than sixty (60) calendar days from the date hereof, (x) make the filings required by applicable antitrust Laws and (y) make all other Governmental Filings necessary or advisable to make in connection with the Regulatory Approvals, and thereafter promptly make any other submissions and responses required under any applicable Law with respect to the transactions contemplated hereby. In furtherance of the foregoing, each of the Parties shall: (i) furnish all information reasonably required for any Governmental Filings to be made pursuant to any applicable Law in connection with the transactions contemplated hereby; (ii) keep each other Party informed in all material respects of any material communication received by any Party from, or given by any other Party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case, relating to the transactions contemplated hereby; (iii) provide each other Party with prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such Governmental Filings; (iv) consult and cooperate with each other Party in connection with any analyses, appearances,

|

presentations, memoranda, briefs, arguments, opinions and proposals submitted by or on behalf of any Party in connection with proceedings relating to or arising out of such Governmental Filings; and (v) not participate independently in any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of any such Governmental Filings or any investigations or other inquiries relating thereto without giving each other Party prior notice of the meeting or conversation and, unless prohibited by such Governmental Authority, the opportunity to attend or participate; provided, however, that, notwithstanding anything to the contrary contained herein, (1) information and materials may be redacted or withheld (x) to the extent that they concern or refer to matters other than the Group Companies or the transactions contemplated by this Agreement and (y) as necessary to comply with contractual arrangements and (2) any and all communications, interactions, information or other action of any Party or its Affiliates with respect to Governmental Authorities outside of Costa Rica shall be excluded entirely from this Section 5.4. Seller and Purchaser shall, and shall cause their respective Affiliates, Representatives and advisors to, adhere to best corporate practices in connection with the matters set forth in this Section 5.4, including complying at all times with applicable Laws relating to their interaction with Governmental Authorities and their Representatives, as well as cooperate in good faith with the other Party in connection with any Governmental Filings. Purchaser shall be responsible for all filing or administrative fees required to be paid in connection with any Governmental Filing, and each Party shall bear its own costs and expenses (including its own attorneys’ fees) in connection therewith. In furtherance of and without limiting the foregoing, Purchaser shall control all filings, communications, defense, litigation, negotiations and strategy relating to applicable Law, the Regulatory Authority or any Governmental Filing, in each case, regarding any of the transactions contemplated hereby, including any actions required to be taken by Purchaser pursuant to Section 5.4(c); provided that each Party will provide such drafts to the other Party in a timely manner, will allow the other Party reasonable time to review and comment on such drafts, and Purchaser will take into account any reasonable comments from Seller in connection with any such submissions or material communications. Purchaser shall give good faith consideration to any recommendations or requests made by Seller or Seller’s counsel with regard to any filings, communications, defense, litigation, negotiations or strategies relating to applicable Law, the Regulatory Authorities or any Governmental Filing, in each case, regarding the transactions contemplated hereby.
(c)    In furtherance and not in limitation of its obligations under this Section 5.4, Purchaser shall at its sole cost: (i) offer and agree to an order or legally enforceable undertaking providing for the divestiture by Purchaser or its Affiliates of such properties, assets, operations or businesses in Costa Rica as are necessary to permit Purchaser fully to complete the transactions contemplated by this Agreement; (ii) offer and agree to hold separate such properties, assets, operations or businesses, pending the satisfaction or termination of any conditions, restrictions or agreements affecting Purchaser’s full rights of ownership of any Group Company (or any portion thereof) as may be necessary to permit Purchaser fully to complete the transactions contemplated by this Agreement; (iii) take or commit to take actions, or agree to or accept any conditions, restrictions,

|

limitations or requirements imposed by Governmental Authorities with respect to the acquisition of any Group Company that limit Purchaser’s or, following the Closing, the Group Companies’, freedom of action with respect to, or its or their ability to retain, one or more of its businesses, product lines or assets, in each case, as may be necessary to permit Purchaser fully to complete the transactions contemplated by this Agreement; (iv) take, and cause each of its Affiliates to take, any and all actions, including a Remedial Action, to the extent necessary to (1) obtain any Regulatory Approvals and (2) avoid, eliminate or resolve each and every impediment to obtaining any Regulatory Approvals, in each of (1) and (2), so as to cause the transactions contemplated by this Agreement to occur as soon as reasonably possible (and in any event, no later than the End Date); (v) oppose fully and vigorously any litigation relating to this Agreement, or the transactions contemplated hereby, including to appeal promptly any adverse decision, determination or order by any applicable Governmental Authority, it being understood that the costs and expenses of all such legal action shall be borne by Purchaser; and (vi) not consent to any voluntary delay of the consummation of the transactions contemplated hereby at the request of any Governmental Authority without the consent of Seller. Notwithstanding anything to the contrary in this Section 5.4, Purchaser shall not be required to take any action that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Group Companies or materially adversely affect the business or operations of (x) Purchaser and its Subsidiaries or (y) Purchaser and its Subsidiaries in Costa Rica (including the Group Companies), in each case, taken as a whole and on a going forward basis.
Section 5.5.    Employees and Employee Benefits.
(a)    From the Closing Date, Purchaser shall, or shall cause the Group Companies to, honor the terms and conditions of applicable employment agreements entered into by the Group Companies and Collective Bargaining Agreements then in effect; provided that Purchaser may, or may cause the Group Companies to, amend or terminate any such agreements and Collective Bargaining Agreements in accordance with their terms and applicable Law.
(b)    Until the end of the calendar year in which the Closing occurs, Purchaser shall, or shall cause the Group Companies or their respective Affiliates to, provide Business Employees, in the aggregate, who are employed with the Group Companies as of the Closing Date (each, a “Continuing Employee”) with: (i)  cash compensation (including base salary or base wages and target cash bonus opportunities, but excluding overtime pay, commissions and any change in control, retention, transaction or similar bonuses paid as a result of or in connection with the transactions contemplated hereby) that is substantially comparable in the aggregate to the cash compensation provided to such Continuing Employees, in the aggregate, immediately prior to the Closing Date; and (ii) employee benefits that are substantially comparable in the aggregate to the employee benefits provided to such Continuing Employees, in the aggregate, under the applicable Company Plans immediately prior to the Closing Date (but excluding equity awards or plans including but not limiting to an employee stock

|

purchase plan and any benefit which is not commercially reasonable for Purchaser to maintain or duplicate).
(c)    Purchaser shall, or shall cause the Group Companies to, provide Continuing Employees whose employment with Purchaser or the Group Companies is terminated without just cause following the Closing Date with the severance required by applicable Law.
(d)    Purchaser shall use commercially reasonable efforts to or, to the extent that an applicable plan is insured, shall use commercially reasonable efforts to cause the insurance carrier to, give Continuing Employees full credit for the purposes of eligibility, vesting, and determination of benefits (including for the purpose of determining vacation and severance benefits) under any benefit plans (but excluding any defined benefit or retiree medical plans) maintained by Purchaser, its Affiliates or the Group Companies for such Continuing Employees’ service with Seller, any Group Company or their Affiliates to the same extent recognized under the comparable Seller Plan or Company Plan immediately prior to the Closing; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service. In addition, Purchaser shall use commercially reasonable efforts to, or shall cause the Group Companies to use commercially reasonable efforts to, credit each Continuing Employee with the accrued but unused vacation, personal and sickness days which the Continuing Employee has accrued but remain unused as of the Closing Date.
(e)    No later than the Closing Date, Seller shall pay to each Business Employee and Service Provider a variable performance bonus prorated to reflect the portion of the calendar year prior to the Closing Date and company and individual performance achieved during the portion of the calendar year prior to the Closing Date.
(f)    Nothing contained in this Section 5.5 will be construed to create any thirdparty beneficiary rights in any Person, including any Business Employee (including any dependent or beneficiary thereof), nor will this Section 5.5 be deemed to amend any Employee Benefit Plan or any other benefit plan of Seller, Purchaser or their respective Affiliates or to prohibit Seller, Purchaser or their respective Affiliates from amending or terminating any benefit plan or terminating the employment or engagement of any Continuing Employee.
Section 5.6.    Public Announcements. The initial press release concerning this Agreement and the transactions contemplated hereby will be in substantially the form previously agreed by the Parties. The Parties shall consult with each other before issuing, and shall provide such other Party reasonable opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated hereby and shall not (and shall direct their respective Representatives not to) issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any

|

listing agreement with, or the rules and regulations of, any national securities exchange, automated inter-dealer quotation system or over-the-counter markets.
Section 5.7.    Noncompetition.
(a)    Seller agrees that for a period of three (3) full years after the Closing Date, neither it nor any of its Affiliates shall:
(i)    engage, either directly or indirectly, as a principal or for its own account or solely or jointly with others, or as stockholders in any corporation or joint stock association, in any business that competes with the Business as it exists on the Closing Date within Costa Rica; or
(ii)    except with respect to the individuals set forth on Section 5.7 (a)(ii), of the Disclosure Schedule, employ or solicit, or receive or accept the performance of services by any current employee of any Group Company in Costa Rica; provided, however, that nothing in this Section 5.7 shall prohibit Seller or any of its Affiliates from (x) engaging in general solicitations to the public or general advertising not targeted at employees of the Group Companies and hiring any person who responds to such general solicitation, (y) soliciting any Person whose employment has been terminated by the applicable Group Company following the Closing or (z) soliciting any employee whose employment with the applicable Group Company has been terminated by the Group Companies following the Closing (but only after sixty (60) calendar days have passed since the date of termination of employment).
(b)    If any provision contained in this Section 5.7 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 5.7 but this Section 5.7 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the Parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Law, a court of competent jurisdiction shall construe and interpret or reform this Section 5.7 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Law. Seller acknowledges that Purchaser would be irreparably harmed by any breach of this Section 5.7 and that there would be no adequate remedy at law or in damages to compensate Purchaser for any such breach. Seller agrees that Purchaser shall be entitled to injunctive relief requiring specific performance by Seller of this Section 5.7, and Seller consents to the entry thereof. For the avoidance of doubt and notwithstanding the foregoing, the foregoing shall not, in any way, limit or affect Seller’s ability to perform its obligations under the Transition Services Agreement.

|

(c)    Notwithstanding anything herein to the contrary, the prohibitions in Section 5.7 shall not apply to:
(i)    any acquisition (whether through the acquisition of assets, securities or other ownership interests or a merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction) by Seller or any of its Affiliates of all or any part of a business or Person that is engaged in the Business where the revenues of the acquired business attributable to the Business represent no more than ten percent (10%) of the aggregate consolidated revenues of such acquired business or Person, as applicable, for such business’ or Person’s most recently completed fiscal year;
(ii)    the ownership by Seller or any of its Affiliates, directly or indirectly, of less than five percent (5%) of any class of the securities of any Person traded on a national or international securities exchange; or
(iii)    generally, Seller or its Subsidiaries from having relationships with their respective suppliers and multinational customers in Costa Rica, and other customers to the extent such customers are receiving services rendered outside of Costa Rica.
Section 5.8.    Further Assurances.
(a)    At and after the Closing Date, each of Purchaser and Seller shall use its reasonable best efforts from time to time to execute and deliver at the reasonable request of the other Party such additional documents and instruments, and to take, or refrain from taking, such other actions, as may be reasonably required to give effect to this Agreement and the transactions contemplated hereby.
(b)    Without limiting the generality of Section 5.8(a), at and after the Closing Date, each of Purchaser and Seller shall (and shall cause their applicable Affiliates to) use its respective reasonable best efforts to, as promptly as practicable, complete or cause to complete the actions set forth on Section 5.8(b) of the Disclosure Schedule (such actions, the “Post-Closing Regulatory Actions”). For the avoidance of doubt, none of the Post-Closing Regulatory Actions shall constitute a Closing Regulatory Approval and the failure by Seller or Purchaser to complete any of the Post-Closing Regulatory Actions shall not (i) constitute a failure to satisfy any condition set forth in Article 6 or (ii) relieve Seller or Purchaser from their respective obligations to consummate the transactions contemplated by this Agreement.
(c)    Within thirty (30) calendar days following the execution of this Agreement, Seller shall, and shall cause the Group Companies to, take any and all actions necessary to (i) remedy any deficiencies under applicable Law in the currently issued share certificates of each Group Company, and to issue and cause to be executed by the President and the Secretary of each Group Company new share certificates representing one hundred percent (100%) of the outstanding equity ownership interests of each of the

|

Group Companies to reflect the capitalization (including with respect to shareholder, number of shares and type of shares) set forth on Section 3.8(a) of the Disclosure Schedule, in each case in accordance with applicable Law (including in accordance with Article 134 of the Code of Commerce of Costa Rica), (ii) voiding and cancelling in accordance with applicable Law, and leaving without any further effect, any previous share certificate ever issued by any of the Group Companies except those issued pursuant to this Section 5.8(c) and (iii) amend the share registry books of the Group Companies in accordance with applicable Law to reflect the sequence of equity ownership in the Group Companies, which amendment shall reflect the current equity ownership as set forth on Section 3.8(a) of the Disclosure Schedule following the actions contemplated by this Section 5.8(c), and cause such share registry book entries to be signed by the appropriate officers of the Group Companies in accordance with applicable Law.
Section 5.9.    Notice; Supplemental Disclosures. Until the Closing, each of Purchaser and Seller shall promptly notify each other in writing of any (a) fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article 6 becoming incapable of being satisfied and (b) any material notice or other material communication from any Person asserting that such Person’s consent is required, or that such Person is entitled to compensation or consideration from any of Purchaser, Seller or any of the Group Companies or any of their respective Affiliates, in connection with the transactions contemplated by this Agreement or the other Transaction Agreements or any notice, letter or other communication received from a Governmental Authority. For the avoidance of doubt, to the extent any notices required to be given pursuant to this Section 5.9 relates to the breach of a representation or warranty (other than a Seller Fundamental Representation), the Damages associated with such breach of representation and warranty shall be subject to the limitations applicable for such breach of representation or warranty set forth in Article 7.
Section 5.10.    Tax Matters.
(a)    Preparation of Tax Returns.
(i)    Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns required to be filed after the Closing Date by any Group Company with respect to a Pre-Closing Tax Period, including any Tax Returns with respect to a Straddle Period, (a “Purchaser Return”). All such Tax Returns shall be prepared in accordance with past practices of the Group Companies unless Purchaser notifies Seller in writing that a different position is required by applicable Law or there are no applicable past practices, in which case the Parties shall mutually agree, acting in good faith, on the preparation of such Tax Return, unless the Purchaser Return relates to a Straddle Period, in which case, Purchaser shall, after consultation with Seller, exercise its discretion, acting in good faith, in the preparation of such Tax Return.

|

(ii)    Purchaser shall deliver to Seller for its approval, at least thirty (30) Business Days prior to the due date for the filing of any material Purchaser Return (taking into account any applicable extensions), a copy of such Purchaser Return, together with any additional information that Seller may reasonably request. Seller shall have the right to review such Purchaser Return, statement and additional information, if any, prior to the filing of such Purchaser Return, and Purchaser shall reflect on such Purchaser Return any reasonable comments that relate solely to a Pre-Closing Tax Period submitted by Seller at least ten (10) Business Days prior to the due date of such Purchaser Return. No later than two (2) Business Days prior to the filing of any such Purchaser Returns (taking into account available extensions), Seller shall pay to Purchaser (in immediately available funds and in the applicable currency) the amount of Taxes indicated as due and payable on such Purchaser Return or, in the case of a Tax Return with respect to a Straddle Period, the amount of Pre-Closing Taxes reflected therein, except, in each case, to the extent any such amounts have been included in the determination of the Purchase Price. In the event that, the determination of the Purchase Price in accordance with Section 2.2 included a provision for Taxes that exceeded the amount of Taxes, indicated as due and payable on such Purchaser Returns, Purchaser shall pay to Seller any such excess within two (2) Business Days after the filing of any such Purchaser Returns (taking into account available extensions).
(iii)    Purchaser shall promptly after filing provide or cause the Group Companies to provide Seller with a copy of each Purchaser Return.
(iv)    Except as required by applicable Law, neither Purchaser nor any of its Affiliates (including the Group Companies) shall file an amended Tax Return, or agree to any waiver or extension of the statute of limitations relating to Taxes with respect to, the Group Companies or the Business that includes PreClosing Taxes (other than Pre-Closing Taxes reflected on a Purchaser Return) without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed).
(b)    Refunds; Carrybacks.
(i)    If Seller reasonably determines that the relevant Group Company is entitled to file or make a formal or informal claim for a refund of Taxes (including by filing an amended Tax Return) with respect to a Pre-Closing Tax Period, with the consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed) except as provided in Section 5.10(b)(ii), Seller shall be entitled, at Seller’s expense, to file or make, or to request that Purchaser cause the relevant Group Company to file or make, such formal or informal claim for refund, and Seller shall be entitled, at the Seller’s expense, to control the prosecution of such claim for refund; provided that, Seller shall not settle any formal or informal claim for refund or Ongoing NOLs Set-off

|

Request without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, nothing herein shall obligate Purchaser to consent to a claim for refund or settlement of a claim for refund or an Ongoing NOLs Set-off Request, unless Purchaser determines, in its sole discretion acting in good faith, that such claim for refund or such settlement of the claim for refund or the Ongoing NOLs Set-off Request would not adversely affect Purchaser’s or any Group Company’s positions, arguments or accounting or commercial practices in respect of any Taxes for any Post-Closing Tax Period. Purchaser will reasonably cooperate, and cause the Group Companies to reasonably cooperate, with respect to such claim for refund, and Seller shall reimburse Purchaser for any expenses, administrative costs or indirect costs that arise from such filing, claim or Purchaser’s (or the relevant Group Company’s) cooperation with such filing or claim. Purchaser will pay, or cause the relevant Group Company to pay, to Seller the amount (including interest) of any refund, credit, offset or other similar benefit received or actually realized by Purchaser or any Affiliate thereof (including the Group Companies), net of any unreimbursed costs and expense incurred by Purchaser and its Affiliates (including any Taxes imposed thereon or otherwise resulting from such refund, credit, offset or other similar benefit) in respect of such refund, credit, offset or other similar benefit, within ten (10) Business Days of receipt (or realization) thereof. Purchaser and the Group Companies shall be entitled to retain any refund, credit, offset or other similar benefit received or realized with respect to Taxes attributable to any Group Company or the Business for a Tax period other than a Pre-Closing Tax Period.
(ii)    For the avoidance of doubt, the provisions in paragraph (i) above will apply mutatis mutandis (including, in particular, any cooperation and payment obligations) to any claim for refund of Taxes of a Pre-Closing Tax Period which has already been requested by or on behalf of any of the Group Companies prior to the date hereof or the Closing Date and which resolution is pending as of the Closing Date; provided, however, that the consent of the Purchaser shall not be required in connection with any such claim for refund.
(iii)    Neither Purchaser nor any Group Company shall carry back any net operating loss or other item or attribute generated during any Post-Closing Tax Period to any Pre-Closing Tax Period unless, under applicable Law, such net operating losses must be carried back before they can be carried forward, in which case, Seller will not be entitled to receive the amount (including interest) of any refund, credit, offset or other similar benefit received or actually realized by Seller or any Affiliate thereof, with respect to any Pre-Closing Taxes as a result of that carry back, to the extent such refund, credit, offset or other similar benefit results from the carry back of any net operating loss or other item or attribute generated during any Post-Closing Tax Period.
(c)    Transfer Taxes.

|

(i)    The Seller and Purchaser shall equally bear and pay any Transfer Taxes (excluding VAT) to the extent applicable by law, incurred in connection with, or as a consequence of, this Agreement. For the avoidance of doubt, all payments made under this Agreement to Seller are exclusive of VAT, which shall be added thereon as applicable. Where VAT is properly charged and added to a payment made under this Agreement, Purchaser will pay the amount of VAT upon receipt of a valid tax invoice from the other Party issued in accordance with the Laws and regulations of the country in which the VAT is due. If any such VAT is so chargeable, and Seller is responsible for accounting for such VAT to the relevant Governmental Authority, Purchaser shall pay to such Party, in addition to the amounts payable pursuant to such other clause, an amount equal to such VAT, calculated according to the applicable law, upon issuance of an appropriate VAT invoice. Purchaser and Seller shall reasonably cooperate to reduce or eliminate any Transfer Taxes or VAT to the extent permitted by applicable Law.
(ii)    All Tax Returns with respect to Transfer Taxes, including VAT, incurred in connection with, or as a consequence of, this Agreement shall be timely filed by the Party responsible for such filing under applicable Law. If a Party pays a Transfer Tax at the Closing or pursuant to a post-Closing assessment by any Taxing Authority, the other Party will reimburse the Party that paid such Transfer Tax for its portion of such Transfer Tax within thirty (30) calendar days of such other Party’s written demand therefor.
(iii)    Notwithstanding the foregoing, in those cases in which as a result of a request by a competent Governmental Authority or in light of an administrative or judicial proceeding, presentation of this Agreement becomes necessary or mandatory, which cannot be reasonably avoided by Purchaser, Purchaser shall send a written notification to Seller informing Seller of such demand for presentation, the need to pay the corresponding Transfer Tax (“timbre fiscal”) and the amount due as a result of such Transfer Tax. Seller shall subsequently reimburse Purchaser for its portion of such Transfer Tax within thirty (30) calendar days of Purchaser’s written demand thereof; provided that Purchaser must provide proof of payment of any such Transfer Tax.
(d)    Miscellaneous. Purchaser shall not, and shall not cause or permit any Affiliate (including the Group Companies) to, take any action on the Closing Date after the Closing, other than in the Ordinary Course of Business or as contemplated by this Agreement (including the Recitals hereto).
(e)    Purchase Price Adjustment. Each of Purchaser and Seller shall treat any payment made pursuant to Section 5.10 or Article 7 as an adjustment to Purchase Price for all Tax purposes, except as otherwise required by applicable Law, and the relevant Party shall bear any applicable Tax consequences resulting from such an adjustment to

|

the Purchase Price, in accordance with the accepted Accounting Principles or the applicable Law, as appropriate.
(f)    Allocation of Straddle Period Taxes. The portion of any Taxes for a Straddle Period that are properly allocable to a Pre-Closing Tax Period shall be deemed equal to (x) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax or similar Taxes, the amount that would be payable if the relevant Tax period ended on and included the Closing Date.
(g)    Tax Cooperation. Each of Purchaser and Seller shall provide the other with such information and records, and make such of its officers, directors, employees and agents available, as may reasonably be requested by such other Party in connection with the preparation of any Tax Return or the conduct of any audit or other proceeding relating to Taxes of Seller, the Group Companies or the Business for any Pre-Closing Tax Period or any Seller Transaction Taxes. Purchaser shall, within one hundred and twenty (120) calendar days after the end of the applicable Tax period, prepare, or cause the Group Company to prepare, in either case in a manner consistent with the Group Companies’ past practices, all Tax work paper preparation packages necessary to enable Seller to prepare, or cause to be prepared, all Tax Returns that Seller is obligated to prepare, or cause to be prepared, with respect to such Tax period under this Agreement. Notwithstanding anything herein to the contrary, Purchaser shall not be required to provide Seller with a copy of, or otherwise disclose the contents of, any Tax Returns with respect to federal, state, provincial, local or foreign Taxes that are paid on an affiliated, consolidated, combined, unitary or similar basis that include one or more Group Companies, on the one hand, and Purchaser or any of its Affiliates (other than any of the Group Companies), on the other hand other than the portions thereof that relate to the Group Company.
(h)    Tax Amnesty. If, in respect of a Tax Liability of any Group Company relating exclusively to Pre-Closing Tax Periods or Covered Taxes, any applicable Law comes into effect providing for the possible final assessment or settlement of such Tax Liability in consideration for payment of a certain amount of Taxes (a “Tax Amnesty”), Seller shall be entitled to propose to the Purchaser the application for such Tax Amnesty. Seller may apply for such Tax Amnesty (at its sole cost and expense), subject to having received Purchaser’s prior written consent (not to be unreasonably withheld, conditioned or delayed) and Seller shall reimburse Purchaser for any expenses, administrative costs or indirect costs that arise from such application. Purchaser shall exercise commercially reasonable efforts to provide such written consent, or the basis on which it objects to the application for the Tax Amnesty, within fifteen (15) Business Days following receipt of the proposal from Seller. For the avoidance of doubt, nothing herein shall obligate Purchaser to consent to the application for any Tax Amnesty, unless Purchaser

|

determines, in its sole discretion, that the application for such Tax Amnesty would not adversely affect its positions, arguments or accounting or commercial practices in respect of any Taxes. Subject to the foregoing, (i) Seller and Purchaser shall reasonably cooperate, at the Seller’s expense, to prepare and file, or cause the relevant Group Company to prepare and file, any Tax Returns in connection with the application of the Tax Amnesty, within the filing deadline for such Tax Returns (taking into account available extensions) and (ii) Seller shall pay to Purchaser all Taxes indicated as due and payable on such Tax Returns as a result of the Tax Amnesty at least five (5) days prior to the filing deadline for such Tax Returns (taking into account available extensions).
(i)    Tax Compliance. The Group Companies, Seller, Purchaser and their respective Subsidiaries shall comply with the relevant requirements under the Spain – Costa Rica Treaty or any other relevant Tax Treaty and applicable Laws, including for the avoidance of doubt, the supply by Seller of the certificate of tax residence within the meaning of the Spain – Costa Rica Treaty attached hereto as Exhibit E only if the Purchaser is an entity incorporated or otherwise tax resident in Costa Rica, in order to make a payment without a Withholding Tax imposed by Costa Rica in respect of any Taxes applicable to the transfer of the Shares under this Agreement.
Section 5.11.    Business Guarantees. At or prior to Closing, Purchaser shall use its commercially reasonable best efforts to terminate or replace (including by providing substitute guarantees with terms that are at least as favorable to the counterparty) the Business Guarantees. With respect to the Business Guarantees set forth on Section 5.11 of the Disclosure Schedule, to the extent such Business Guarantees have not been replaced or terminated as of the Closing, the Group Companies shall promptly reimburse and indemnify, defend and hold harmless Seller and its Affiliates with respect to all amounts paid by them in connection with any such Business Guarantees after the Closing, and Purchaser shall use its commercially reasonable best efforts to replace or terminate such Business Guarantees as promptly as practicable after the Closing. With respect to the other Business Guarantees, the Group Companies shall promptly reimburse and indemnify, defend and hold harmless Seller and its Affiliates with respect to all amounts paid by them in connection with any such Business Guarantees arising as a result of actions taken by Purchaser or any of the Group Companies following the Closing, and Purchaser shall use its commercially reasonable best efforts to replace or terminate such Business Guarantees as promptly as practicable after Purchaser becomes aware of such Business Guarantee.
Section 5.12.    Trademarks and Other Intellectual Property.
(a)    Purchaser agrees that, except as set forth in this Section 5.12, Purchaser and the Group Companies after the Closing:
(i)    will have, no right, title, interest, license or any other right whatsoever in the Seller Marks, and that none of Seller nor any of its Affiliates has assigned such right, title, interest, license or other right to Purchaser or the Group Companies; and

|

(ii)    shall not register or apply to register any of the Seller Marks or any words, names, logos or marks that are confusingly similar thereto.
(b)    Effective as of, and for a period of one (1) year following the Closing Date (the “Transitionary License Period”), Seller, on behalf of itself and its Affiliates, hereby grants to Purchaser and its Subsidiaries (including the Group Companies) a non-exclusive, worldwide, irrevocable (except as set forth herein), fully paid-up, royalty-free, transferable (as set forth herein), sublicensable (as set forth herein) license to use the Seller Marks, as the Seller Marks were used prior to the Closing, in connection with the development, distribution, sale, offer for sale, import, export, use or other exploitation of products and services existing as of the Closing Date in connection with the operation of the Business as conducted as of the Closing (and any natural extensions and evolutions thereof) (the “Trademark License”). Purchaser will act in good faith during the Transitionary License Period to remove all appearances of the Seller Marks and to convey to the public that, despite any continued appearance of the Seller Marks during such Transitionary License Period, the Business is no longer owned by Seller and/or its Affiliates. The foregoing license shall include the right of Purchaser and its Subsidiaries (including the Group Companies) to use the existing stocks of promotional materials, invoices, business cards, schedules, stationery, technical guidelines, product manuals, packing materials and other supplies and similar materials, that were previously created and included in the inventory of the Business and that incorporate the Seller Marks, so long as such supplies and materials are used substantially in the manner in which they were used in the Business prior to Closing. Any and all goodwill generated by the use of the Seller Marks under this Section 5.12 shall inure solely to the benefit of Seller or its Affiliates (excluding, for the avoidance of doubt, the Group Companies), as applicable.
(c)    Except as expressly provided in this Section 5.12, no other right to use the Seller Marks is granted by Seller to the Purchaser and/or its Subsidiaries (including the Group Companies), whether by implication or otherwise, and nothing hereunder permits Purchaser and/or its Subsidiaries (including the Group Companies) to use the Seller Marks in any manner other than as set forth herein. Purchaser shall ensure that all use of the Seller Marks by and/or its Subsidiaries (including the Group Companies) or its sublicensees (as set forth in clause (c)) as provided in this Section 5.12 shall be only with respect to products and services of a level of quality equal to or greater than the quality of products and services with respect to which any of the Group Companies used the Seller Marks prior to the Closing. All uses of the Seller Marks shall be strictly in accordance with the brand guidelines of Seller and its Affiliates, a copy of which is located at https://brandignite.telefonica.com/telefonicaen/login.aspx?share=b5fb2c73-f00e-4a0e-89d5-18f0dc8fa43b and https://brandignite.telefonica.com/telefonicaen/login.aspx?share=c9d6fc8b-7e12-4c30-8820-d35138a9975b (the “Seller Brand Guidelines”). Purchaser and the Group Companies shall not use the Seller Marks in combination with any other word, mark, name or logo in such a manner as to originate a new Trademark as a combination of the Seller Marks with such word, mark, name or logo. Purchaser shall not use the Seller Marks in a way as to cause the public to be deceived with reference to the nature, quality or place of origin of the Business.

|

Purchaser and the Group Companies shall not use the Seller Marks in a manner that would invalidate or render unenforceable the Seller Marks or harm the reputation, or goodwill associated therewith in any material respect. Seller may terminate the Trademark License upon written notice to the Purchaser in the event that (i) the Purchaser or any of the Group Companies commits a material breach of the terms of the Seller Brand Guidelines or otherwise use the Seller Marks in material breach of the Trademark License described in this Section 5.12 and fails to remedy such breach within ten (10) days of being notified in writing by Seller or any of its Affiliates.
(d)    Purchaser shall, and shall cause its Subsidiaries (including the Group Companies) to, act in good faith during the Transition Period to:
(i)    cease and discontinue any use of the Seller Marks and, at Purchaser’s sole cost and expense, remove all Seller Marks from all such supplies and materials and the products and services of the Business; and
(ii)    at Purchaser’s sole cost and expense, change the corporate name of each of the Group Companies to remove the Seller Marks, including by making filings with the applicable Governmental Authority of each jurisdiction in which the ownership or the operation of the Group Companies’ assets or the character of its activities is such as to require it to be licensed or qualified in such jurisdiction.
It being understood and agreed that the foregoing shall in any event be completed by the end of the Transition License Period. Notwithstanding anything to the contrary, nothing in this Agreement shall prevent, restrict or otherwise limit Purchaser or any of its Subsidiaries (including the Group Companies) from (x) stating the historical relationship between the Business or any of the Group Companies, on the one hand, and Seller or any of its Affiliates, on the other hand, or (y) making any use of any Seller Mark that would constitute “fair use” under applicable Law, in each case of clauses (x) and (y), at any time, including, but not limited to, after the Transitionary License Period.
(e)    Effective as of and after the Closing Date, Seller, on behalf of itself and its Affiliates, hereby grants to Purchaser and Subsidiaries (including the Group Companies) a non-exclusive, worldwide, perpetual (during the term for such Intellectual Property), irrevocable, fully paid-up, royalty-free, transferable (as set forth herein), sublicensable (as set forth herein) license under the Intellectual Property (other than the Seller Marks) owned or otherwise licensable by Seller or any of its Affiliates as of the Closing Date that have been used or held for use in the Business on or prior to the Closing to use, reproduce, create derivative works of, modify, develop, distribute, make, have made, sell, offer for sale, import, export or otherwise exploit products and services in connection with the operation of the Business as conducted as of the Closing (and any natural extensions and evolutions thereof). Purchaser and its Subsidiaries shall maintain the confidentiality of and shall not disclose to any Person (other than to any permitted sublicensee who has agreed to maintain confidentiality thereof) any Trade Secret licensed

|

to them pursuant to this Section 5.12(e). Without limiting Section 3.23, the foregoing license is granted “as is”, without representation or warranty of any kind.
(f)    Effective as of and after the Closing Date, Purchaser, and each of its Subsidiaries (including the Group Companies) hereby grants to Seller and its Affiliates (excluding, for the avoidance of doubt, the Group Companies) a non-exclusive, worldwide, perpetual (during the term for such Intellectual Property), irrevocable, fully paid-up, royalty-free, transferable (as set forth herein), sublicensable (as set forth herein) license under the Intellectual Property (other than Trademarks) owned or otherwise licensable by the Company and its Subsidiaries as of the Closing Date that have been used or held for use in the operation of the businesses of Seller or its Affiliates on or prior to the Closing to use, reproduce, create derivative works of, modify, develop, distribute, make, have made, sell, offer for sale, import, export or otherwise exploit products and services in connection with the operation of the businesses of Seller or its Affiliates as conducted as of the Closing (and any natural extensions and evolutions thereof). Seller and its Affiliates shall maintain the confidentiality of and shall not disclose to any Person (other than to any permitted sublicensee who has agreed to maintain confidentiality thereof) any Trade Secret licensed to them pursuant to this Section 5.12(f). Without limiting Section 3.23, the foregoing license is granted “as is,” without representation or warranty of any kind.
(g)    Purchaser and each of its Subsidiaries (including each Group Company) on one hand, and Seller and its Affiliates on the other, may sublicense the licenses granted to them under this Section 5.12, subject to any licenses granted to third parties as of the Closing Date, to (i) their vendors, consultants, contractors and suppliers, in each case, in connection with the provision of services to their respective businesses to which the licenses relate and (ii) their distributors, customers and end-users, in each case, in connection with the distribution, licensing, offering and sale of the current and future products and services of their respective businesses to which the licenses relate. Sublicenses granted under this clause (g) will not allow the licensees to sublicense any of the rights granted under such sublicenses.
(h)    Notwithstanding Section 9.3, Purchaser and each of its Subsidiaries (including each Group Company) and Seller and its Affiliates may assign any and all of the licenses and rights granted to them under this Section 5.12 in whole or in part in connection with a merger, consolidation or sale of all or substantially all, or any portion, of the assets of their respective businesses to which the licenses relate.
(i)    Each license granted in this Section 5.12 is, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, a license of rights to “intellectual property” (as defined under Section 101 of the United States Bankruptcy Code), and Purchaser and its Subsidiaries and Seller and its Affiliates (including the Group Companies) will retain and may fully exercise all of their respective rights and elections under the United Bankruptcy Code (or any similar foreign Law) with respect thereto.

|

Section 5.13.    Access to Information; Retention of Business Records and Access to Business Records.
(a)    From the date hereof until the Closing, subject to any applicable Law (including competition and antitrust Laws in Costa Rica), upon reasonable prior notice, Seller shall, and shall cause the Group Companies to, provide Purchaser and its Representatives, at Purchaser’s expense, with reasonable access during normal business hours to (i) data and financial information; (ii) the members of senior management of the Group Companies whose assistance and expertise is necessary to assist Purchaser in connection with Purchaser’s preparation to integrate the Group Companies; (iii) any other information to the extent relating to the business, properties, assets, operations and personnel of the Group Companies or (iv) the facilities of each Group Company, as Purchaser or any of its Representatives may reasonably request as far as access to (i), (ii), (iii) and (iv) is reasonably necessary, subject to applicable Law (including applicable competition and antitrust Laws) to operate the Business after the Closing;. All access and investigation pursuant to this Section 5.13(a) shall (A) take into account, among other considerations, the competitive positions of the parties and the sensitive nature of the transactions contemplated by this Agreement, (B) be conducted in such a manner as not to unreasonably interfere in any material respect with the conduct of the business of any Group Company and (C) coordinated through a specified designee of each Party.
(b)    Without limiting the generality of the foregoing, from and after the date of this Agreement, subject to any applicable Laws, Seller and its Representatives shall provide Purchaser or any Affiliate thereof (each such entity, an “Applicable Reporting Company”), at the sole expense of Purchaser and to the extent reasonably obtainable by Seller, with reasonable access to the financial information of the Business, as such Applicable Reporting Company may require in order to obtain or develop historical and/or pro forma financial information and other disclosures required by such Applicable Reporting Company to comply with its public reporting obligations under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, including but not limited to the requirements of Form 8-K, Form S-3, Rule 3-05 of Regulation S-X, Article 11 of Regulation S-X and any related interpretive guidance promulgated by the SEC, including in connection with any report required to be filed under the Exchange Act (each, an “Exchange Act Report”) or any registration statement (including any pre- or post-effective amendment thereto or any prospectus or prospectus supplement in respect thereof, each a “Registration Statement & Prospectus”), it being understood that such reporting obligations are the sole obligation of the Purchaser. All information received by Purchaser or its Representatives pursuant to this Section 5.13 shall be governed by the terms of the Confidentiality Agreement. Seller and its Representatives (at the sole expense of Purchaser) shall (i) provide reasonable cooperation in connection with the preparation of each Exchange Act Reports and Registration Statement & Prospectus, including providing reasonable access to auditors, employees, books and records, and any financial data reasonably requested by Purchaser in connection therewith, but solely to

|

the extent that any such information and/or cooperation (A) is reasonably necessary to include in an Exchange Act Report or Registration Statement & Prospectus and (B) reasonably obtainable by Seller, and (ii) use commercially reasonable efforts to cause its independent public accountants to provide any consent necessary for the filing of such documents and to deliver a customary comfort letter to Purchaser (in each case, at the sole expense of Purchaser) with respect to financial information for time periods before the Closing relating to the transactions contemplated by this Agreement included as part of such documents.
(c)    Nothing in this Section 5.13 will require the Seller or any Group Companies to (i) engage in any action that would, in the good faith determination of the Company, unreasonably interfere with the business or operations of the Company, (ii) cause any representation or warranty in this Agreement to be breached, (iii) cause any condition to Closing to fail to be satisfied or otherwise cause any breach of this Agreement, (iv) require the Group Companies to provide any information the disclosure of which is prohibited or restricted under applicable Law or any binding agreement with a third party or is legally privileged or consists of attorney work product (provided that (x) no such obligation shall be entered into primarily because of this sentence and (y) the Group Companies shall notify Purchaser of the nature of the information that is not being provided on the basis of such Law, binding agreement, legal privilege or attorney-client privilege solely to the extent the Group Companies is able to do so without violating the applicable obligation or privilege), (v) require the Group Companies to take any action that will conflict with or violate their Company Organizational Documents as in effect on the date hereof, any Laws or result in a violation or breach of, or default under, any agreement to which the Group Companies is a party as of the date hereof, (vi) require Seller, the Group Companies or any Persons who are directors of Seller or any Group Company to pass resolutions or consents to approve or authorize the execution of the Financing or any other financing of Purchaser in connection with the transactions contemplated by this Agreement or any other matter or execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, in each case, prior to Closing, (vii) require Seller or any Group Company to pay any commitment or other similar fee prior to the Closing or incur any other liability or other obligation prior to Closing or have any obligation of Seller or any Group Company under any agreement, certificate, document or instrument (other than this Agreement) be effective until the Closing, (viii) cause any director, officer, employee or stockholder of Seller or any Group Company to incur any personal liability, (ix) provide access to or disclose information that the Seller or any of the Group Companies determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries or cause a violation of applicable Law, fiduciary duty or confidentiality obligation, (x) in the reasonable opinion of Seller’s outside counsel, disclose information that would create material risk from an antitrust or competition Law point of view or (xi) disclose information that constitutes a Trade Secret or competitively sensitive information.

|

(d)    From and after the Closing, subject to any applicable Law (including competition and antitrust Laws in Costa Rica), Purchaser shall, and shall cause its Subsidiaries, including the Group Companies, to, at Seller’s expense, (i) give Seller and its Representatives reasonable access to the Business Records of the Group Companies relating to the conduct of the Business and the Group Companies on or before the Closing Date during normal business hours and upon reasonable prior notice, (ii) furnish to Seller and its Representatives such financial and operating data and other information relating to the conduct of the Business and the Group Companies on or before the Closing Date, and (iii) cause the employees, counsel, auditors and other Representatives of Purchaser and its Subsidiaries, including the Group Companies, to cooperate with Seller and its Representatives, in each case, to the extent reasonably requested by Seller in connection with accounting, Tax, legal defense and other similar needs; provided, that the access to such Business Records will not be permitted to the extent that it would require Purchaser or any of its Affiliates to, (w) in the reasonable opinion of Purchaser’s outside counsel, disclose information that would create material risk from an antitrust or competition Law point of view, (x) disclose information subject to attorney-client privilege, (y) disclose information that constitutes a Trade Secret or (z) disclose information or provide access to any Person that is not bound by the terms of the Confidentiality Agreement.
(e)    After the Closing, for a period of five (5) years, Purchaser shall cause the Group Companies to, hold at least one (1) copy of all Business Records relating to the conduct of the Business or the Group Companies on or before the Closing Date and not to destroy or dispose of such copy for such period of time from the Closing Date as may be required by applicable Law. Seller and Seller’s Subsidiaries that are not Group Companies may retain a copy of any or all of the Business Records and any other materials included in any electronic data room or that are otherwise in the possession or under the control of Seller or Seller’s Subsidiaries that are not Group Companies relating to the conduct of the Business or the Group Companies on or before the Closing Date, solely for accounting, tax, legal and similar needs; provided that Seller and Seller’s Subsidiaries shall keep confidential all such non-public information.
Section 5.14.    Insurance.
(a)     Corporate Insurance Programs.
(i)    Purchaser acknowledges that all insurance coverage for the Group Companies under the corporate policies of Seller and its Affiliates (other than the Group Companies) contained in Section 5.14 of the Disclosure Schedule (the “Corporate Insurance Programs”) shall terminate as of the Closing. After the Closing, the Group Companies, as well as their respective directors and officers, and employees will no longer be within the coverage granted under Seller’s Corporate Insurance Programs and policies.
(ii)    Following the Closing, no claims may be brought against any such corporate policies, other than, if the events underlying such claim occurred

|

prior to such Closing and only if notified prior to the Closing. Otherwise, such claims shall be at the applicable Group Company’s sole cost and expense and the applicable Group Company shall assume any liabilities arising out of such claims.
(iii)    After the Closing, Purchaser or the Group Companies, shall purchase their own insurance policies.
(b)     D&O Insurance Program.
(i)     All insurance coverage provided to the Group Companies under the Telefónica Corporate Directors & Officers Liability Insurance Programme (“Seller’s D&O Insurance”) of Seller and its respective Affiliates (other than the Group Company) shall terminate as of the Closing. After the Closing, the Group Companies, as well as their respective directors and officers, and employees would no longer be within the coverage granted under Seller’s D&O Insurance.
(ii)    Purchaser agrees to purchase a run-off D&O policy with respect to the Group Companies pursuant to the terms described below, with an effective date as of the Closing, with respect to those liabilities that may arise after the Closing from acts prior to the Closing. From and after the Closing, the run-off policy shall be as follows:
(A)     Six (6) year run-off;
(B)     on terms similar or equal to the terms defined in the policy specified in Section 5.14(b); and
(C)     Indemnity limits of $5,000,000, per claim and in the aggregate.
(iii)    In the event that such policy cannot be obtained by Purchaser for 250% or less of the current annual premium paid as of the date hereof by Seller for the portion of such Seller’s D&O Insurance applicable to the Group Companies (the “Premium Cap”), Seller shall negotiate and secure a run-off policy with the current insurance provider of Seller’s D&O Insurance or another suitable insurance provider, in each case with an annual premium not in excess of the Premium Cap and consistent with the terms of this Section 5.14(b).
(iv)    In the event that neither Seller nor Purchaser can secure a policy consistent with the terms of this Section 5.14(b) with an annual premium not in excess of the Premium Cap, then Purchaser shall provide such coverage from its own program, in which case, Purchaser shall be responsible for the payment of the premium under such policy up to an amount equal to the Premium Cap and Seller shall solely be responsible for the payment of the portion of the premium under such policy in excess of the Premium Cap. If Purchaser is unable to provide such coverage from its own program, then, at Seller’s choice, (A) Seller shall reduce

|

the required specification to the extent necessary to enable Purchaser or Seller to obtain a policy within the Premium Cap or (B) provide such coverage from its own program, in which case, Purchaser shall be responsible for the payment of the premium under such policy up to an amount equal to the Premium Cap and Seller shall solely be responsible for the payment of the portion of the premium under such policy in excess of the Premium Cap.
Section 5.15.    Indemnification and Exculpation.
(a)    From and after the Closing Date, Purchaser shall cause the Group Companies and Purchaser’s subsidiaries in Costa Rica to (except in respect of acts of Fraud), indemnify, defend and hold harmless, to the fullest extent permitted under Law, the organizational or governing documents of the applicable Group Company and indemnification agreements, in each case, in effect as of the date of this Agreement, the individuals who on or prior to the Closing Date were directors, officers or employees of such Group Company (collectively, the “D&O Indemnitees”), as applicable, with respect to all acts or omissions by them in their capacities as such or taken at the request of such Group Company at any time prior to the Closing. All rights of the D&O Indemnitees to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date pursuant to any organizational or governing documents, indemnification agreements or other arrangements of each Group Company shall survive the Closing Date and shall continue in full force and effect in accordance with their terms, and otherwise to the fullest extent permitted by Law. For a period of at least six (6) years, such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of the D&O Indemnitees, unless such modification is required by applicable Law. In addition, Purchaser shall cause the Group Companies to advance and pay any expenses of any D&O Indemnitee under this Section 5.15 as incurred to the fullest extent permitted under Law, the organizational or governing documents of the applicable Group Company and indemnification agreements in effect as of the date of this Agreement, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by Law.
(b)    If any Action is asserted or made with respect to which a D&O Indemnitee may seek or obtain indemnification hereunder, any determination required to be made with respect to whether a D&O Indemnitee’s conduct complies with the standards set forth under Law, any organizational or governing documents or any indemnification agreements or arrangements of the Group Companies shall be made by independent legal counsel selected by such D&O Indemnitee and reasonably acceptable to Purchaser.
(c)    Purchaser and each D&O Indemnitee shall cooperate, and cause their respective Affiliates to cooperate, in the defense of any such Action and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery

|

proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
(d)    If Purchaser or any of its successors or assigns (i) transfers or conveys its equity interest in the Group Companies to any Person, (ii) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (iii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Purchaser shall assume all of the obligations thereof set forth in this Section 5.15.
(e)    The obligations of Purchaser and Seller under this Section 5.15 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnitee to whom this Section 5.15 applies without the consent of the affected D&O Indemnitee. The provisions of this Section 5.15 (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee and such D&O Indemnitee’s heirs and Representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or at Law.
Section 5.16.    Carveout Covenants. The Carveout Covenants are incorporated herein by reference.
Section 5.17.    Related Party Contracts. Seller (on its own behalf and on behalf of its Affiliates) agrees to cause any and all Related Party Contracts listed in Section 5.17 of the Disclosure Schedule (but excluding, for the avoidance of doubt, any Existing Services Contracts and the Telxius Agreements), to be terminated as of the Closing without any continuing liability (contingent or otherwise) of the Company thereunder. Seller shall also terminate (no earlier than the Closing Date) such Existing Service Contracts that Seller and Purchaser agree to terminate pursuant to the Carveout Covenants, without any continuing liability (contingent or otherwise) of the Company thereunder.
Section 5.18.    Monthly Invoices for Seller Rebates
. From the Closing Date until (a) December 31, 2022 in the case of the Altamira Contract and the Existing Supplier Contracts and (b) December 31, 2023 in the case of the Atento Contract, Purchaser shall cause the Group Companies to provide a written statement to Seller, within ninety (90) days of the end of each calendar quarter, setting forth the aggregate amount paid by the Company to counterparties pursuant to each of the Applicable Contracts in respect of such calendar quarter, as extracted from the Telefonica Group procurement platform (Adquira) or any replacement procurement platform.
Section 5.19.    Litigation.
(a)     Seller shall, to the extent permitted by applicable Law, keep Purchaser reasonably informed on a reasonably current basis (and with respect to a material

|

development, promptly following the occurrence of such development) of the status of the Specified Litigation. Seller shall not settle, or agree to any settlement of, the Specified Litigation (including, for the avoidance of doubt, following the submission of the Filing) to the extent that such settlement would reasonably be expected to (x) impair, prevent or materially delay the ability of the Parties to consummate the transactions contemplated by this Agreement or (y) impose any obligation or liability on Purchaser or the Group Companies (other than any obligation or liability that is de minimis in nature), in either case unless Purchaser provides its prior written consent.
(b)    Seller shall promptly (and in any event within three (3) Business Days) advise Purchaser in writing of any Action brought by any Person against Seller, the Group Companies or any of their directors or executive officers relating to this Agreement or the transactions contemplated hereby, and shall keep Purchaser reasonably informed on a reasonably current basis (and with respect to a material development, promptly following the occurrence of such development) of the status of such Action. Seller shall not settle, or agree to any settlement of any Action against Seller, the Group Companies or any of their directors or executive officers by any Person relating to this Agreement or any transaction contemplated hereby to the extent that such settlement would reasonably be expected to (x) impair, prevent or materially delay the ability of the Parties to consummate the transactions contemplated by this Agreement or (y) impose any obligation or liability on Purchaser or the Group Companies (other than any obligation or liability that is de minimis in nature), in either case unless Purchaser provides its prior written consent.
(c)    Substantially concurrently with the execution of this Agreement, Seller shall notify the Honorable Andrew S. Borrok in the Supreme Court of the State of New York, County of New York, in the form agreed between the Parties (with such agreement memorialized by electronic mail prior to the date hereof) in connection with the Specified Litigation, specifying that (i) Seller has entered into this Agreement with Purchaser and (ii) Seller intends to submit the Filing in accordance with this Section 5.19(c). No later than 5:00 pm Eastern time on August 3, 2020, Seller shall file an amended complaint, in the form agreed between the Parties (with such agreement memorialized by electronic mail prior to the time of filing) (the “Filing”) in connection with the Specified Litigation, specifying that Seller withdraws its claim for specific performance and its request for relief seeking the same without prejudice to reinstating such claim if this Agreement is validly terminated in accordance with its terms prior to the Closing. Seller shall not amend, modify or withdraw the Filing, or file any new or additional documentation seeking any new or additional form of relief arising from or otherwise relating to the Specified Litigation, in any case that would reasonably be expected to (x) impair, prevent or materially delay the ability of the Parties to consummate the transactions contemplated by this Agreement or (y) impose any obligation or liability on Purchaser or the Group Companies (other than any obligation or liability that is de minimis in nature). For the avoidance of doubt, Seller shall not file a new or additional complaint relating to the Specified Litigation or arising from the same set of facts as that with respect to the Specified Litigation that seeks an order compelling the defendants in the Specified

|

Litigation to close the transactions that are the subject of the Specified Litigation; provided, however, that in the event this Agreement is validly terminated in accordance with its terms at any time prior to the Closing pursuant to Section 8.1, nothing contained in this Agreement shall in any way impact or impair Seller’s ability to file a new or additional complaint relating to the Specified Litigation that seeks an order compelling the defendants in the Specified Litigation to close the transactions that are the subject of the Specified Litigation or otherwise seeking any remedy that might be available to Seller under law or equity with respect to the Specified Litigation.
(d)    The Parties and their respective counsel agree that they share certain common interests concerning the Specified Litigation and confidential and privileged information concerning the same. Although the Parties desire to collectively pursue their separate but common interests, they also wish to avoid any suggestion that they have waived the confidentiality of or any privilege or protection pertaining to any communications or other information exchanged concerning the Specified Litigation. The Parties therefore acknowledge and agree that it is their intention that the exchange of communications and information between them concerning the Specified Litigation is not intended to and shall not constitute a waiver of any applicable attorney-client privilege, work product privilege, common interest privilege or other applicable legal privileges or immunities. Each party will maintain the strict confidentiality of documents exchanged between the Parties under this Agreement and will cause its officers, directors, Affiliates and agents in receipt thereof to keep confidential all information received from another Party under this Agreement, in each case to the extent permitted by applicable law. Notwithstanding the foregoing, the receiving Party may disclose such information as necessary to comply with a judicial order issued by a court of competent jurisdiction or to comply with the laws or regulations of any governmental authority having jurisdiction over the receiving Party, in which event the receiving Party will give written notice to the disclosing Party prior to such disclosure and as soon as reasonably practicable, and in no event more than three business days after receipt of the request or other order seeking disclosure, and will cooperate with the disclosing Party in using any and all reasonable efforts and available options (including, for example, redactions of confidential and privileged information and communications, filing under seal, and any and all other protective measures available to the Parties) to disclose the least amount of such information required and to obtain an appropriate protective order or equivalent. This Agreement is not intended to create an attorney-client relationship between a Party’s counsel and any other Party. Furthermore, this Agreement does not create any agency relationship between or among the Parties. This Agreement retroactively applies to all communications that may have occurred prior to the date of this Agreement and is intended as the written embodiment of the Parties’ prior oral understandings notwithstanding their execution of this Agreement after such communications.
Section 5.20.    Repaid Indebtedness Pay-off. Prior to the Closing Date, pursuant to Section 2.4(c), Seller shall provide Purchaser with customary pay-off letters from the lender parties with respect to the Repaid Indebtedness. On the Closing Date pursuant to Section 2.5(b), Seller shall deliver to Purchaser evidence that all Liens on the Group

|

Companies’ assets arising as a result of the Repaid Indebtedness shall be released (effective upon the repayment and discharge of the Repaid Indebtedness), and Purchaser shall pay to lender parties designated in the pay-off letters delivered by the Company by wire transfer of immediately available funds, an aggregate amount equal to the Repaid Indebtedness upon the Closing pursuant to Section 2.6.
Section 5.21.    Financing Matters.
(a)    At the request of Purchaser, Seller shall cause the Group Companies (and their applicable Subsidiaries to) (i)(A) deliver notices of prepayment (which shall only be required to be delivered in advance of the Closing Date if they are contingent upon and do not become effective until the occurrence of the Closing) in respect of any Indebtedness of the Company or any of its Subsidiaries specified by Purchaser within the time periods reasonably requested by Purchaser (it being understood and agreed that any prepayment shall be contingent upon and shall not become effective until the occurrence of the Closing and, notwithstanding anything in this Section 5.21 to the contrary, no actions shall be required which would obligate any Group Company to complete such prepayment prior to the occurrence of the Closing) and (B) arrange for, and deliver to Purchaser on or prior to the Closing Date (it being understood and agreed that commercially reasonable efforts will be used to deliver drafts of such documents to Purchaser no later than five (5) Business Days prior to the Closing Date), customary payoff letters, terminations of commitments, lien terminations, releases and instruments and acknowledgements of discharge (along with authorizations to file or record any of the foregoing), in each case in respect of such Indebtedness and (ii) use commercially reasonable efforts to take any reasonable actions as may be required in connection with the purchase and sale of the Shares to facilitate the continuation of amounts outstanding in respect of any such Indebtedness specified by Purchaser following the Closing, including the preparation of, and the execution and delivery of, supplemental indentures, officers’ certificates, notices and legal opinions (which shall only be required to be delivered in advance of the Closing Date if they are contingent upon and do not become effective until the occurrence of the Closing).
(b)    Between the date of this Agreement and the Closing Date, if Purchaser decides to obtain any financing (such financing, the “Financing”) from a Financing Source in connection with the transactions contemplated hereby, Seller shall cause the Company and its Subsidiaries to use their commercially reasonable efforts to provide, and shall use commercially reasonable efforts to cause their respective Representatives to provide, to Purchaser such cooperation as may be reasonably requested by Purchaser to assist it in arranging such financing to the extent customary in connection with the arranging of such financing, which such cooperation shall be limited to (if applicable):
(i)    furnishing to Purchaser and Financing Sources as promptly as practicable with financial information and other pertinent information regarding the Group Companies as may be reasonably requested (and updated as reasonably requested) by the Purchaser to consummate the contemplated Financing and, if

|

applicable, is customary included (x) in marketing materials for senior secured and/or unsecured indebtedness (or any documentation or deliverables in connection therewith) or (y) an offering document relating to a private placement of secured and/or unsecured high-yield debt securities under Rule 144A and Regulation S of the Securities Act of 1933, as amended, including data and other information that would be included customarily in such marketing materials and offering document (it being understood that such information would be less in scope than what would otherwise be required in an offering registered with the SEC but will be customary for offerings of the type contemplated), and all information and data that would be reasonably necessary for an investment bank to receive customary (for high yield debt securities) “comfort” (including “negative assurance” comfort) from independent accountants in connection with such offering; provided, that to the extent any information would be unusable under customary practices for such purposes, such information shall be promptly updated with replacements or restatements thereof, or supplements thereto;
(ii)    assisting with the preparation of pro forma financial statements of Purchaser or its Affiliates (subject to any modified presentation as may be customary or appropriate for a Rule 144A offering of debt securities), giving effect to the transactions contemplated in this Agreement; provided that (A) neither the Seller nor any Group Company shall be required to prepare any such pro forma financial statements or be responsible in any manner for information related to the proposed debt and equity capitalization that is required for such pro forma financial information and (B) Purchaser shall have the right, at its expense, to engage third party advisors and consultants to assist the Group Companies in providing such assistance;
(iii)    participating in a reasonable number of meetings (including, if applicable, customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, any such Financing and senior management, representatives or advisors, with appropriate seniority and expertise, of the Group Companies), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing, in each case at reasonably mutually agreed times, and with reasonable advanced notice;
(iv)    assisting with the preparation of materials (including offering documents) for rating agency presentations, roadshow presentations, offering memoranda (including any customary private placement memorandum or prospectus), bank information memoranda and similar documents required in connection with the Financing and otherwise reasonably cooperate in the marketing efforts related to the Financing;
(v)    issuing customary representation letters to auditors and using commercially reasonable efforts to obtain consents, customary authorization

|

letters and customary comfort letters of independent accountants (including “negative assurance” comfort on any interim or stub period financial information but excluding “negative assurance” comfort on any pro forma financial information or pro forma financial statements);
(vi)    obtaining legal opinions and negative assurance letters as reasonably requested by Purchaser as necessary and customary for financings similar to the Financing (including any offering or private placement of debt securities pursuant to Rule 144A and Regulation S under the Securities Act); provided that (A) no such legal opinion shall be required to be delivered by counsel to the Seller and the Group Companies and (B) counsel to the Seller and Group Companies shall not be required to deliver any legal opinions;
(vii)    helping Purchaser procure corporate credit rating and corporate family rating in respect of the relevant issuer, borrower or guarantor under the facilities or other debt instruments contemplated by the Financing from Standard & Poor’s Ratings Services (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”) and Fitch Ratings, Inc (“Fitch”), respectively, and public ratings for any of the facilities or notes issued in connection with the Financing from each of S&P, Moody’s and Fitch;
(viii)    providing certificates from the Group Companies with respect to the information provided by the Group Companies in any offering memorandum or bank information memorandum used in the Financing;
(ix)    delivering (A) with respect each interim quarterly period (other than the fourth fiscal quarter of any fiscal year) following the Group Companies’ fiscal year ended December 31, 2019 and, if applicable, fiscal years ended December 31, 2020 and December 31, 2021, unaudited consolidated statements of financial position, statements of profit or loss and other comprehensive income, statements of changes in equity, cash flows statements and balance sheet for each interim quarterly period for the Group Companies ended at least six (6) weeks following the end of the relevant quarter, (B) if the Closing occurs on or after March 31, 2021, audited consolidated statements of financial position, statements of profit or loss and other comprehensive income, statements of changes in equity, cash flows statements, balance sheet and notes for the fiscal year ended December 31, 2020 and (C) if the Closing occurs on or after March 31, 2022, audited consolidated statements of financial position, statements of profit or loss and other comprehensive income, statements of changes in equity, cash flows statements, balance sheet and notes for the fiscal year ended December 31, 2021, which, in each case, shall fairly present, in all material respects, the financial condition of the Group Companies as of the dates indicated therein and for the periods covered thereby, all in accordance with IFRS; provided that if any such financial information becomes materially inaccurate for purposes of the Financing, then the Group Companies shall promptly deliver replacements or restatements

|

thereof, or supplement such information, such that such information would be deemed materially accurate under customary practice for such Financing (it being understood that such replacement information shall be prepared in accordance with IFRS and that no such replacement information shall be required if such inaccuracies are immaterial or if subsequent financial statements delivered in a timely manner have corrected such inaccuracies in all material respects);
(x)    furnishing Purchaser such information as may be reasonably requested under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT ACT, Title III of Pub. L. 107-56 (signed into law October 26, 2001) and the Customer Due Diligence Requirements for Financial Institutions issued by the U.S. Department of Treasury Financial Crimes Enforcement Network under the Bank Secrecy Act;
(xi)    cooperating in the reasonable and customary due diligence of the Company and its Subsidiaries (including with respect to United States Office of Foreign Asset Control, sanctions Law, United States Foreign Corrupt Practices Act and cybersecurity matters) by any Financing Sources providing such Financing (or their legal advisors) (it being understood that Seller and the Group Companies shall be given a reasonable amount of time to review and respond to all diligence requests);
(xii)    causing the Group Companies to execute and deliver customary definitive financing agreements (including indentures, credit agreements, pledge agreements, security agreements or intercreditor agreements), documents (including facilitating the pledging of collateral to the extent required by the Financing) and certificates to the extent reasonably requested; provided that (A) no such definitive documentation shall be required to be executed or delivered by the Group Companies unless the effectiveness of any definitive documentation executed by the Group Companies is subject to the occurrence of the Closing and (B) the execution and delivery of any such definitive documentation or the availability of any Financing shall not be a condition to Closing or relieve Purchaser from its obligation to consummate the transactions contemplated by this Agreement; and; and
(xiii)    delivering quarterly key performance indicators, including, but not limited to, subscriber information, revenue generating unit information, average revenue per customer and churn rate, for each quarterly period of the Group Companies ended at least nine (9) weeks following the end of the relevant quarter;
(c)    Nothing in this Section 5.21 will require Seller or any Group Company to (i) engage in any action that would, in the good faith determination of the Company, unreasonably interfere with the business or operations of the Company, (ii) cause any representation or warranty in this Agreement to be breached, (iii) cause any condition to Closing to fail to be satisfied or otherwise cause any breach of this Agreement, (iv)

|

require the Group Companies to provide any information the disclosure of which is prohibited or restricted under applicable Law or any binding agreement with a third party or is legally privileged or consists of attorney work product (provided that (x) no such obligation shall be entered into primarily because of this sentence and (y) the Group Companies shall notify Purchaser of the nature of the information that is not being provided on the basis of such Law, binding agreement, legal privilege or attorney-client privilege solely to the extent the Group Companies is able to do so without violating the applicable obligation or privilege), (v) require the Group Companies to take any action that will conflict with or violate its organizational documents as in effect on the date hereof, any Laws or result in a violation or breach of, or default under, any agreement to which the Group Companies is a party as of the date hereof, (vi) require the Seller, the Group Companies or any Persons who are directors of the Seller or any of the Group Companies to pass resolutions or consents to approve or authorize the execution of the Financing or any other financing of Purchaser in connection with the transactions contemplated by this Agreement or any other matter or execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, in each case, prior to the Closing, (vii) require the Seller or any of the Group Companies to pay any commitment or other similar fee prior to the Closing or incur any other liability or other obligation prior to Closing or have any obligation of the Seller or any of the Group Companies under any agreement, certificate, document or instrument (other than this Agreement) be effective until the Closing, (viii) cause any director, officer or employee or stockholder of the Seller or any of the Group Companies to incur any personal liability, (ix) provide access to or disclose information that the Seller or any of the Group Companies determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries or cause a violation of applicable Law, fiduciary duty or confidentiality obligation, (x) in the reasonable opinion of Seller’s outside counsel, disclose information that would create material risk from an antitrust or competition Law point of view or (xi) disclose information that constitutes a Trade Secret or competitively sensitive information.
(d)    Purchaser shall from time to time, promptly upon request by the Seller or any Group Company, (i) reimburse Seller and the Group Companies for all reasonable and documented out-of-pocket costs and expenses incurred by Seller or any Group Company (including the reasonable and documented expenses of counsel to Seller and the Group Companies solely in connection with the financing cooperation contemplated by this Section 5.21) in connection with the financing cooperation contemplated by this Section 5.21 to the extent such costs or expenses are incurred by Seller or any Group Company after the date of this Agreement; provided that Purchaser shall not be required to reimburse the Seller or any Group Company for any costs and expenses incurred by the Seller or any Group Company with respect to financial statements, financial information or other materials (x) prepared prior to the date hereof that may be used in connection with any financing contemplated by this Section 5.21 or (y) prepared after the date hereof (i) in connection with the applicable requirements of applicable Law or (ii) in the Ordinary Course of Business (including, for the avoidance of doubt, the financial statements and information contemplated by Section 5.21(b)(ix)) (except that Purchaser

|

shall be required to so reimburse the Seller or any Group Company for (A) modifications to such information that are requested in writing by the Purchaser and are solely requested in connection with any Financing or (B) reasonable documented out-of-pocket costs and expenses that are specific to the use of such financial statements or financial information solely in connection with the use thereof by the Purchaser in connection with any Financing and that are requested in writing by the Purchaser; and (ii) shall indemnify and hold harmless the Seller and the Group Companies from and against any and all Damages suffered or incurred by them in connection with the arrangement of the Financing or any other financing obtained by the Purchaser in connection with the transactions contemplated by this Agreement or any action taken by them at the request of the Purchaser pursuant to this Section 5.21, except to the extent suffered or incurred as a result of the gross negligence, willful misconduct, Fraud, intentional misrepresentation or material breach of this Agreement by the Seller or any of the Group Companies.
(e)    Seller hereby consents to the use of the Group Companies’ logos in connection with any financing obtained by Purchaser with respect to the transactions contemplated by this Agreement; provided, that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Group Companies.
(f)    Seller, for itself and on behalf of each of the Group Companies, hereby expressly authorizes the use of the financial statements and any other financial information provided by the Seller or the Group Companies under this Section 5.21 for purposes of any Financing.
(g)    Purchaser agrees to provide Seller and its counsel with drafts of all disclosure documentation (or excerpts of disclosure documentation) related to the Financing that mentions Seller or the Group Companies at a reasonable time prior to commencing any such Financing. Purchaser agrees to allow Seller and its counsel to comment on any such documentation which such comments shall be considered by Purchaser in good faith (and if acceptable by Purchaser incorporated into such Financing documentation).
ARTICLE 6
Conditions Precedent
Section 6.1.    Conditions to the Parties’ Obligations. Subject to Section 2.3, the respective obligation of each Party to consummate the Closing is subject to the satisfaction or waiver, to the extent permitted by applicable Law, on or prior to the Closing Date of the following conditions:
(a)    the Regulatory Approvals set forth in Section 6.1 of the Disclosure Schedule (the “Closing Regulatory Approvals”), shall be in full force and effect and any related waiting periods required by Law shall have expired or been terminated.

|

(b)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order that is in effect and would (i) make the Closing illegal or (ii) otherwise prohibit or enjoin the Closing.
Section 6.2.    Conditions to Seller’s Obligations. The obligation of Seller to consummate the Closing is further subject to the satisfaction or waiver, to the extent permitted by applicable Law, on or prior to the Closing Date, of the following conditions:
(a)    Each of the representations and warranties made by Purchaser in Article 4 shall be true and correct on and as of the Closing Date as if made or given on the Closing Date (except for any representations and warranties that are made expressly as of a specific date, which representations and warranties shall be true and correct as of such date), except where the failure of any such representations or warranties to be so true and correct would not, individually or in the aggregate, have or reasonably be expected to have, a Purchaser Material Adverse Effect.
(b)    Purchaser shall have performed or complied in all respects with all of its agreements, covenants and obligations set forth in this Agreement required by this Agreement to be performed or complied with on or prior to the Closing Date, except where the failure to perform or comply with such agreements, covenants and obligations required by this Agreement would not, individually or in the aggregate, have or reasonably be expected to have, a Purchaser Material Adverse Effect.
Section 6.3.    Conditions to Purchaser’s Obligations. The obligation of Purchaser to consummate the Closing is further subject to the satisfaction or waiver, to the extent permitted by applicable Law, on or prior to the Closing Date, of the following conditions:
(a)    Each of the Seller Fundamental Representations shall be true and correct in all respects on and as of the Closing Date as if made or given on the Closing Date (except for any representations and warranties that are made expressly as of a specific date, which representations and warranties shall be true and correct as of such date).
(b)    (i) Except as set forth in Section 6.3(d), Seller shall have performed or complied in all material respects with its agreements, covenants and obligations set forth in Section 5.2(c), Section 5.19(a), the final sentence in Section 5.19(b) and Section 5.19(c), and (ii) Seller shall have performed or complied in all respects with all of its other agreements, covenants and obligations set forth in this Agreement (except for those agreements, covenants and obligations set forth in Section 5.13(b) and Section 5.21), in each case required by this Agreement to be performed or complied with on or prior to the Closing Date, except with respect to this clause (ii) where the failure to perform or comply with such agreements, covenants and obligations required by this Agreement would not, individually or in the aggregate, have or reasonably be expected to have, a Material Adverse Effect.

|

(c)    No event, change, development, effect, circumstance, state of facts or condition shall have occurred which has, or would reasonably be expected to have, a Material Adverse Effect.
(d)    Seller shall have (i) made the Filing in accordance in all material respects with Section 5.19(c), and shall not have further amended the Filing without the prior written consent of Purchaser except as expressly permitted by Section 5.19(c), or (ii) subject to the terms of this Agreement, entered into a final settlement agreement with respect to, or otherwise withdrawn or had dismissed its claims with respect to, the Specified Litigation.
ARTICLE 7
Indemnification
Section 7.1.    Survival.
(a)    The representations and warranties of the Parties contained in this Agreement, or any certificate or other instrument delivered by or on behalf of a Party pursuant to this Agreement, shall survive the Closing until the date that is fifteen (15) months after the Closing Date; provided that, (i) the Seller Fundamental Representations and Purchaser Fundamental Representations shall survive indefinitely or until the last date permitted by Law and (ii) the representations contained in Section 3.21 shall survive until sixty (60) days after the expiration of the applicable statute of limitations (including extensions thereof) for any Taxing Authority to review and assess any Taxes.
(b)    All of the covenants and agreements contained in this Agreement or any certificate or other instrument delivered by or on behalf of a Party pursuant to this Agreement that are to be performed on or prior to the Closing shall survive the Closing until the date that is twelve (12) months after the Closing Date; and all of the covenants contained in this Agreement or any other certificate or other instrument delivered by or on behalf of a Party pursuant to this Agreement that, by their nature, are required to be performed after the Closing, shall survive the Closing until fully performed or fulfilled or upon expiration of their respective terms, unless and only to the extent that non-compliance with such covenants or agreements is waived in writing by the Party entitled to such performance, provided that (i) covenants and agreements contained in Section 5.10 shall survive until sixty (60) days after the expiration of the applicable statute of limitations (including extensions thereof) for any Taxing Authority to review and assess any Taxes and (ii) covenants and agreements contained in Section 1.4 of Exhibit B shall survive the Closing until fully performed or fulfilled or upon expiration of their respective terms, unless and only to the extent that noncompliance with such covenants or agreements is waived in writing by the Party entitled to such performance (the applicable date on which the representations, warranties, covenants or agreements expire pursuant to Section 7.1(a) or Section 7.1(a), respectively, each a “Survival Expiration Date”).
(c)    Notwithstanding the foregoing, any specific claim for the breach or inaccuracy of any covenant, agreement, representation or warranty in respect of which

|

indemnity may be sought under this Agreement shall survive the applicable Survival Expiration Date if notice of such claim shall have been validly delivered to the Party against whom such indemnity may be sought prior to the applicable Survival Expiration Date in accordance with Section 7.5(e). The Parties acknowledge and agree that with respect to any claim that any Party may have against any other Party that is permitted pursuant to the terms of this Agreement, the Survival Expiration Dates set forth and agreed to in this Section 7.1 shall govern when any such claim may be brought and shall replace and supersede any statute of limitations that may otherwise be applicable.
Section 7.2.    Indemnification by Seller. Subject to the provisions of this Article 7, effective at and after the Closing (except as provided in Section 7.2(d) and Section 7.2(e) below), Seller shall indemnify, defend and hold harmless Purchaser and each of Purchaser’s Affiliates, and its and their respective stockholders and Representatives (collectively, the “Purchaser Indemnitees”) from and against, and shall pay and reimburse any Purchaser Indemnitee for, any and all Damages incurred or suffered by any Purchaser Indemnitee to the extent arising from or relating to:
(a)    any inaccuracy in or breach of any representation or warranty made by Seller in this Agreement or in any certificate or other writing delivered pursuant hereto;
(b)    any breach of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement;
(c)    any Covered Taxes;
(d)    any claim brought against any Purchaser Indemnitee in the Specified Litigation or any Action relating to the Specified Litigation, provided that all such Damages indemnifiable by Seller under this Section 7.2(d) shall not be payable or reimbursable by Seller unless and until the Closing occurs (but shall include any and all Damages incurred or suffered by any Purchaser Indemnitee beginning on the date hereof); or
(e)    any reasonable fees and expenses of attorneys and other professionals incurred by any Purchaser Indemnitee, in its capacity as a non-party, with respect to any subpoena, deposition or trial testimony, in connection with the Specified Litigation or any Action relating to the Specified Litigation and solely to the extent such actions by any Purchaser Indemnitee were requested, solicited or initiated by Seller; provided that notwithstanding anything to the contrary set forth herein, Seller’s indemnification obligation and Purchaser Indemnitees’ indemnification rights with respect to this Section 7.2(e) shall be effective upon execution of this Agreement. For the avoidance of doubt, Seller’s indemnification obligation with respect to this Section 7.2(e) shall in no event include any fees or expenses of any kind incurred by any Purchaser Indemnitee, in its capacity as a non-party, with respect to any subpoena, deposition or trial testimony, in connection with the Specified Litigation or any Action relating to the Specified Litigation to the extent such actions by any Purchaser Indemnitee were requested, solicited or initiated by Millicom International Cellular S.A. or one of its Affiliates.

|

Section 7.3.    Indemnification by Purchaser. Subject to the provisions of this Article 7, effective at and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller and each of Seller’s Affiliates and its and their respective stockholders and Representatives (collectively, the “Seller Indemnitees”) against, and shall pay and reimburse any Seller Indemnitee for, any and all Damages incurred or suffered by any Seller Indemnitee to the extent arising from or relating to:
(a)    any inaccuracy in or breach of any representation or warranty made by the Purchaser in this Agreement or in any certificate or other writing delivered pursuant hereto; or
(b)    any breach of any covenant, agreement or obligation to be performed by the Purchaser pursuant to this Agreement.
Section 7.4.    Limitations and Other Matters Relating to Indemnification.
(a)    With respect to indemnification by Seller under Section 7.2(a) except in respect of breaches of the Seller Fundamental Representations or the representations contained in Section 3.21:
(i)    Seller shall not be liable for any breach of such representation or warranty of Seller attributable to a single claim or all claims arising from the same or substantially related facts, events or circumstances (x) unless and until the amount of Damages (excluding costs and expenses of the Purchaser Indemnitees incurred in connection with making such claim under this Agreement) actually incurred by the Purchaser Indemnitees for such breach exceeds $200,000 (the “Mini-Basket”) and, if such Damages do not exceed the Mini-Basket, then such Damages shall not be applied to or considered for purposes of calculating the aggregate amount of Damages under the following clause (y) (but if such Damages do exceed the Mini-Basket, then the full amount of such Damages, from the first Dollar, shall be indemnifiable to the extent they are otherwise payable in accordance with clause (y) and shall be included in the calculation of the aggregate amount of Damages under clause (y)); (y) unless the aggregate amount of Damages (excluding costs and expenses of the Purchaser Indemnitees incurred in connection with making such claim under this Agreement) actually incurred by the Purchaser Indemnitees for all such breaches exceeds one percent (1%) of the Purchase Price (the “Deductible”), and then only to the extent such aggregate Damages exceed such amount; and (z) in no event shall Seller’s aggregate liability exceed ten percent (10%) of the Purchase Price (the “Indemnification Threshold”).
(b)    With respect to indemnification by Seller under Section 7.2, except in respect of claims of Fraud against the Person committing such Fraud, Seller’s aggregate liability hereunder shall not exceed the Purchase Price.

|

(c)    With respect to indemnification by Purchaser under Section 7.3(a) except in respect of breaches of the Purchaser Fundamental Representations:
(i)    Purchaser shall not be liable for any breach of such representation or warranty of Purchaser attributable to a single claim or all claims arising from the same or substantially related facts, events or circumstances (x) unless and until the amount of Damages (excluding costs and expenses of the Seller Indemnitees incurred in connection with making such claim under this Agreement) actually incurred by the Seller Indemnitees for such breach exceeds the Mini-Basket and, if such Damages do not exceed the Mini-Basket, then such Damages shall not be applied to or considered for purposes of calculating the aggregate amount of Damages under the following clause (y); (y) unless the aggregate amount of Damages (excluding costs and expenses of the Seller Indemnitees incurred in connection with making such claim under this Agreement) actually incurred by the Seller Indemnitees for all such breaches exceeds the Deductible, and then only to the extent such aggregate Damages exceed such amount; and (z) in no event shall Purchaser’s aggregate liability exceed the Indemnification Threshold.
Section 7.5.    Procedures. Claims for indemnification under this Agreement (other than claims relating to Taxes, which shall be governed exclusively by Section 7.6) shall only be asserted and resolved as follows:
(a)    Any Purchaser Indemnitee or Seller Indemnitee claiming indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (“Third Party Claim”) in respect of any matter that is subject to indemnification under this Article 7 shall (i) promptly (but no later than twenty (20) calendar days after receiving notice of the Third Party Claim or if the legal term to provide the response is twenty (20) days or shorter, then within the first half of the legal term to provide such response) notify the other Party (the “Indemnifying Party”) of the Third Party Claim and (ii) transmit to the Indemnifying Party a written notice (a “Claim Notice”) stating the nature, basis, the amount thereof (to the extent known or estimated, which amount shall not be conclusive of the final amount of such Third Party Claim), the method of computation thereof (to the extent known or estimated), any other remedy sought thereunder, any relevant time constraints relating thereto, and, to the extent practicable, any other material details pertaining thereto, along with copies of the relevant documents evidencing such Third Party Claim and the basis for indemnification sought. Failure to notify the Indemnifying Party in accordance with this Section 7.5(a) will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent (1) the Indemnifying Party is prejudiced by the Indemnified Party’s failure to give such notice or (2) the Indemnified Party fails to notify the Indemnifying Party of such Third Party Claim in accordance with this Section 7.5(a) prior to the applicable Survival Expiration Date. The Parties will act in good faith in responding to, defending against, settling or otherwise dealing with Third Party Claims.

|

(b)    Except as provided in Section 7.5(d), an Indemnifying Party may elect at any time to assume and thereafter conduct the defense of any Third Party Claim with counsel of the Indemnifying Party’s choice and to settle or compromise any such Third Party Claim, and each Indemnified Party shall cooperate in all respects with the conduct of such defense by the Indemnifying Party (including the making of any related claims, counterclaims or cross complaints against any Person in connection with the Third Party Claim) or the settlement of such Third Party Claim by the Indemnifying Party; provided, however, that (x) prior to assuming control of such defense, the Indemnifying Party must (i) acknowledge that it would have an indemnity obligation for Damages resulting from such Third Party Claim as provided under this Article 7 and (ii) furnish the Indemnified Party with evidence that the Indemnifying Party has adequate resources to defend the Third Party Claim and fulfill its indemnity obligations hereunder and (y) the Indemnifying Party will not approve of the entry of any judgment or enter into any settlement or compromise with respect to such Third Party Claim without the Indemnified Party’s prior written approval (not to be unreasonably withheld, conditioned or delayed), unless the terms of such settlement provide for a complete release of the claims that are the subject of such Third Party Claim in favor of the Indemnified Party and do not impose any obligation or liability on the Indemnified Party (other than any obligation or liability that is de minimis in nature). If the Indemnified Party gives an Indemnifying Party notice of a Third Party Claim and the Indemnifying Party does not, within thirty (30) calendar days after such notice is given or if the legal term to provide the response is twenty (20) days or shorter, then within the first half of the legal term to provide such response, (i) give notice to the Indemnified Party of its election to assume the defense of the Third Party Claim and (ii) thereafter promptly assume such defense, then the Indemnified Party may conduct the defense of such Third Party Claim; provided, however, that the Indemnified Party will not agree to the entry of any judgment or enter into any settlement or compromise with respect to such Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed) unless the terms of such settlement provide for a complete release of the claims that are the subject of such Third Party Claim in favor of the Indemnifying Party and do not impose any obligation or liability on the Indemnified Party (other than any obligation or liability that is de minimis in nature).
(c)    The Indemnified Party or Indemnifying Party, as the case may be, that is not controlling such defense shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it; provided that in the following circumstances the Indemnifying Party shall pay the reasonable fees and expenses of such separate counsel: (x) to the extent incurred by the Indemnified Party prior to the date that the Indemnified Party assumes control of the defense of the Third Party Claim or (y) if the Indemnified Party is advised by counsel that (1) there is a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such claim or (2) there may be one or more defenses or claims available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party and that could be materially adverse to the Indemnifying Party. In the case of the foregoing clause (y), the Indemnifying Party shall keep the Indemnified

|

Party reasonably informed with respect to such Third Party Claim and cooperate with the Indemnified Party in connection therewith. If the Indemnifying Party agrees in writing not to control the defense of such Third Party Claim, the Indemnified Party may control the defense of such Third Party Claim with counsel of its choosing, and the Indemnifying Party shall be liable for the reasonable fees and expenses of such counsel to the Indemnified Party.
(d)    The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim with counsel of the Indemnifying Party’s choice if and to the extent (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) the Third Party Claim relates to or arises in connection with the Specified Litigation or any Action relating to the Specified Litigation and the Indemnified Party is advised by counsel that (1) there is a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such claim or (2) there may be one or more defenses or claims available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party and that could be materially adverse to the Indemnifying Party, (iii) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates, their respective stockholders or Representatives or (iv) in the case of a Purchaser Indemnitee, the amount of the Third Party Claim, if determined in accordance with the claimant’s demands, would reasonably be expected to result in any Damages, together with all other unresolved claims for indemnification by the Purchaser Indemnitees, that would not be available for recovery under this Article 7 (other than as a result of the application of the Mini-Basket and the Deductible). For the avoidance of doubt, with respect to any of the foregoing, the Indemnifying Party shall be liable for the reasonable fees and expenses of attorneys and other professionals of the Indemnified Party.
(e)    If any Indemnified Party becomes aware of any circumstances that may give rise to a claim for indemnification pursuant to Article 7 for any matter not involving a Third Party Claim, then such Indemnified Party shall promptly (i) notify the Indemnifying Party and (ii) deliver to the Indemnifying Party a written notice describing in reasonable detail the nature of the claim, describing in reasonable detail the basis of the Indemnified Party’s request for indemnification under this Agreement and including the Indemnified Party’s best estimate of the amount of Damages that may arise from such claim. Failure to notify the Indemnifying Party in accordance with this Section 7.5(e) will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent (A) the Indemnifying Party is prejudiced by the Indemnified Party’s failure to give such notice or (B) the Indemnified Party fails to notify the Indemnifying Party of such claim in accordance with this Section 7.5(b) prior to the applicable Survival Expiration Date.
(f)    In respect of a Third Party Claim, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its Representatives all reasonable access to the books, records, employees and properties of

|

such Indemnified Party to the extent reasonably related to the matters to which the applicable indemnification claim relates. All such access shall be granted during normal business hours and shall be granted under the conditions which shall not unreasonably interfere with the business and operations of such Indemnified Party.
Section 7.6.    Tax Claim Procedures. Notwithstanding anything to the contrary herein, claims for indemnification under this Agreement by Purchaser relating to claims for Taxes shall only be asserted and resolved as follows:
(a)    Unless Purchaser has previously received written notice from Seller of the existence of a Tax Contest, Purchaser shall give written notice to Seller of the existence of any Tax Contest relating to claims for Taxes that are or may be Seller’s responsibility under this Agreement, including any Seller Transaction Taxes, within five (5) Business Days from the receipt by Purchaser of any written notice of any such Tax Contest, but failure to give such notice shall not relieve Seller of any liability hereunder except to the extent, if any, that the rights of Seller with respect to such claim (including pursuant to Section 7.6(a)) are actually and materially prejudiced.
(b)    Seller Tax Contests.
(i)    In respect of any Tax Contest described in Section 7.6(a) and Ongoing Tax Contests, in each case relating exclusively to Pre-Closing Tax Periods (other than a Straddle Period) or Covered Taxes (a “Seller Tax Contest”), the Seller shall, within five (5) Business Days (or such shorter period as the circumstances may require) of receiving notice of such Tax Contest in accordance with Section 7.6(a), acknowledge in writing its obligation to indemnify Purchaser for the asserted liability. Subject to the other provisions of this Article 7, Seller hereby acknowledges and agrees that it is obligated to indemnify Purchaser for any Damages in respect of Pre-Closing Taxes relating to Ongoing Tax Contests described in this Section 7.6, and Purchaser shall not be required to provide notice of such Ongoing Tax Contests to Seller, in accordance with Section 7.6(a); provided, however, that Purchaser shall be required to provide notice to Seller within five (5) Business Days (or such shorter period as the circumstances may require) of receiving any notice in respect of any Tax Contest (including any Ongoing Tax Contest) which conduct is controlled by the Seller pursuant to this Section 7.6(b).
(ii)    To the extent Purchaser or the Group Company is required to pay any Taxes to the applicable Taxing Authority related to any Seller Tax Contest, Seller shall either: (i) pay to Purchaser the full amount of the asserted liability (the “Seller Tax Payment”) at least five (5) Business Days prior to the due date of such payment; or (ii) in the event that such Seller Tax Contest cannot be resolved or settled before such payment is due and payable to the relevant Taxing Authority, to the extent permitted by applicable Law, apply (at the Seller’s expense) for a deferred payment date, or obtain a suspension of the payment obligation. If such a deferral or suspension is granted, Seller’s obligation to pay

|

the Taxing Authority or Purchaser under this Section 7.6(b) will be deferred until at least five (5) Business Days prior to the date the amounts subject to the Seller Tax Contest are due and payable taking into account any such suspension or deferred payment date, on which date Seller shall pay to Purchaser the Seller Tax Payment (as the same may have been modified by the applicable Taxing Authority). Upon the receipt of any Seller Tax Payment, Purchaser shall pay, and shall cause the Group Company to pay, to the applicable Taxing Authorities the amount of the asserted liability subject to the Tax Contest within the applicable deadline to make the payment of such asserted liability, in accordance with applicable Law.
(iii)    Subject to this Section 7.6(b), Seller shall (at its own cost and expense) have the right to control any Seller Tax Contest, employ reputable counsel of its choice and control the conduct of such Seller Tax Contest; provided however, that Seller shall notify Purchaser in writing of its intent to exercise such rights within five (5) Business Days of its receipt of written notice from Purchaser under Section 7.6(b) and, If Seller fails to do so or otherwise waives such rights, Purchaser shall control such Seller Tax Contest. Seller shall have the right to settle or dispose of any such Tax Contest; provided, however, that Seller shall consult with Purchaser regarding any such Seller Tax Contest and shall allow Purchaser to participate in any such Tax Contest (at its own cost and expense) and provided, further, that no settlement shall be agreed to without Purchaser’s prior written consent (not to be unreasonably withheld, conditioned or delayed) unless the terms of such settlement (i) provide for the Seller’s full responsibility for the payment of any amounts due with respect to such Tax Contest; (ii) do not subject the Purchaser, the Group Company or any of their respective Affiliates, officers or directors to any injunctive relief or provide for any other non-monetary remedy; (iii) do not include a statement or admission of fault, culpability or failure to act by or on behalf of any Purchaser or the Group Company; (iv) provide for a complete, immediate and unconditional release of the claims that are the subject of such Tax Contest, and any future claims, in favor of the Purchaser or the Group Company (as applicable); and (v) would not reasonably be expected to adversely affect Purchaser, any Group Company or any of their Affiliates in any PostClosing Tax Period.
(iv)    Subject to the provisions of Article 7, upon final resolution of such Seller Tax Contest, Purchaser shall pay or cause to be paid the amount finally determined to be due to the applicable Taxing Authority, to the extent not already paid to such Taxing Authority; provided, however, that (a) if any amounts have been already paid to the relevant Taxing Authority from any Seller Tax Payment and such payment exceeds the amount finally determined to be due upon the final resolution of such Seller Tax Contest, Purchaser shall pay such excess (including any interest accrued or accruing on such excess) to Seller within five (5) Business Days of receiving the relevant payment from the relevant Taxing Authority; and (b) if the amount finally determined to be due to the relevant

|

Taxing Authority upon the final resolution of a Seller Tax Contest exceeds the amounts already paid to the relevant Taxing Authority from any Seller Tax Payment, Seller shall pay to Purchaser such excess (including any interest accrued or accruing on such excess) at least five (5) Business Days prior to the due date of such payment.
(c)    Purchaser shall control any Tax Contest relating to a Straddle Period or with respect to which Seller fails to provide the notice required by, or otherwise waives its right to control any Tax Contest pursuant to, Section 7.6(b)(iii). If such Tax Contest relates to Taxes for which Seller may be required to indemnify Purchaser pursuant to this Agreement, Purchaser shall allow Seller to participate in any such Tax Contest (at its own cost and expense) and shall not agree on any settlement or other disposition of the Tax Contest without the prior written consent of the Seller, which shall not be unreasonably withheld, conditioned or delayed.
(d)    Purchaser shall have the right to control and settle, in its sole discretion, the conduct of any Tax Contest that is not covered by Section 7.6(b) or Section 7.6(c).
(e)    For the avoidance of doubt, the provisions of this Section 7.6 will apply mutatis mutandis with respect to any Seller Tax Contest vis-à-vis any Person (other than a Group Company) relating to Pre-Closing Taxes imposed on or payable by a Group Company as a transferee or successor. Purchaser and the Group Companies shall cooperate so that Seller can properly conduct such Seller Tax Contest and claim the reimbursement, from the relevant Person, of any Taxes imposed on or payable by a Group Company which Seller may be required to indemnify Purchaser pursuant to this Agreement. In the event that any of the Group Companies obtains a reimbursement from the relevant Person of any Taxes referred to in the preceding sentence, the Purchaser shall cause the Group Companies to pay the amounts received to Seller within five (5) Business Days of receiving the relevant payment from the relevant Person, to the extent of the amount of taxes of that Person in respect of which Seller has indemnified Purchaser pursuant to this Agreement.
Section 7.7.    Calculation of Damages. Notwithstanding anything to the contrary herein:
(a)    no Purchaser Indemnitee shall be entitled to indemnification to the extent such Damages were specifically reserved for or included in the final determination of Net Working Capital, Closing Date Indebtedness or the Audited Financial Statements;
(b)    no Purchaser Indemnitee shall be entitled to indemnification for Damages with respect to (1) Taxes that arise from any breach of a covenant or agreement made or to be performed by Purchaser or its Subsidiaries (including, from and after the Closing, the Group Companies) pursuant to this Agreement; (2) the amount of any net operating loss, Tax basis, Tax credit or other Tax attribute (or the loss, unavailability or reduction thereof) or (3) any Transfer Taxes, except as provided in Section 5.10(c);

|

(c)    the amount of any Damages that are subject to indemnification, payment or reimbursement under this Article 7 shall be reduced by an amount equal to any Tax refund, credit, offset or other similar benefit (a “Tax Benefit”) actually realized as a result of such Damages by the Indemnified Party. The Indemnified Party shall be deemed to have “actually received” a Tax Benefit to the extent that the amount of Taxes actually paid by the Indemnified Party or any of its Affiliates in the taxable period in which Damages occur is reduced below the amount of Taxes that such Persons would have been required to pay but for the Tax Benefit;
(d)    (i) each Indemnified Party shall use its commercially reasonable efforts to mitigate any Damages for which it is entitled to indemnification pursuant to this Article 7 and (ii) the Indemnifying Party shall have the right, but not the obligation, and shall be afforded the opportunity by the Indemnified Party to the extent reasonably possible, to take all available steps to minimize Damages for which the Indemnified Party is entitled to indemnification before such Damages actually are incurred by the Indemnified Party; provided, however, that in each case, no party shall be required to make such efforts if they would be detrimental in any material respect to such party;
(e)    the amount of any Damages for which an Indemnified Party claims indemnification under this Agreement shall be reduced by (i) any available insurance proceeds with respect to such Damages (net of any expenses or costs of collection incurred by such Indemnified Party in recovering such amounts, including any increases in premiums under any insurance policies where such increase directly resulted from any such insurance payments), and (ii) all other amounts recovered from a third party pursuant to indemnification or otherwise in respect of such Damages, in each case, net of out-of-pocket costs and expenses reasonably incurred by such Indemnified Party; provided that if an Indemnified Party recovers an amount from a third party in respect of Damages that are the subject of indemnification hereunder after all or a portion of such Damages have been paid by an Indemnifying Party pursuant to this Article 7, then the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (A) (1) the amount paid by the Indemnifying Party in respect of such Damages plus (2) the amount received by the Indemnified Party in respect thereof (net of out-of-pocket costs and expenses reasonably incurred in obtaining such recovery) over (B) the full amount of the Damages; for the avoidance of doubt, such remitted amount shall not be in excess of the applicable indemnification payment;
(f)    in the event an Indemnified Party shall recover Damages in respect of a claim of indemnification under this Article 7, no other Indemnified Party shall be entitled to recover the same Damages in respect of a claim for indemnification;
(g)    no Party shall be liable for any Damages to the extent that such claim arises or the amount of Damages is increased (and if increased, only to the extent of such increase) as a result of any change in the accounting policies or practices of, or applicable to, the Company or the Company Subsidiary introduced or having effect on or after the

|

Closing Date; provided such change was not required to comply with any Law or Order or the standards of IFRS;
(h)    no Party shall be liable for any Damages to the extent that the amount of such Damages has been increased (and if increased, only to the extent of such increase) as a result of statutory Law promulgated after the Closing Date;
(i)    no Party will be entitled to recover damages in respect of any claim under this Agreement or otherwise obtain indemnification more than once in respect of the same losses suffered. In the event that any circumstance gives rise to more than one right of claim or constitutes a breach of more than one representation, warranty, covenant or agreement hereunder, the relevant party shall be entitled to be indemnified or make recovery only once in respect of any such circumstance; and
(j)    For the purposes of calculating the amount of Damages related to any breach of representation or warranty, for the purposes of Section 7.2(a), any qualification as to materiality, “Material Adverse Effect” or any other similar qualification or standard (including the monetary thresholds contained in Section 3.13(a), Section 3.14, Section 3.16(b), Section 3.17(d) and Section 3.22(b)) contained in Article 3 of this Agreement shall be disregarded.
Section 7.8.    Indemnification Sole and Exclusive Remedy. Except with respect to claims based on actual Fraud solely in respect of any representation or warranty expressly given in this Agreement, following the Closing, indemnification pursuant to this Article 7 will be the sole and exclusive remedy of the Parties and any Person claiming by or through any party (including the Indemnified Parties) related to or arising from any breach of any representation, warranty, covenant or agreement contained in, or otherwise pursuant to, this Agreement and neither Purchaser nor Seller will have any other rights or remedies in connection with any breach of this Agreement or any other liability arising out of the negotiation, entry into or consummation of the transactions contemplated by this Agreement, whether based on contract, tort, strict liability, other Laws or otherwise. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth in this Article 7. Purchaser and Seller acknowledge and agree that, except in the case of Fraud solely in respect of any representation or warranty expressly given in this Agreement:
(a)    the Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement and hereby waive any statutory and common law remedies, with respect to matters relating to the transactions contemplated by this Agreement;
(b)    the provisions of and the limited remedies provided in this Article 7 were specifically bargained for between the Parties and were taken into account by the Parties in arriving at the Purchase Price;

|

(c)    after the Closing, no Party or its Affiliates may seek the rescission of the transactions contemplated by this Agreement; and
(d)    the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and the Parties specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary purchaser and an ordinary seller in an arm’s-length transaction.
For the avoidance of doubt, any adjustments made to the Purchase Price pursuant to Section 2.7 shall not be considered “remedies” for purposes of this Section 7.8 and shall not be limited by the terms of this Section 7.8.
ARTICLE 8
Termination; Expenses
Section 8.1.    Termination. This Agreement may be terminated and the transactions contemplated hereby may be terminated and abandoned at any time prior to the Closing:
(a)    by the mutual written consent of Seller and Purchaser;
(b)    by either Seller or Purchaser, if the Closing has not occurred on or before January 30, 2022 or such other date that Seller and Purchaser may agree upon in writing (the “End Date”); provided that the End Date may be extended by either Party by a period of six (6) months upon delivery of a written notice to the other Party at least five (5) Business Days prior to the expiration of the End Date, with only one such extension permitted. For the avoidance of doubt, the right of any the Party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to such Party if the failure to consummate the Closing by the End Date arises out of, or results from, any breach by such Party of any representation, warranty, covenant or obligation of such Party contained in this Agreement;
(c)    by either Purchaser or Seller, if (1) there shall be any Law enacted, promulgated or issued by any Governmental Authority that makes consummation of the Closing illegal or otherwise prohibited or (2) any Governmental Authority shall have issued an Order permanently enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used the efforts required by Section 5.4 and Section 5.8 to contest and remove such Law or Order;
(d)    by Seller, if Purchaser is in breach of any of its representations or warranties contained in this Agreement or breaches or fails to perform any of its covenants or agreements contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to Seller’s obligations to consummate the

|

transactions contemplated hereby set forth in Section 6.2 of this Agreement not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to Purchaser by Seller, cannot be cured or has not been cured within forty five (45) Business Days after receipt of such written notice; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to Seller if Seller is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement; and
(e)    by Purchaser, if Seller is in breach of any of its representations or warranties contained in this Agreement or breaches or fails to perform any of its covenants or agreements contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to Purchaser’s obligation to consummate the transactions contemplated hereby set forth in Section 6.3 of this Agreement not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to Seller by Purchaser, cannot be cured or has not been cured within forty five (45) Business Days after receipt of such written notice; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to Purchaser if Purchaser is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement.
Section 8.2.    Effect of Termination; Procedure.
(a)    Except as set forth in this Section 8.2, if this Agreement is terminated pursuant to Section 8.1 this Agreement shall become void and of no effect with no liability (other than in the case of willful and intentional breach) or further obligation on the part of any Party hereto or any of its Related Parties, except that this Section 8.2, Section 5.2(b), Section 5.2(c), Section 5.6, Section 8.3 and Article 9 shall survive the termination hereof.
(b)    In the event this Agreement is terminated pursuant to Section 8.1:
(i)    all confidential information received by Purchaser or any of its Representatives with respect to the Business of any of the Group Companies or of their respective Affiliates shall be returned or destroyed and, if such confidential information cannot be returned or destroyed, shall be treated in accordance with any applicable provisions of the Confidentiality Agreement; and
(ii)    all filings, applications and other submissions made to any Person, including any Governmental Authority, in connection with the transactions contemplated by this Agreement shall, to the extent practicable and not legally prohibited, be withdrawn from such Person.
Section 8.3.    Fees and Expenses. Other than as expressly provided in this Agreement, including as specifically set forth in Section 5.4 and this Section 8.3, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses, whether

|

or not the transactions contemplated by this Agreement are consummated; provided, however, that, if the Closing occurs, the Group Companies may pay such fees, costs and expenses of Purchaser (it being understood and acknowledged that such fees, costs and expenses shall not be considered, or included as, Company Transaction Expenses or in the calculation of Net Working Capital or Cash).
ARTICLE 9
Miscellaneous
Section 9.1.    Amendments; No Waivers.
(a)    Any provision of this Agreement (including the Disclosure Schedule and the Exhibits hereto) may be amended or waived prior to the Closing Date, if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Seller and Purchaser, or in the case of a waiver, by the Party against whom the waiver is to be effective.
(b)    No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law or in equity.
Section 9.2.    Notices. All notices, consents, requests, demands or other communications required or permitted hereunder shall be: (a) in writing; (b) sent by messenger, certified or registered U.S. mail, a reliable overnight delivery service or e-mail, charges prepaid as applicable, to the appropriate address(es) set forth below; and (c) deemed to have been given on the date of delivery to the addressee (or, if the date of delivery is not a Business Day, on the first Business Day after the date of delivery), as evidenced by: (i) a receipt executed by the addressee (or a responsible Person in his or her office), the records of the Person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, U.S. mail or express delivery service; or (ii) confirmation of transmission or receipt generated by the sender’s facsimile machine or computer showing that such communication was sent to the appropriate facsimile number or e-mail address on a specified date, if sent by facsimile or e-mail. All such communications shall be sent to the following addresses, or to such other addresses as any Party may inform the others by giving five (5) Business Days’ prior written notice pursuant to this Section 9.2:
(d)    if to Purchaser or, following the Closing, to the Group Companies, to:
Liberty Latin America Ltd.
1550 Wewatta Street, Suite 710
Denver, CO 80202
Attention: [Separately provided]
Email: [Separately provided]

|

with a copy (which shall not constitute notice) to:
Baker Botts L.L.P.
30 Rockefeller Plaza, FL 43
New York, New York 10112
Attention: [Separately provided]
Facsimile: [Separately provided]
Email: [Separately provided]
(e)    if to Seller or, prior to the Closing, to the Group Companies, to:
Telefónica, S.A.
Ronda de la Comunicación, s/n
28050 Madrid, Spain
Attention: [Separately provided]
with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attention: [Separately provided]
Facsimile: [Separately provided]
Email: [Separately provided]
Section 9.3.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party may assign, delegate or otherwise transfer any of its rights or obligations pursuant to this Agreement without the prior written consent of the other Party, except that Purchaser may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time, including but not limited to those Affiliates set forth in Section 9.3 of the Disclosure Schedule; provided that no such transfer or assignment shall relieve Purchaser of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto to Purchaser.
Section 9.4.    Governing Law. This Agreement, and any and all claims arising directly or indirectly out of or concerning this Agreement (whether based in contract, tort or otherwise) shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York (without regard to the principles of conflicts of Laws that would apply the Laws of any other jurisdiction).
Section 9.5.    Jurisdiction, Service of Process and Waiver of Jury Trial. With respect to any dispute, claim or controversy resulting from, relating to or arising out of this Agreement, or the breach, termination or validity thereof, each of the Parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the United States

|

District Court for the Southern District of New York located in New York County, New York, or, if such court does not have jurisdiction, the New York state court sitting in the Borough of Manhattan, New York City. In any such action, each of the Parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise (a) any claim that it is not subject to the jurisdiction of the above courts, (b) that its property is exempt or immune from attachment or execution in any such action in the above-named courts, (c) that such action is brought in an inconvenient forum, (d) that the venue of such action is improper, (e) that such action should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such courts. Each of the Parties hereto hereby agrees not to commence any such action other than before one of the above-named courts. Each of the Parties hereto also hereby agrees that any final and unappealable judgment against a party in connection with any such action shall be conclusive and binding on such party and that such judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States, as well as any court where a party or its assets are located. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. With respect to any action for which it has submitted to jurisdiction pursuant to this Section 9.5, each Party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to Section 9.2. Nothing in this Section 9.5 shall affect the right of any party to serve process in any other manner permitted by Law. The foregoing consent to jurisdiction shall not (i) constitute submission to jurisdiction or general consent to service of process in the State of New York for any purpose except with respect to any dispute, controversy or claim resulting from, relating to or arising out of this Agreement, or the breach, termination or validity thereof, or (ii) be deemed to confer rights on any Person other than the respective parties to this Agreement. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS.
Section 9.6.    Counterparts; Effectiveness. This Agreement may be executed (i) outside of Costa Rica and (ii) in two or more counterparts (which may be delivered by facsimile or other electronic transmission, except that such electronic exchange shall not originate from Costa Rica), each of which together shall be deemed an original, and all of

|

which together shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
Section 9.7.    Entire Agreement. This Agreement (including the Disclosure Schedule and the Exhibits, schedules, and annexes hereto and thereto), the other Transaction Agreements and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede, cancel and annul all prior agreements, negotiations, correspondence, undertakings, understandings, statements, representations, discussions and any other communications of the Parties, whether oral or written, with respect to the subject matter hereof and thereof.
Section 9.8.    Third-Party Beneficiaries. Except as set forth in Section 5.15, this Agreement is for the sole benefit of the Parties and their successors and permitted assigns, and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such successors and permitted assigns, any legal or equitable rights hereunder.
Section 9.9.    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible and in a manner so as to as closely as possible provide the parties with the intended benefits, net of the intended burdens, set forth in any such invalid, void or unenforceable provision.
Section 9.10.    Specific Performance. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, shall occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated hereby) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, including the provisions of Section 5.2(c) and Section 5.19, in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it

|

shall not oppose the granting of an injunction, specific performance and/or other equitable relief on any basis, including the basis that any other Party has an adequate remedy at Law or that any award of an injunction, specific performance and/or other equitable relief is not an appropriate remedy for any reason at Law or in equity. Any Party seeking: (i) an injunction or injunctions to prevent breaches of this Agreement; (ii) to enforce specifically the terms and provisions of this Agreement; and/or (iii) other equitable relief, shall not be required to show proof of actual damages or to provide any bond or other security in connection with any such remedy. The equitable remedies described in this Section 9.10 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties to this Agreement may elect to pursue.
Section 9.11.    No Setoff. Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its Affiliates) that it and its Affiliates shall have no right hereunder or pursuant to applicable Law to, and shall not, offset any amounts due and owing (or that becomes due and owing) pursuant to this Agreement to any other Party hereto or thereto or such Party’s Affiliates against any amounts due and owing to such other Party or such other Party’s Affiliates pursuant to this Agreement or any other Contract.
Section 9.12.    Release. As of the Closing (but only if the Closing actually occurs), (a) each of Purchaser and its Subsidiaries (including, as of immediately following the Closing, the Group Companies) (each, a “Releasing Purchaser Person”), hereby releases and forever discharges Seller and each of its Affiliates, successors, assigns, former, current or future direct or indirect stockholders, equity holders, controlling persons, portfolio companies, directors, officers, employees, incorporators, managers, members, trustees, general or limited partners, agents, attorneys or other Representatives (in each case, solely in their capacities as such) (each, a “Released Seller Person”) from all debts, demands, causes of action, suits, covenants, torts, damages and any and all claims, defenses, offsets, judgments, demands and liabilities whatsoever, of every name and nature, both at law and in equity, known or unknown, accrued or unaccrued, that have been or could have been asserted against any Released Seller Person, that any Releasing Purchaser Person has or ever had, that arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters relating to the Group Companies, and (b) each of Seller and its Subsidiaries (each, a “Releasing Seller Person”), hereby releases and forever discharges Purchaser and each of its Affiliates (including, as of immediately following the Closing, the Group Companies), successors, assigns, former, current or future direct or indirect stockholders, equity holders, controlling persons, portfolio companies, directors, officers, employees, incorporators, managers, members, trustees, general or limited partners, agents, attorneys or other Representatives (in each case, solely in their capacities as such) (each, a “Released Purchaser Person”) from all debts, demands, causes of action, suits, covenants, torts, damages and any and all claims, defenses, offsets, judgments, demands and liabilities whatsoever, of every name and nature, both at law and in equity, known or unknown, accrued or unaccrued, that have been or could have been asserted against any Released Purchaser Person, that any

|

Releasing Seller Person has or ever had, that arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters relating to the Group Companies; provided, however, that the Parties acknowledge and agree that this Section 9.12 does not apply to and shall not constitute a release of any rights or obligations to the extent arising under (i) this Agreement, any other Transaction Agreement or any certificate or other instrument delivered by or on behalf of either Party pursuant to this Agreement and (ii) any of the agreements set forth in Section 9.12 of the Disclosure Schedule.
Section 9.13.    Disclosure Schedule. The disclosures in the Disclosure Schedule are to be taken as relating to the other representations and warranties of Seller and the Company to the extent the applicability of such disclosure is reasonably apparent on its face, notwithstanding the fact that the Disclosure Schedule is arranged by sections corresponding to the sections in this Agreement or that a particular section of this Agreement makes reference to a specific section of the Disclosure Schedule and notwithstanding that a particular representation and warranty may not make a reference to a section of the Disclosure Schedule. The inclusion of information in the Disclosure Schedule shall not be construed as, and shall not constitute, an admission or agreement that a violation, right of termination, default, liability or other obligation of any kind exists with respect to any item, nor shall it be construed as or constitute an admission or agreement that such information is material to any of Seller or the Group Companies. In addition, matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement. Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business, and no Person shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not in the Ordinary Course of Business for purposes of this Agreement.
Section 9.14.    Construction.
(a)    The headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. The contents of the Disclosure Schedule and

|

each of the Exhibits, schedules and annexes attached hereto and thereto form an integral part of this Agreement and any reference to “this Agreement” will be deemed to include the Disclosure Schedule and each such Exhibit, schedule and annex. As used in this Agreement: (i) the term “including” means “including, without limitation;” (ii) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires; (iii) the words “hereof,” “herein,” and “herewith” and words of similar import shall, unless the context otherwise requires, refer to this Agreement as a whole (including the Disclosure Schedule and the Exhibits, schedules and annexes hereto and thereto) and not to any particular provision of this Agreement, and all references to the preamble, recitals, Sections, Articles, Exhibits or Disclosure Schedule are to the preamble, recitals, Sections, Articles, Exhibits or Disclosure Schedule of, or to, this Agreement; (iv) the word “or” shall not be exclusive; (v) the words “date hereof” shall mean the date of this Agreement as identified above; (vi) all references to “$” or “Dollars” shall refer to U.S. dollars, unless otherwise specified, and all references to “U.S.” are to the United States of America; (vii) any reference to any federal, state, local statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder and amendments thereto; (viii) when calculating the number of days before which, within which or following which, any act is to be done or step is to be taken pursuant to this Agreement, the date from which such period is to be calculated shall be excluded from such count; provided, however, that, if the last calendar day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day; (ix) the measure of a period of one (1) month or year for the purposes of this Agreement shall be the date of the following month or year corresponding to the starting date; provided, however, that, if no corresponding date exists, then the end date of such period being measured shall be the next actual date of the following month or year (for example, one (1) month following February 18 is March 18 and one (1) month following March 31 is May 1); provided further, that, if the last calendar day of such period is a non-Business Day, then the period in question shall end on the next succeeding Business Day; and (x) for the purposes of this Agreement, references to the term “delivered by Seller,” “delivered by the Company,” “delivered to Purchaser,” “furnished to Purchaser,” “made available to Purchaser” or similar expressions shall mean that Seller or the Company has: (A) posted such materials to the VDR, in a manner that enables viewing of such materials by Purchaser or its Representatives no later than 12:00 p.m. Eastern time on the calendar day immediately prior to the date of this Agreement; or (B) set forth a copy of such materials in the Disclosure Schedule.
(b)    The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
Section 9.15.    Currency Matters.

|

(a)    All amounts payable under this Agreement (including all amounts set forth in the Pre-Closing Statement and Post-Closing Statement), regardless of the currency in which such amount was made or is denominated, shall be paid in Dollars.
(b)    Conversion of foreign currency to Dollars shall be made by applying the rate (the “Applicable Exchange Rate”) published by the National Bank of Costa Rica (Banco Nacional de Costa Rica) on the date of determination or, if such publication is not available, such other publication agreed by the Parties. For purposes of the calculation of the Final Purchase Price, the calculation of Indebtedness, Cash and Net Working Capital shall be made in local currency and converted into Dollars at the Applicable Exchange Rate as of the Month End Date or if not a Business Day, the Applicable Exchange Rate of the Business Day immediately before the Month End Date. For purposes of the threshold in the covenants the date of determination for the Applicable Exchange Rate shall be the date hereof and for purposes of indemnification the Applicable Exchange Rate shall be the Applicable Exchange Rate at 11:59 P.M. Eastern time of the Business Day immediately preceding the day on which an applicable amount is paid, offset or applied in any manner; provided that for purposes of the thresholds set forth in Section 5.1(b)(x) the Applicable Exchange Rate shall be calculated by taking the average of the Applicable Exchange Rate on the last day of each calendar month included in the relevant measuring period.
Section 9.16.    Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of the Parties and each of their respective Affiliates hereby: (i) agrees that all actions (whether in law or in equity and whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement or any of the transactions contemplated hereby involving the Financing Source Related Parties shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such action to the exclusive jurisdiction of such court, and such Action shall be governed by the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws, (ii) agrees not to bring or support or permit any of its controlled Affiliates to bring or support any action (whether in law or in equity and whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement or any of the transactions contemplated hereby or thereby or the performance of any services thereunder against any Financing Source Related Party in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iii) irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action in any such court, (iv) irrevocably and unconditionally waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury in any action brought against the Financing Sources directly or indirectly arising out of, under or in connection with this Agreement or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (vi) agrees that none of the Financing Source Related Parties will have any liability to the Seller, each of the Group Company or any of its respective Subsidiaries or

|

any of their respective controlled Affiliates or Representatives (in each case, other than Purchaser and its Subsidiaries) relating to or arising out of this Agreement or any of the transactions contemplated hereby or thereby or the performance of any services thereunder (whether in law or in equity and whether in tort, contract or otherwise) (provided, that, notwithstanding the foregoing, nothing herein shall affect the rights of the Group Company against the Financing Source Related Parties with respect any of the transactions contemplated thereby or any services thereunder following the Closing) and (vi) agrees that the Financing Source Related Parties are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 9.16.
[Signature page follows]

|

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed by its authorized signatory as of the date first written above.
In Madrid, Spain:

SELLER TELEFÓNICA, S.A.
By:	/s/ Juan Azcue Vich
Name: Juan Azcue Vich
Title: Group Head of Corporate Development

In Denver, Colorado:

PURCHASER LIBERTY LATIN AMERICA LTD.
By:	/s/ John M. Winter
Name: John M. Winter
Title: Senior Vice President

[Signature Page to Share Purchase Agreement]

|||